UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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INC RESEARCH HOLDINGS, INC.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Notice of 2016 Annual Meeting and

Proxy Statement

3201 Beechleaf Court, Suite 600

Raleigh, North Carolina 27604

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 24, 2016

To the Stockholders of INC Research Holdings, Inc.:

Notice is hereby given that the Annual Meeting of Stockholders of INC Research Holdings, Inc. (the “Company”) will be held on May 24, 2016 at The Washington Duke Inn, 3001 Cameron Boulevard, Durham, NC 27705 at 8:00 a.m. EDT. The meeting is called for the following purposes:

1.	To elect the three Class II directors named in the Proxy Statement for a term expiring at the 2019 annual meeting of stockholders or until their successors have been elected and qualified;

2.	To hold an advisory (nonbinding) vote on executive compensation;

3.	To hold an advisory (nonbinding) vote on the frequency of future stockholder advisory votes on executive compensation;

4.	To approve the INC Research Holdings, Inc. 2016 Employee Stock Purchase Plan;

5.	To approve the INC Research Holdings, Inc. 2014 Equity Incentive Plan, as Amended and Restated, including to increase the number of shares authorized for issuance and approve material terms under Code Section 162(m); and

6.	To consider and take action upon such other matters as may properly come before the meeting or any adjournment or postponements thereof.

These matters are more fully described in the Proxy Statement accompanying this Notice.

If you were a stockholder of record of INC Research Class A common stock (“common stock”), as of the close of business on March 31, 2016, you are entitled to receive this Notice and vote at the Annual Meeting of Stockholders and any adjournments or postponements thereof, provided that the board of directors (the “Board”), may fix a new record date for an adjourned meeting. Our stock transfer books will not be closed. A list of the stockholders entitled to vote at the meeting may be examined at our principal executive offices in Raleigh, North Carolina during ordinary business hours in the 10-day period preceding the meeting for any purposes related to the meeting.

We are pleased to take advantage of the U.S. Securities and Exchange Commission (the “SEC”) rules that allow us to furnish these proxy materials (including an electronic Proxy Card for the meeting) and our 2015 Annual Report (including our 2015 Annual Report on Form 10-K) to stockholders via the Internet. On or about April 14, 2016, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and 2015 Annual Report to Stockholders and how to vote. We believe that posting these materials on the Internet enables us to provide stockholders with the information they need to vote more quickly, while lowering the cost and reducing the environmental impact of printing and delivering annual meeting materials.

You are cordially invited to attend the meeting. Whether or not you expect to attend, the Board respectfully requests that you vote your stock in the manner described in the Proxy Statement. You may revoke your proxy in the manner described in the Proxy Statement at any time before it has been voted at the meeting.

By Order of the Board of Directors of INC Research Holdings, Inc.,

/s/ James T. Ogle
James T. Ogle Chairman of the Board Raleigh, North Carolina Dated: April 14, 2016

INC RESEARCH HOLDINGS, INC.

Proxy Statement

for the

Annual Meeting of Stockholders

To Be Held May 24, 2016

Page

Information Concerning Solicitation and Voting	ii
PROPOSAL ONE - ELECTION OF DIRECTORS	1
Corporate Governance Matters	6
Audit Committee Report	12
Security Ownership of Certain Beneficial Owners and Management	15
Section 16(a) Beneficial Ownership Reporting Compliance	17
Executive Compensation and Other Matters	18
Compensation Discussion and Analysis	19
PROPOSAL TWO - ADVISORY (NONBINDING) VOTE ON EXECUTIVE COMPENSATION	40
PROPOSAL THREE - ADVISORY (NONBINDING) VOTE ON THE FREQUENCY OF FUTURE STOCKHOLDERS ADVISORY VOTES ON EXECUTIVE COMPENSATION	41
PROPOSAL FOUR - APPROVAL OF THE 2016 EMPLOYEE STOCK PURCHASE PLAN	42
PROPOSAL FIVE - APPROVAL OF THE 2014 EQUITY INCENTIVE PLAN, AS AMENDED AND RESTATED, INCLUDING TO INCREASE THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE AND APPROVE MATERIAL TERMS UNDER CODE SECTION 162(M)	47
Director Compensation for Fiscal Year 2015	62
Compensation Committee Interlocks and Insider Participation	63
Transactions with Related Persons	63
Stockholder Proposals	65
Delivery of Documents to Stockholders Sharing an Address	65
Annual Report on Form 10-K	65
Other Matters	66

i

INC RESEARCH HOLDINGS, INC.

PROXY STATEMENT

2016 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 24, 2016

Information Concerning Solicitation and Voting

This Proxy Statement is furnished to the holders of our common stock in connection with the solicitation of proxies on behalf of the Board for use at the Annual Meeting of Stockholders to be held on May 24, 2016 at 8:00 a.m. EDT at The Washington Duke Inn, 3001 Cameron Boulevard, Durham, NC 27705 for use at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders.

In accordance with the rules of the SEC, instead of mailing a printed copy of our proxy materials to each stockholder of record, we are furnishing the Notice, this Proxy Statement, our 2015 Annual Report to Stockholders, including financial statements, and a Proxy Card for the meeting, by providing access to them on the Internet to save printing costs and benefit the environment. These materials were first available on the Internet on April 14, 2016 and are available for viewing, printing and downloading at www.proxyvote.com. All materials will remain posted on www.proxyvote.com at least until the conclusion of the meeting. The Notice, Proxy Statement, 2015 Annual Report to Stockholders and Annual Report on Form 10-K for the fiscal year ended December 31, 2015 are also available, free of charge, in PDF and HTML format under Investor Relations – Financial Information & SEC Filings – SEC Filings section of our website at www.incresearch.com.

We mailed a Notice of Internet Availability of Proxy Materials on or about April 14, 2016 to our stockholders of record as of March 31, 2016, the record date for the meeting. The Notice of Internet Availability of Proxy Materials and this Proxy Statement contain instructions for accessing and reviewing our proxy materials on the Internet and for voting by proxy over the Internet. Only stockholders of record at the close of business on March 31, 2016 are entitled to notice of and to vote at the meeting. You will need to obtain your own Internet access if you choose to access the proxy materials and/or vote over the Internet. If you prefer to receive printed copies of our proxy materials, the Notice of Internet Availability of Proxy Materials contains instructions on how to request the materials by mail. You will not receive printed copies of the proxy materials unless you request them. If you elect to receive the materials by mail, you may also vote by proxy on the Proxy Card or Voter Instruction Card that you will receive in response to your request.

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, a stockholder of record. As a stockholder of record, you may vote by proxy in any one of the following ways:

●	Via the Internet by accessing the proxy materials on the secured website www.proxyvote.com and following the voting instructions on that website;
●	Via telephone by calling toll free 1-800-690-6903 and following the recorded instructions; or
●	By requesting that printed copies of the proxy materials be mailed to you pursuant to the instructions provided in the Notice of Internet Availability and completing, dating, signing and returning the Proxy Card that you receive in response to your request.

The Internet and telephone voting procedures are designed to authenticate stockholders’ identities by use of a control number to allow stockholders to vote their shares and to confirm that stockholders’ instructions have been properly recorded. Voting via the Internet or telephone must be completed by 11:59 p.m. EDT on May 23, 2016. Of course, if you are a record holder you can always come to the meeting and vote your shares in person. You will need to present a form of personal photo identification in order to be admitted to the meeting. If you submit

ii

or return a Proxy Card without giving specific voting instructions, your shares will be voted as recommended by the Board, as permitted by law.

If your shares are held in a brokerage account or by another nominee or trustee, you are considered the beneficial owner of shares held in street name. In that case, the Notice of Internet Availability of Proxy Materials or proxy materials have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As a beneficial owner, you should direct your broker, bank or other holder of record on how to vote your shares by using the voting instructions included in the Notice of Internet Availability or proxy materials. You are also invited to attend the meeting in person. Because a beneficial owner is not the stockholder of record, you may not vote your shares in person at the meeting unless you obtain a “legal proxy” from the broker, nominee or trustee that holds your shares, giving you the right to vote the shares at the meeting.

Whether you are a stockholder of record or beneficial owner of shares, you can revoke your proxy before your shares are voted at the meeting. If you are a stockholder of record, you may:

●	File a written notice of revocation bearing a later date than the proxy with our Corporate Secretary at 3201 Beechleaf Court, Suite 600, Raleigh, North Carolina 27604 before the meeting;
●	Duly execute a later-dated proxy relating to the same shares and deliver it to our Corporate Secretary at 3201 Beechleaf Court, Suite 600, Raleigh, North Carolina 27604 before the meeting;
●	Attend the meeting and vote in person (although attendance at the meeting will not in and of itself constitute a revocation of a proxy); or
●	If you voted by telephone or via the Internet, vote again by the same means prior to 11:59 p.m. EDT on May 23, 2016 (your latest telephone or Internet vote, as applicable, will be counted and all earlier votes will be disregarded).

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other holder of record. You may also vote in person at the meeting by obtaining a legal proxy from them as previously described.

Each holder of our common stock is entitled to one vote for each share held as of the record date with respect to all matters that may be considered at the meeting. Stockholder votes will be tabulated by persons appointed by the Board to act as inspectors of election for the meeting. As of March 31, 2016, there were 54,003,179 shares of our common stock outstanding and entitled to vote at the meeting.

A majority of our outstanding shares of capital stock entitled to vote as of the record date must be present at the meeting in order for us to hold the meeting and conduct business. This is called a quorum. Your shares will be counted as present at the meeting if you: (1) are present and entitled to vote in person at the meeting; or (2) properly submitted a Proxy Card or Voter Instruction Card. If you are present in person or by proxy at the meeting, but do not vote on any or all proposals, your shares are still counted as present and entitled to vote. Each proposal listed in this Proxy Statement identifies the votes needed to approve or ratify the proposed action. As of March 31, 2016, we are not aware of any other matters to be submitted for consideration at the meeting. If any other matters are properly brought before the meeting, the policy named in the Proxy Card or Voter Instruction Card will vote the shares it represents using its best judgment.

We bear the expense of soliciting proxies. Our directors, officers, or employees may also solicit proxies personally or by telephone, telegram, facsimile, or other means of communication. We do not intend to pay additional compensation for doing so. In addition, we might reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries representing beneficial owners of our common stock, for their expenses in forwarding soliciting materials to those beneficial owners.

We will announce the preliminary voting results at the meeting. We will publish the final results in a Form 8-K filed with the SEC within four business days of the meeting.

iii

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

Our Board currently consists of eight members and is divided into three classes, the members of which each serve for a staggered three-year term or until a successor has been elected and qualified. The term of office of one class of directors expires each year in rotation so that one class is elected at each annual meeting for a full three-year term. Our Class II directors, Robert W. Breckon, David F. Burgstahler and Terry Woodward, have been nominated to fill a three-year term expiring in 2019. The two other classes of directors, who were elected or appointed for terms expiring at the annual meetings in 2017 and 2018, respectively, will remain in office.

If you are a stockholder of record, unless you mark your proxy card to withhold authority to vote, the proxy holder will vote the proxies received by it for the three Class II nominees named below, each of whom is currently a director and each of whom has consented to be named in this Proxy Statement and to serve if elected. In the event that any nominee is unable or declines to serve as a director at the time of the meeting, your proxy will be voted for any nominee designated by the Board to fill the vacancy. We do not expect that any nominee will be unable or will decline to serve as a director. If you are a beneficial owner of shares held in street name and you do not provide your broker with voting instructions, your broker may not vote your shares on the election of directors. Therefore, it is important that you vote.

The name of and certain information regarding each Class II nominee as of March 31, 2016 is set forth below, together with information regarding our directors remaining in office. This information is based on data furnished to us by the nominees and directors. There is no family relationship between any director, executive officer or person nominated to become a director or executive officer. The business address for each nominee for matters regarding the Company is 3201 Beechleaf Court, Suite 600, Raleigh, North Carolina 27604.

Class II Nominees with Terms Expiring in 2016

Name	Age	Position(s) with INC Research	Director Since
Robert W. Breckon	58	Director	September 2010
David F. Burgstahler	47	Director	August 2010
Terry Woodward	48	Director	August 2010

Class III Directors with Terms Expiring in 2017

Name	Age	Position(s) with INC Research	Director Since
Richard N. Kender	60	Director	December 2014
David Y. Norton	64	Director	February 2015
James T. Ogle	72	Chairman of the Board	June 2003

Class I Directors with Terms Expiring in 2018

Name	Age	Position(s) with INC Research	Director Since
D. Jamie Macdonald	47	Chief Executive Officer and Director	January 2013
Charles C. Harwood, Jr.	62	Director	September 2010

Class II Director Nominees

Below each nominee’s biography is an assessment of the nominee’s qualifications, attributes, skills and experience that led us to believe that each nominee is well-qualified to serve on the board.

Robert W. Breckon — Director

Robert Breckon is an independent director and has served as a member of our Board since September 2010. Mr. Breckon is a member of the audit committee. Mr. Breckon currently serves as President of Breckon Consultants Inc., which provides consulting services in the healthcare sector, and has been a Senior Advisor to Teachers’ Private Capital, (“Teachers”) since July 2010. He also served as Senior Vice President, Strategy & Corporate Development at MDS Inc., a leading provider of products and services to the global life sciences markets now known as Nordion Inc., from 2005 to 2010, where he led acquisitions and post-acquisition integration assignments in North America, Europe and Asia. Prior to that, he held various senior-level general management positions including VP and General Manager of AutoLab Systems from 1995 to 1999. Mr. Breckon has served on the boards of numerous public and private companies in the United States and Canada, including Heartland Dental, Xenogen Corporation, Evolved Digital Systems Inc., Systems Xcellence Inc., Automed Systems, Inc., InPhact Inc., MDS Proteomics, Hudson Valley Laboratories and Careforce International. Mr. Breckon received his Bachelor of Science in Computer Science and Commerce from the University of Toronto and has completed the Harvard Business School Advanced Management Program.

We believe Mr. Breckon’s financial, accounting, acquisition and business experience in the health and life sciences industry, and experience serving on public and private boards brings to our Board important skills. For these reasons, Mr. Breckon is well-qualified to serve on the Board and its committees.

David F. Burgstahler — Director

David Burgstahler has served as a member of our Board since August 2010 and is the chair of the nominating and corporate governance committee. Mr. Burgstahler is the President and Co-Managing Partner of Avista Capital Partners, L.P. (“Avista”). He co-founded Avista in 2005 and since 2009, has been President of Avista. Prior to forming Avista, he was a partner of DLJ Merchant Banking Partners. He was at DLJ Investment Banking from 1995 to 1997 and at DLJ Merchant Banking Partners from 1997 through 2005. Prior to that, he worked at Andersen Consulting (now known as Accenture) and McDonnell Douglas (now known as Boeing). He holds a Bachelor of Science in Aerospace Engineering from the University of Kansas and a Master of Business Administration from Harvard Business School. He currently serves as a Director of ACP Mountain Holdings, Inc., AngioDynamics Inc., ConvaTec Inc., Lantheus Holdings, Inc., Strategic Partners, Inc., Osmotica Holdings Corp. and WideOpenWest, LLC. He previously served as a Director of Warner Chilcott plc and BioReliance Holdings, Inc.

We believe Mr. Burgstahler’s extensive finance and management background, with over 20 years in banking and private equity finance, and his experience serving as a director for a diverse group of private and public companies, brings to our Board important skills. For these reasons, Mr. Burgstahler is well-qualified to serve on the Board and its committees.

Terry Woodward — Director

Terry Woodward has served as a member of our Board since August 2010 and is a member of the compensation committee. Dr. Woodward currently serves as a Director at Teachers, which he joined in 2001. Prior to joining Teachers, Dr. Woodward held senior positions in corporate development and clinical research and development at privately-held biopharmaceutical and medical diagnostic companies in the United States. Dr. Woodward manages Teachers’ private equity transactions in the healthcare sector and oversees growth equity and venture capital sectors. Dr. Woodward currently serves as a director of Phymed Healthcare Group, PetVet

Care Centers and the Healthcare Private Equity Association. He received his Bachelor of Science and Master of Science from Virginia Polytechnic Institute & State University, his Ph.D. from McGill University and his M.B.A. from Michigan State University.

We believe Dr. Woodward’s experience and expertise in the biopharmaceutical industry, along with his experience investing in and managing various healthcare and pharmaceutical companies, bring critical skills related to analyzing and understanding the financial health of our Company, as well as a broad perspective related to our Company’s strategic plans and corporate governance. For these reasons, Dr. Woodward is well qualified to serve on the Board and its committees.

Other Directors Not Up For Re-Election at this Meeting

Charles C. Harwood, Jr. — Director

Charles Harwood is an independent director and has served as a member of our Board since September 2010. Mr. Harwood is the chair of the audit committee and member of the compensation committee. Mr. Harwood is also an industry advisor to Avista, a position he has held since 2007. Starting in January 2016, Mr. Harwood has served as Chairman and Interim Chief Executive Officer of ACP Mountain Holdings, Inc., an early stage drug development contract research organization. Mr. Harwood previously served as the President and Chief Executive Officer of BioReliance Holdings, Inc., a pharmaceutical services company engaged in biologic product testing and specialty toxicology testing, from April 2009 until March 2013, after its sale to Sigma-Aldrich in January 2012. Prior to that, Mr. Harwood was President and Chief Executive Officer of Focus Diagnostics from 2002 until the company’s sale in July 2006. From 1993 to 2001, Mr. Harwood held several positions, including Chief Financial Officer and Senior Vice President of Venture Development at Covance Inc., a leading drug development services company, where he spearheaded numerous acquisitions and divestitures as well as the spin-off of Covance from Corning Incorporated in January 1997. Prior to Covance, he worked in commercial real estate development and in the Medical Products Group of the Hewlett-Packard Company. Mr. Harwood received his Bachelor of Arts from Stanford University and his M.B.A. from Harvard Business School.

We believe Mr. Harwood’s extensive knowledge and experience in the healthcare industry, and specifically his leadership roles with drug development and CRO companies, brings to our Board critical skills important to both our business and the businesses of our customers. For these reasons, Mr. Harwood is well qualified to serve on the Board and its committees.

Richard N. Kender — Director

Richard Kender is an independent director and has served as a member of our Board since December 2014. Mr. Kender is a member of the audit and nominating and corporate governance committees. Mr. Kender is a 35-year veteran in the pharmaceutical industry and spent his entire career at Merck & Co., Inc. Mr. Kender worked across the business in such areas as accounting, finance and business development, holding roles of increasing responsibility. Most recently, he served as Senior Vice President, Business Development and Corporate Licensing from 2000 until his retirement in 2013. Mr. Kender graduated from Villanova University with a Bachelor’s of Science degree in Accounting and earned his MBA from Fairleigh Dickinson University.

We believe Mr. Kender’s longstanding career in the pharmaceutical industry, including various leadership roles in accounting and finance, along with his global business development and public company board experience, are of significant benefit to our Board as our Company continues to grow its global customer base and strengthen its accounting and financial controls. For these reasons, Mr. Kender is well qualified to serve on the Board and its committees.

D. Jamie Macdonald — Chief Executive Officer and Director

Jamie Macdonald has been our Chief Executive Officer and a member of our Board since January 2013. He joined our Company in July 2011 as Chief Operating Officer when we acquired Kendle International Inc. (“Kendle”), where he was the Chief Operating Officer from May 2011 to July 2011. Prior to joining Kendle, Mr. Macdonald served for 15 years in various senior operational and finance roles at Quintiles Transnational Holdings Inc., where he most recently was Senior Vice President and Head of Global Project Management from December 2008 to January 2011. Prior to Quintiles, Mr. Macdonald began his career in the pharmaceutical sector while in the UK, where he worked with Syntex Corporation (acquired by Roche Holdings, Inc. in 1994), before joining Quintiles through a transfer of undertakings in 1995. Mr. Macdonald earned a B.A. in Economics from Heriot-Watt University in Edinburgh, Scotland and is a UK qualified Chartered Management Accountant (ACMA).

We believe Mr. Macdonald brings to our Board valuable perspective and experience as our Chief Executive Officer, and as a former Chief Operating Officer of our Company, as well as extensive knowledge of the CRO and biopharmaceutical industries, all of which qualify him to serve as one of our directors.

David Y. Norton — Director

David Norton is an independent director and has served as a member of our Board since February 2015. Mr. Norton is the chair of the compensation committee and a member of the nominating and corporate governance committee. Mr. Norton is a 40-year veteran in the pharmaceutical industry, most recently serving as Interim Chief Executive Officer of Savient Pharmaceuticals, Inc., from February 2012 to July 2012. Prior to that, he was Company Group Chairman, Global Pharmaceuticals for Johnson & Johnson from May 2009 to September 2011. In this role, he was responsible for leading and developing the company’s strategic growth agenda, including the strategy for licensing, acquisitions and divestments, and ensuring alignment with the global strategic functions, R&D and the commercial organizations. Mr. Norton began his Johnson & Johnson career in 1979 as a Product Manager for the company’s affiliate Janssen Pharmaceutica in Australia and during his tenure held a number of positions, including Company Group Chairman, Worldwide Commercial and Operations, CNS/Internal Medicine franchise; Company Group Chairman, Pharmaceutical Group, Europe, the Middle East and Africa; and Company Group Chairman, Pharmaceuticals Group, North America. Mr. Norton currently serves as the Chairman of the Board of Directors of VIVUS, Inc., the Global Alliance for TB Drug Development and the American Foundation for Suicide Prevention, and is a Senior Advisor to Tapestry Networks Boston/London. He previously served on the Board of Directors of Savient Pharmaceuticals from October 2011 to December 2013. Savient Pharmaceuticals filed for bankruptcy protection in October 2013. Mr. Norton has a Marketing degree from the College of Distributive Trades, London and Preston Polytechnic, Preston, U.K. and a degree in Computer Programming Technology from Control Data Institute in Sydney, Australia.

We believe Mr. Norton’s global and therapeutic experience in successfully growing Johnson & Johnson’s pharmaceuticals group and his insights into the wider drug development community are of significant benefit to the Board as we continue to expand our customer relationships globally. For these reasons, Mr. Norton is well qualified to serve on the Board and its committees.

James T. Ogle — Chairman of the Board

Jim Ogle joined our Company in June 2003 and served as Chief Executive Officer from July 2003 to December 2012. As of January 1, 2016, Mr. Ogle qualifies as an independent director and has served as a member of our Board since June 2003 and became Chairman of the Board in September 2010. Mr. Ogle has been non-employee Chairman of the Board since January 2013. He was previously the Chief Operating Officer of Nascent Pharmaceuticals, a private biotechnology company from 2002 to 2003 and a director of Nascent Pharmaceuticals from 2002 to 2004. Mr. Ogle also was a director of OpGen, Inc., a company specializing in genomic and DNA analysis systems and services, from 2001 to 2007. Prior to that, Mr. Ogle was an executive at

Quintiles Transnational Holdings Inc., where he served as President and Chief Operating Officer of the Quintiles Product Development Group from 1998 to 2000 and as President of Quintiles America from 1996 to 1998. He served as Chief Operating Officer and subsequently as Chief Executive Officer of BRI International, a privately-held international CRO from 1992 to 1996, before its sale to Quintiles. Prior to that, Mr. Ogle served from 1986 to 1992 as both Vice-President and President of ERC BioServices Corporation, a contractor specializing in biomedical research. Mr. Ogle received his Bachelor of Science from the United States Military Academy at West Point and his Master of Science in Industrial Engineering from the University of Alabama.

We believe Mr. Ogle’s perspective as our Chairman of the Board and our former Chief Executive Officer, his knowledge of and experience with both the operations of our Company and the CRO industry generally, and his extensive leadership experience, all qualify him to serve as one of our directors.

Second Amended and Restated Stockholders’ Agreement

On November 6, 2014, in connection with our initial public offering (the “IPO”), we entered into a Second Amended and Restated Stockholders’ Agreement with affiliates of Avista and Teachers, which we collectively refer to as the Sponsors, as well as our management investors. The Stockholders’ Agreement provides that each Sponsor will have the right to elect (i) two directors to our Board for so long as it owns at least 15% of our outstanding shares of Class A common stock and Class B common stock, and (ii) one director each for so long as it holds less than 15% but at least 5% of our outstanding shares of Class A common stock and Class B common stock. Furthermore, each Sponsor must vote all its stock to ensure the composition of our Board as set forth above, for so long as it owns at least 5% of our outstanding shares of common stock.

Required Vote

The three Class II director nominees receiving the highest number of affirmative votes of our common stock present or represented and entitled to be voted for them shall be elected as Class II directors. In accordance with Delaware law, votes withheld from any nominee are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but they have no legal effect on the election of directors. While broker non-votes will be counted for purposes of determining the presence or absence of a quorum, they will not be counted for purposes of determining the number of shares represented and voted with respect to the particular proposal on which the broker has expressly not voted and, accordingly, will not affect the election of directors.

The Board unanimously recommends that stockholders vote FOR the three Class II director nominees listed above.

CORPORATE GOVERNANCE MATTERS

Information about the Board of Directors

The Board currently comprises eight members, divided into three classes as follows: Class I, consisting of D. Jamie Macdonald and Charles C. Harwood, Jr.; Class II, consisting of Robert W. Breckon, David F. Burgstahler and Terry Woodward; and Class III, consisting of Richard N. Kender, David Y. Norton and James T. Ogle. Upon the expiration of the initial term of office for each class of directors, each director in such class will be elected for a term of three years and will serve until a successor is duly elected and qualified or until his or her earlier death, resignation or removal. Any additional directorships resulting from an increase in the number of directors or a vacancy may be filled by the directors then in office or the stockholders (as provided in our bylaws). Because only one-third of our directors will be elected at each annual meeting, two consecutive annual meetings of stockholders could be required for the stockholders to change a majority of the board.

As Chairman of the Board, Mr. Ogle has authority to, among other things, call and preside over meetings of the Board, set meeting agendas, and determine materials to be distributed to the Board. Accordingly, Mr. Ogle has substantial ability to shape the work of the Board.

We have separated the position of Chairman of the Board and that of Chief Executive Officer. While our Board believes the separation of these positions serves our Company well, and intends to maintain this separation where appropriate and practicable, the Board does not believe that it is appropriate to prohibit one person from serving as both Chairman of the Board and Chief Executive Officer. We believe our leadership structure is appropriate given the size of our Company in terms of number of employees and the historical experience and understanding of our Company and industry of each of Messrs. Ogle and Macdonald.

Independence of Directors

In December 2015, our Sponsors’ collective ownership of the Company decreased below 50% of our outstanding shares. As a result, we no longer qualify as a “controlled company” within the meaning of NASDAQ listing standards. Pursuant to the phase-in periods stipulated by the NASDAQ listing standards, we were required to have a majority independent Board and a majority independent compensation and nominating and corporate governance committees by March 6, 2016, which was 90 days after the date we ceased to qualify as a controlled company. In addition, we will have to be in compliance with certain NASDAQ corporate governance requirements, including the requirements that, within one year of the date of the loss of “control company” status:

●	we have a compensation committee that is composed entirely of independent directors;
●	we have a nominating and corporate governance committee that is composed entirely of independent directors; and
●	our compensation and nominating and corporate governance committees be subject to annual performance evaluations.

Our Board has undertaken a review of the independence of our directors and has affirmatively determined that Messrs. Breckon, Harwood, Kender, Norton and Ogle are independent within the meaning of the NASDAQ Stock Market (“NASDAQ”) listing rules and meet the additional test for independence for audit committee members imposed by SEC regulation and the NASDAQ listing rules. This differs from the Board’s determination in 2015 as it includes Mr. Ogle in the independence determination. Mr. Ogle retired as our Chief Executive Officer and President effective as January 1, 2013 and he has not been employed by our Company since that time nor has he accepted any compensation from our Company other than for his service as a director and Chairman of the Board.

Executive Sessions of Non-Employee Directors

In order to promote open discussion among non-employee directors, our Board has a policy of regularly conducting executive sessions of non-employee directors at scheduled meetings and at such other times requested by a non-employee director.

Selection of Nominees for the Board of Directors

The nominating and corporate governance committee of our Board has the responsibility for establishing the criteria for recommending which directors should stand for re-election to the Board and the selection of new directors to serve on the Board. In addition, the committee is responsible for establishing the procedures for our stockholders to nominate candidates to the Board. The committee has not formulated any specific minimum qualifications for director candidates, but has determined certain desirable characteristics, including independence, sound judgment, business specialization, technical skills, diversity and other desired qualities. The Nominating and Corporate Governance Committee Charter calls for the committee to consider diversity to be an additional desirable characteristic in potential nominees.

Our bylaws permit any stockholder of record to nominate directors. Stockholders wishing to nominate a director must deliver written notice of the nomination to the Corporate Secretary (i) with respect to an election to be held at an annual meeting of stockholders, not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting, and (ii) with respect to an election to be held at a special meeting of stockholders called for the purpose of the election of directors, not earlier than the close of business on the 120th day before the meeting and not later than the first to occur of the 90th day prior to such meeting or the 10th day following the date on which notice of such meeting is first given to stockholders.

Any such notice by a “Noticing Stockholder” must set forth the following: (a) the name and address of the Noticing Stockholder as they appear on the Company’s books and, if the Noticing Stockholder holds for the benefit of another, the name and address of such beneficial owner, collectively Holder; (b) the class or series and number of shares of the Company that are, directly or indirectly, owned beneficially and/or of record, and the date such ownership was acquired; (c) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Company or with a value derived in whole or in part from the value of any class or series of shares of the Company, whether or not the instrument or right is subject to settlement in the underlying class or series of capital stock of the Company or otherwise, or a Derivative Instrument, that is directly or indirectly owned beneficially by the Holder or any Stockholder Associated Person, as defined in our bylaws, of the Noticing Stockholder and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Company; (d) any proxy, contract, arrangement, understanding or relationship pursuant to which the Holder has a right to vote or has granted a right to vote any shares of any security of the Company; (e) any short interest in any security of the Company (for purposes of our bylaws a person shall be deemed to have a short interest in a security if the Holder or any Stockholder Associated Person of the Noticing Stockholder directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security); (f) any rights to dividends on the shares of the Company owned beneficially by the Holder that are separated or separable from the underlying shares of the Company; (g) any proportionate interest in shares of the Company or Derivative Instruments held, directly or indirectly, by a general or limited partnership or limited liability company or similar entity in which the Holder or any Stockholder Associated Person of the Noticing Stockholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, is the manager, managing member or directly or indirectly beneficially owns an interest in the manager or managing member of a limited liability company or similar entity; (h) any performance-related fees (other than an asset-based fee) that the Holder or any Stockholder Associated Person of the Noticing Stockholder is entitled to based on any increase or decrease in the value of shares of the Company or Derivative Instruments, if any; (i) any arrangements, rights, or other interests described in Sections (c)-(h) above held by members of such Holder’s immediate family sharing the same household; (j) a representation that the Noticing Stockholder intends to appear in person or by proxy at the meeting to nominate the person(s) named or propose the business specified in the notice and whether or not such stockholder intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding shares required to approve the nomination(s) or the business proposed and/or otherwise to solicit proxies from stockholders in support of the nomination(s) or the business proposed; (k) a certification regarding whether or not such stockholder and Stockholder Associated Persons have complied with all applicable federal, state and other legal requirements in connection with such stockholder’s and/or Stockholder Associated Persons’ acquisition of shares or other securities of the Company and/or such stockholder’s and/or Stockholder Associated Persons’ acts or omissions as a stockholder of the Company; (l) any other information relating to the Holder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder; and (m) any other information as reasonably requested by the Company. The notice also must set forth the following information as to the person the Noticing Stockholder proposes to nominate for election: (a) all information relating to the nominee (including, without limitation, the nominee’s name, age, business and residence address and principal occupation or employment and the class or series and number of shares of capital stock of the Corporation that are owned beneficially or of record by the nominee) that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) a description of any agreements, arrangements and understandings between or among such stockholder or any Stockholder Associated Person, on the one hand, and any other persons (including any Stockholder Associated Person), on the other hand, in connection with the nomination of such person for election as a director; and (c) a description of all direct and indirect compensation and other material monetary agreements, arrangements, and understandings during the past three years, and any other material relationships, between or among the Holder and respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K if the Holder making the nomination or on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of Item 404 and the nominee were a director or executive officer of such registrant.

The requirements of the paragraph above do not apply to the exercise by a Sponsor of its rights to designate persons for nomination for election to the Board pursuant to the Stockholders’ Agreement.

Information Regarding Meetings of the Board of Directors and Committees

During 2015, our Board held seven meetings. In 2015, our Board also formed a pricing committee in connection with our May, August and December 2015 underwritten secondary public offerings, which was comprised of Messrs. Breckon, Burgstahler, Harwood, Macdonald and Woodward. The pricing committee held three meetings in 2015 for the purposes of establishing the number of shares and the underwriters’ purchase price. All of our current directors attended at least 75% of the aggregate of all meetings of the Board and the committees on which he served during 2015. Although we do not have a formal written policy with respect to directors’ attendance at our annual meetings of stockholders, we generally encourage all directors to attend. All directors attended the annual stockholder meeting in 2015.

Board of Directors Committees

Committees of our Board of Directors

In November 2014, our Board adopted written charters for each of its permanent committees, all of which are available under Investor Relations – Corporate Governance – Charters and Corporate Governance Documents section of our website at www.incresearch.com. The following table provides membership information of our directors in each committee of our Board as of March 31, 2016:

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
James T. Ogle (Chairman of the Board)

Robert W. Breckon	Member

David F. Burgstahler			Chair

Charles C. Harwood, Jr.	Chair	Member

Richard N. Kender	Member		Member

D. Jamie Macdonald

David Y. Norton		Chair	Member

Terry Woodward		Member
= Financial Expert

In 2015 and in early 2016, we made changes to the committee compositions. On June 5, 2015, Mr. Norton joined the Compensation and Nominating and Corporate Governance Committees.

We lost controlled company status on December 7, 2015. Pursuant to NASDAQ listing rules, we were required to have a majority independent Compensation Committee and Nominating and Corporate Governance Committee within 90 days from that date. To remain compliant with NASDAQ listing rules and have a majority of independent directors on both Committees, the Board made the following changes to each committee effective March 1, 2016:

Compensation Committee. Mr. Burgstahler resigned, Dr. Woodward relinquished his Chair position to Mr. Norton but retained his membership and Mr. Harwood joined.

Nominating and Corporate Governance Committee: Mr. Burgstahler remained Chair, Dr. Woodward resigned, Mr. Kender joined and Mr. Norton remained a member.

Audit Committee

Our audit committee is currently composed of Messrs. Harwood (Chair), Breckon and Kender. Each of Messrs. Harwood, Breckon and Kender satisfy the independence requirements of Rule 5605(a)(2) of the NASDAQ listing rules and SEC Rule 10A-3. Our audit committee met eight times during our 2015 fiscal year. Our audit committee is responsible for, among other things:

●	the integrity of our financial statements;
●	our systems of internal control over financial reporting and disclosure controls and procedures;
●	the qualifications, engagement, compensation, independence and performance of our independent registered public accounting firm;

●	our independent registered public accounting firm’s annual audit of our financial statements and any engagement to provide other services;
●	our legal and regulatory compliance;
●	our related person transaction policy; and
●	the application of our codes of business conduct and ethics as established by management and our Board.

Our Board has affirmatively determined that each of Messrs. Harwood, Breckon and Kender qualifies as an “audit committee financial expert” as such term is defined in Item 407(d) of Regulation S-K promulgated by the SEC. The designation does not impose on Messrs. Harwood, Breckon and Kender any duties, obligations or liabilities that are greater than those generally imposed on members of our audit committee and our Board.

Compensation Committee

Our compensation committee consists of Messrs. Norton (Chair), Hardwood and Woodward and is comprised of a majority of independent directors. Our compensation committee met seven times during our 2015 fiscal year. Our compensation committee is responsible for assisting our Board in overseeing our management compensation policies and practices, including:

●	determining and approving the compensation of our Chief Executive Officer;
●	reviewing and approving incentive compensation policies and programs, and exercising discretion in the administration of those policies and programs;
●	reviewing and approving equity compensation programs, and exercising discretion in the administration of those programs; and
●	preparing the annual report of the compensation committee required by the SEC rules to be included in our annual report.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Messrs. Burgstahler (Chair), Kender and Norton and is comprised of a majority of independent directors. Our nominating and corporate governance committee met six times during our 2015 fiscal year. Our nominating and corporate governance committee is responsible for, among other things:

●	identifying, screening and reviewing individuals qualified to serve as directors and recommending to our Board candidates for nomination for election at the annual meeting of stockholders or to fill Board vacancies;
●	overseeing our policies and procedures for the receipt of stockholder suggestions regarding Board composition and recommendations of candidates or nominations by our Board;
●	developing, recommending to our Board and overseeing implementation of our Corporate Governance Guidelines and Principles; and
●	reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

Risk Oversight

While our Company’s senior management has responsibility for the management of risk, our Board plays an important role in overseeing this function. Our Board regularly reviews our market and business risks during its meetings and, since its formation, each of its committees began overseeing risks associated with its respective area of responsibility. In particular, our audit committee oversees risk related to our accounting, tax, financial and public disclosure processes. It also assesses risks associated with our financial assets. Our compensation committee oversees risks related to our compensation and benefit plans and policies to ensure sound pay practices that do not cause risks to arise that are reasonably likely to have a material adverse effect on our Company. Our nominating and corporate governance committee seeks to minimize risks related to governance structure by implementing sound corporate governance principles and practices. Each of our committees typically reports to the full Board at each quarterly Board meeting and also as appropriate on its efforts at risk oversight and on any matter that rises to the level of a material or enterprise level of risk.

Code of Business Conduct and Ethics and Code of Ethics

We have adopted a code of business conduct and ethics relating to the conduct of our business by all of our employees, officers, and directors, as well as a code of ethics for principal executive officer and senior financial officers. Each of these policies is posted under Investor Relations – Corporate Governance – Charters and Corporate Governance Documents section of our website at www.incresearch.com. Additionally, we have adopted an insider trading policy to establish guidelines for our employees, officers, directors, and consultants regarding transactions in our securities. The insider trading policy also establishes guidelines for the disclosure of information related to our Company to the investing public, market analysts, brokers, dealers, investment advisors, the media, and any persons who are not our employees or directors.

Communications with the Board of Directors

Stockholders who wish to communicate with members of our Board, including the independent directors individually or as a group, may send correspondence to them in care of our Corporate Secretary at our principal executive offices at 3201 Beechleaf Court, Suite 600, Raleigh, North Carolina 27604. Such communication will be forwarded to the intended recipient(s). We currently do not intend to have our Corporate Secretary screen this correspondence, but we may change this policy if directed by the board due to the nature or volume of the correspondence.

AUDIT COMMITTEE REPORT

Our audit committee has (1) reviewed and discussed with management the audited financial statements for the year ended December 31, 2015, (2) discussed with Ernst & Young LLP our independent registered public accounting firm for the fiscal year ended December 31, 2015, the matters required to be discussed by the Auditing Standards No. 16, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and (3) received the written disclosures and the letter from Ernst & Young concerning applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the audit committee concerning independence, and has discussed with Ernst & Young its independence. Based upon these discussions and reviews, the audit committee recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which is filed with the SEC.

Our audit committee is currently composed of Messrs. Harwood (Chair), Breckon, and Kender. All three members of our audit committee are independent directors as defined in Rule 5605(a)(2) of the NASDAQ listing rules and Section 10A(m)(3) of the Exchange Act. The Board has determined that each of Messrs. Harwood, Breckon, and Kender is an “audit committee financial expert” as such term is defined in Item 407(d) of Regulation S-K promulgated by the SEC. Our audit committee operates under a written charter adopted by our Board, a copy of which is available under Corporate Governance—Charters and Corporate Governance Documents section of our website at www.incresearch.com.

Ernst & Young served as our independent registered public accounting firm until February 28, 2016 and audited our consolidated financial statements for the years ended December 31, 2000 through December 31, 2015. On February 28, 2016, the Audit Committee of the Board dismissed Ernst & Young as its independent registered public accounting firm after completing a competitive process with multiple firms to serve in that role for the fiscal year ending December 31, 2016.

The audit reports of Ernst & Young on the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2015 and 2014 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles, except for an explanatory paragraph for the adoption of new accounting standards. The audit report of Ernst & Young on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2015 did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified. No such report was required as of December 31, 2014.

During the fiscal years ended December 31, 2015 and 2014 and in the subsequent interim period through February 28, 2016 there were no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K of the rules and regulations of the SEC.

During the fiscal years ended December 31, 2015 and 2014 and in the subsequent interim period through February 28, 2016, there were no “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) with Ernst & Young on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of Ernst & Young, would have caused Ernst & Young to make reference to the subject matter of such disagreements in their reports on the financial statements.

On February 28, 2016, the Audit Committee approved the appointment of Deloitte & Touche LLP as the Company’s new independent registered public accounting firm for the year ending December 31, 2016.

During the fiscal years ended December 31, 2015 and 2014 and in the subsequent interim period through February 28, 2016, neither the Company nor anyone acting on its behalf consulted with Deloitte & Touche regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that Deloitte & Touche concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue, (ii) any matter that was the subject of a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-K, or (iii) any reportable event as defined in Item 304(a)(1)(v) of Regulation S-K.

Summary of Fees

The audit committee has adopted a policy for the pre-approval of all audit and permitted non-audit services that may be performed by our independent registered public accounting firm. Under this policy, each year, at the time it engages an independent registered public accounting firm, the audit committee pre-approves the engagement terms and fees and may also pre-approve detailed types of audit-related and permitted tax services, subject to certain dollar limits, to be performed during the year. All other permitted non-audit services are required to be pre-approved by the audit committee on an engagement-by-engagement basis.

The following table summarizes the aggregate fees for professional services rendered to us by Ernst & Young in 2014 and 2015. A description of these various fees and services follows the table.

	2014	2015
Audit Fees	$3,882,368	$3,076,102
Audit-Related Fees	-	-
Tax Fees	339,558	472,790
All Other Fees	2,000	-

Total	$4,223,926	$3,548,892

Audit Fees

The Audit Fees represent the annual fees approved by the Audit Committee in connection with the annual audit of our financial statements, for the reviews of our financial statements included in our financial reports including, but not limited to, our Annual Report on Form 10-K, and for other services normally provided in connection with statutory and regulatory filings. The Audit Fees were $3,882,368 and $3,076,102 for the years ended December 31, 2014 and 2015, respectively. The decrease in 2015 is primarily driven by the fees incurred in 2014 related to the IPO that did not repeat in 2015. However, the 2015 audit fee did include additional costs related to the year one audit for effectiveness of internal control over financial reporting and fees incurred in connection with our registration statements filed in May, August and December 2015.

Audit-Related Fees

The Audit-Related Fees represent fees for assurance and related services during the period. For the years ended December 31, 2014 and 2015, respectively, we did not incur any audit-related fees.

Tax Fees

The aggregate Tax Fees billed to us by Ernst & Young were $339,558 and $472,790 for the years ended December 31, 2014 and 2015, respectively. The increase in 2015 is primarily related to additional tax planning services globally.

All Other Fees

The aggregate of All Other Fees billed to us by Ernst & Young for the year ended December 31, 2014 was $2,000. These fees represented charges for online research tools and miscellaneous services in a foreign jurisdiction. There were no other fees incurred in 2015.

THE AUDIT COMMITTEE OF

THE BOARD OF DIRECTORS

Charles C. Harwood, Jr. (Chair)

Robert W. Breckon

Richard N. Kender

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 31, 2016 unless otherwise noted below for the following:

●	each person or entity known to own beneficially more than 5% of our outstanding common stock as of the date indicated in the corresponding footnote;
●	each member of our Board and each of our named executive officers (“NEOs”); and
●	all current members of our Board and our executive officers as a group.

Applicable percentage ownership is based on 54,003,179 shares of our common stock outstanding as of March 31, 2016, unless otherwise noted below, together with applicable options for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC, based on factors including voting and investment power with respect to shares. Common stock subject to options currently exercisable, or exercisable within 60 days after March 31, 2016, are deemed outstanding for the purpose of computing the percentage ownership of the person holding those options, but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated, the address for each listed stockholder is c/o INC Research Holdings, Inc., 3201 Beechleaf Court, Suite 600, Raleigh, North Carolina 27604.

	Number of shares beneficially owned	Percent of common stock outstanding (1)
Name and Address of Beneficial Owner
5% stockholder:
Avista (2)	10,761,139	19.9%
Teachers (3)	10,302,711	19.1%
The Vanguard Group (4)	3,042,819	5.6%
Named Executive Officers and Directors
D. Jamie Macdonald (5)	274,859	*
Gregory S. Rush	-	-
Michael Gibertini (6)	222,966	*
Christopher L. Gaenzle (7)	22,486	*
Alistair Macdonald	-	-
James T. Ogle (8)	338,679	*
Robert W. Breckon (9)	23,850	*
David F. Burgstahler (10)	-	-
Charles C. Harwood, Jr. (11)	43,195	*
Richard N. Kender (12)	450	*
David Y. Norton (13)	484	*
Terry Woodward	-	-
All board of director members and executive officers as a group (12 individuals)(14)	926,969	1.7%

*less than 1%

(1) Percentages are based on our common stock outstanding as of March 31, 2016.

(2) As reported on a Schedule 13G/A filed on February 8, 2016, includes 6,550,396 shares of common stock held by Avista Capital Partners II, L.P., 2,151,060 shares of common stock held by Avista Capital Partners (Offshore) II, L.P., 522,152 shares of common stock held by Avista Capital Partners (Offshore) II-A, L.P., 1,079,102 shares of common stock held by ACP INC Research Co-Invest, LLC, and 458,429 shares of common stock held by INC Research Mezzanine Co-Invest, LLC which we collectively refer to as Avista. Avista Capital Partners II GP, LLC ultimately exercises voting and dispositive power over the 6,550,396 shares of common stock held by Avista Capital Partners II, L.P., the 2,151,060 shares of common stock held by Avista Capital Partners (Offshore) II, L.P., the 522,152 shares of common stock held by Avista Capital Partners (Offshore) II-A, L.P., the 1,079,102 shares of common stock held by ACP INC Research Co-Invest, LLC and the 458,429 shares of common stock held by INC Research Mezzanine Co-Invest, LLC. Voting and disposition decisions at Avista Capital Partners II GP, LLC with respect to these shares are made by an investment committee, the members of which are Thompson Dean, Steven Webster, David Burgstahler, David Durkin and Sriram Venkataraman. Each of the members of the investment committee disclaims beneficial ownership of these securities except to the extent of any pecuniary interest therein. The address for each of these entities is 65 East 55th Street, 18th Floor, New York, NY 10022.

(3) As reported on a Schedule 13G/A filed on February 11, 2016, refers to shares of common stock owned by 1829356 Ontario Limited, a wholly-owned subsidiary of OTPP. Each of Terry Woodward and Steve Faraone may be deemed to have the power to dispose of the shares held by OTPP because of a delegation of authority from the Board of Directors of OTPP, and each expressly disclaims beneficial ownership of such shares. The address of 1829356 Ontario Limited and OTPP is 5650 Yonge Street, 3rd Floor, Toronto, Ontario Canada M2M 4H5.

(4) As reported on a Schedule 13G filed on February 11, 2016, The Vanguard Group, Inc. reported sole voting power over 39,151 shares, sole dispositive power over 3,005,968 shares, and shared dispositive power over 36,851 shares. Includes 36,851 shares beneficially owned by Vanguard Fiduciary Trust Company (“VFTC”) as a result of its serving as an investment manager of collective trust accounts. Also includes 2,300 shares beneficially owned by Vanguard Investments Australia, Ltd. (“VIA”) as a result of its serving as an investment manager of Australian investment offerings. VFTC and VIA are wholly owned subsidiaries of The Vanguard Group, Inc. The address of the Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355

(5) Includes 260,870 options currently exercisable or exercisable within 60 days of March 31, 2016.

(6) Includes 195,096 options currently exercisable or exercisable within 60 days of March 31, 2016.

(7) Includes 22,486 options currently exercisable or exercisable within 60 days of March 31, 2016.

(8) Includes 161,993 options currently exercisable or exercisable within 60 days of March 31, 2016.

(9) Includes 17,118 options currently exercisable or exercisable within 60 days of March 31, 2016.

(10) Excludes shares held by Avista. Mr. Burgstahler is the President of the general partner of Avista Capital Partners GP, LLC and as a result may be deemed to beneficially own the shares owned by Avista. Mr. Burgstahler disclaims beneficial ownership of the share held by Avista, except to the extent of his pecuniary interest therein.

(11) Includes 29,585 options currently exercisable or exercisable within 60 days of March 31, 2016.

(12) Includes 450 options currently exercisable or exercisable within 60 days of March 31, 2016.

(13) Includes 484 options currently exercisable or exercisable within 60 days of March 31, 2016.

(14) Includes 688,082 options currently exercisable or exercisable within 60 days of March 31, 2016.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors, and persons who beneficially own more than 10% of a registered class of our common stock or other equity securities to file with the SEC certain reports of ownership and reports of changes in ownership of our securities. Executive officers, directors and stockholders who hold more than 10% of our outstanding common stock are required by the SEC to furnish us with copies of all required forms filed under Section 16(a). Based solely on a review of this information and written representations from these persons that no other reports were required, we believe that, during the prior fiscal year and through March 31, 2016, all of our executive officers, directors, and to our knowledge, 10% stockholders complied with the filing requirements of Section 16(a) of the Exchange Act.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Compensation Committee Report

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis (“CD&A”), with our Company’s management. Based on this review and discussion, the Compensation Committee recommended to our Board that the CD&A be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which is filed with the SEC.

THE COMPENSATION COMMITTEE OF

THE BOARD OF DIRECTORS

David Y. Norton, Chair

Charles C. Harwood, Jr.

Terry Woodward

David F. Burgstahler*

*Effective March 1, 2016, the composition of the Compensation Committee changed and Mr. Burgstahler resigned. However, he participated in the compensation-related determinations for fiscal 2015 and is being included in the Compensation Committee Report.

COMPENSATION DISCUSSION AND ANALYSIS

INC Research is a leading global contract research organization (“CRO”) with deep therapeutic focus, conducting global clinical trials to take medicines to the people who need them.

The purpose of our compensation program is to attract, motivate and retain a high level of talent to lead and execute our Company’s mission and effectively build stockholder value.

This Compensation Discussion and Analysis (“CD&A”) provides information regarding our compensation program and explains our executive compensation philosophy, practices and policies for the following executives who we refer to as our NEOs for 2015: D. Jamie Macdonald (Chief Executive Officer and director), Gregory S. Rush (Executive Vice President and Chief Financial Officer), Alistair Macdonald (President and Chief Operating Officer), Michael Gibertini, PhD (President, Clinical Development) and Christopher L. Gaenzle (Chief Administrative Officer, General Counsel and Secretary).

While this CD&A applies to our NEOs, the principles of performance measurement and pay-for-performance as discussed apply generally to all our employees.

Executive Summary

Evolution of our Executive Compensation Program

Our compensation strategy has consistently focused on providing total compensation packages that are designed to attract and retain high-caliber executives by incentivizing them to achieve company performance goals and closely aligning these goals with stockholder interests. We emphasize pay-for-performance and long-term value creation for our stockholders, compensating our executive officers with a combination of base salary, short-term cash incentives and long-term equity incentives, with or incentive compensation being weighted more heavily than base salary.

In connection with and following our IPO in November 2014, we have continued to evaluate our executive compensation program and adopt changes that we feel are appropriate for a publicly-traded company and further our compensation strategy, such as:

●	Incorporating restricted stock units in 2015 that vest over a period of time.
●	Incorporating performance-based restricted stock units in 2016, subject to adjusted diluted net income earnings per share (“EPS”) goals during each of 2016, 2017 and 2018.
●	Including a 200% of target cap on our annual cash incentive plan (“MIP”).
●	Including language in our 2014 Equity Incentive Plan, as proposed to be amended and restated, to be consistent with the Company’s double trigger approach to equity acceleration related to a change of control of the Company.

The following key features of our executive compensation program are designed to align the interests of our NEOs and other senior executives with the interests of our stockholders:

●	Independent compensation consultant—The Compensation Committee retains an independent compensation consultant, Pearl Meyer & Partners, LLC (the “Consultant”), to assist with reviewing and assessing the competitiveness of our executive compensation program as a public company. The Consultant provides no other services to our Company and has attested to the Compensation Committee that it is independent as required under the provisions of the Dodd-Frank Act;

●	Periodic risk assessment—The Compensation Committee has concluded that our executive compensation program does not encourage behavior that would create risks reasonably likely to have a material adverse effect on our Company;

●	No tax gross-ups—Our executive compensation program generally does not allow for tax gross-ups;

●	No above-market returns—We do not offer preferential or above-market returns on compensation deferred by our NEOs;

●	No loans to executive officers—We do not make personal loans to our NEOs;

●	No guaranteed salary increases—Employment agreements for our NEOs do not currently contain any contractual salary increases. The Compensation Committee determines our Chief Executive Officer’s salary increase and, together with our Chief Executive Officer, the salary increases for our remaining NEOs;

●	Clawback policy—Each NEO’s employment agreement contains a provision giving the Board discretion to call for recovery of all or a portion of bonus amounts that were awarded and subsequently determined to be based upon financial statements that were restated due to errors, omissions or fraud;

●	No-hedging policy—Our Policy on Insider Trading and Communication with the Public bars officers, employees and directors from engaging in short sales, publicly traded options transactions and all other hedging of our stock; and

●	Pledging Policy—Our Policy on Insider Trading and Communications with the Public bars officers, employees and directors from pledging Company stock or other securities as collateral for loans or other obligations.

Compensation Philosophy

The Compensation Committee seeks to achieve the following goals in connection with our executive compensation program and decisions regarding individual compensation:

●	Attract, motivate and retain high level executive talent;

●	Ensure executive compensation is aligned with our corporate strategies and business objectives, including short-term operating goals and long-term strategic objectives;

●	Promote the achievement of key strategic and financial performance measures by linking short-term and long-term cash and equity incentives to the achievement of measurable corporate and personal performance goals;

●	Encourage effective collaboration among our NEOs; and

●	Align the interests of our executives and stockholders.

To achieve these objectives, in 2015, the Compensation Committee set compensation at levels it believed were in line with compensation of companies in our peer group that compete with us for executive talent. Our executive compensation program ties a substantial portion of each executive’s overall compensation to performance by incorporating metrics based on Adjusted EBITDA in the MIP, for example, and considering our stock performance. Historically, the Compensation Committee has weighted a higher level of the total compensation mix to stock-based compensation. Specifically, we provide a portion of our executive compensation in the form of stock option grants and restricted stock units that vest over time. We believe that our approach to compensation supports the retention of our executives and aligns their interests with those of our stockholders by encouraging executives to participate in the long-term success of our Company and create stockholder value.

Compensation Program Highlights

The following is a summary of the highlights of the Company’s executive compensation program:

●	MIP cash bonus program reviewed annually; payouts based on rigorous financial performance targets—The Compensation Committee reviews the MIP each year. Annual MIP bonuses depend upon achievement of pre-approved financial performance targets, as well as individual and business unit performance. The annual MIP bonus pool for all our MIP participants historically has varied with the Company’s financial performance over the past four years. The Company then distributes a portion of the MIP pool to individual MIP participants based upon Company performance as well as individual and business unit performance. The following table illustrates both MIP pool funding and actual total distribution as a percent of target for all MIP participants over the past three years:

MIP Financial Achievement and Payout
(% of target)
	2013	2014	2015
Achievement & Payout	104.3%	219%*	147%

*The Compensation Committee used its discretion to limit NEO’s MIP payout in 2014 to 200%.

How Executive Compensation is Determined

The Role of the Compensation Committee. The Compensation Committee is comprised of three non-employee directors of our Board. It is responsible for reviewing, setting and approving the compensation of our NEOs, including our Chief Executive Officer. The Compensation Committee meets regularly regarding compensation issues and receives input from the Consultant and from management. A description of the Compensation Committee’s responsibilities is in the Compensation Committee’s charter available under Investor Relations – Corporate Governance – Documents section of our website at www.incresearch.com.

The Role of the Independent Executive Compensation Consultant. In 2015, the Consultant assisted with determining our peer group as well as reviewing executive compensation levels and program designs compared to our peers, including for the long-term incentive awards.

At the discretion of the Compensation Committee, the Consultant may attend its meetings in order to provide timely advice on questions and decisions before the Compensation Committee. The Consultant reports directly to the Compensation Committee and carries out responsibilities as assigned by the Compensation Committee. The Compensation Committee has the sole authority to retain and terminate the Consultant and to approve the Consultant’s fees and all other terms of its engagement with the Consultant. The Compensation Committee has direct access to the Consultant throughout the year.

The Role of Management. While the Compensation Committee has sole responsibility for approving compensation targets and awards, it solicits input from our Chief Executive Officer in setting the targets, evaluating the performance, and recommending appropriate salary and incentive awards of each of our NEOs, except for himself. The Chief Executive Officer also participates in Compensation Committee meetings at the request of the Compensation Committee in order to provide background information regarding his recommendations. However, our Chief Executive Officer does not have a vote on Compensation Committee matters. The Chief Administrative Officer, General Counsel and Secretary also participates in and assists the Compensation Committee and Chief Executive Officer on compensation matters, at their discretion. He also acts as the Compensation Committee secretary except during executive sessions. The Compensation Committee holds executive sessions without our Chief Executive Officer or our Chief Administrative Officer, General Counsel and Secretary multiple times during the year to facilitate the exchange of candid views among Compensation Committee members and establish our Chief Executive Officer’s compensation.

Peer Group

The Compensation Committee considers competitive marketplace practices in making its compensation decisions by comparing our executive compensation against compensation paid to executives in comparable roles at comparable peer group companies and broader industry compensation data as appropriate. We do not target any specific market position in establishing compensation, but generally aim to have a compensation program that is in line with the market, as determined by all of the collected market information. We also consider the performance of our Company with respect to comparative historical financial and stockholder returns of our peer companies and the impact of compensation on our current year operating budget.

In establishing our 2015 peer group, the Compensation Committee and Consultant reviewed the 2014 peer group and considered the size of our Company and the complexity of our business, including industry, customer base, services provided, geographic scope, revenue and market capitalization. Our peer group consists of the following 17 companies (with companies new to the peer group marked with an *):

Affymetrix Inc.*	Cambrex Corporation*	PAREXEL International Corporation
Albany Molecular Research Inc.*	Catalent, Inc.*	PRA Health Sciences, Inc.*
Allscripts Healthcare Solutions, Inc.	Charles River Laboratories International, Inc.	Premier, Inc.
Bio-Rad Laboratories, Inc.*	ICON Public Limited Company	Quintiles Transnational Holdings Inc.*
Bio-Reference Laboratories, Inc.	MedAssets, Inc.	VWR Corporation*
Bruker Corporation*	Medidata Solutions, Inc.

The Compensation Committee, with the Consultant’s assistance, added the following companies that we believe are more representative of the life sciences tools and services industry: (i) Affymetrix Inc.; (ii) Albany Molecular Research Inc.; (iii) Bio-Rad Laboratories, Inc.; (iv) Bruker Corporation; (v) Cambrex Corporation; (vi) PRA Health Sciences, Inc.; (vii) Quintiles Transnational Holdings Inc.; and (viii) VWR Corporation. In addition, the Compensation Committee approved the inclusion of Catalent, Inc., a pharmaceutical company.

The Compensation Committee removed four companies included in our previous peer group that were either acquired or deemed to no longer be a compelling fit.

●	Covance Inc.;
●	ExamWorks Group, Inc.;
●	IPC Healthcare, Inc.; and
●	The Advisory Board Company.

The Consultant’s analysis showed that, on average, our named executive officer compensation was competitive with the market, albeit on the lower end of the market range. Further, the mix of compensation at our Company was more oriented towards long-term incentive compensation than the peer group. The Consultant noted that it was not unusual for companies like ours that have recently become public to have lower cash compensation than comparable public company peers and that over time, salaries and target bonus levels at newly public company generally become more competitive with their peer groups.

Elements of our Executive Compensation Program

Overview of Executive Compensation: Our executive compensation program generally consists of the following elements:

●	Base salary;
●	Annual incentive cash bonuses (MIP);
●	Equity awards;
●	Health, life insurance and other employee benefits; and
●	Severance and change of control arrangements.

With these elements of compensation, we believe our Company can remain competitive with our peer group and ensure that our NEOs are appropriately incentivized to deliver short-term results, while also creating long-term stockholder value.

Target Pay and Mix of Compensation Elements

Our compensation program operates not only based on the application of comparisons to our peer group and other competitive data, but also through the judgment of the Compensation Committee. The Compensation Committee does not employ a purely formulaic approach to its compensation decisions, but reviews all elements of compensation for each of our NEOs. In addition, in determining current and future compensation, the Compensation Committee considers the economic value as well as the retention value of prior equity grants received by our NEOs and each NEO’s compensation compared to the compensation of our other senior team members and other Company employees generally. In determining the reasonableness of a NEO’s total compensation, the Compensation Committee considers not only corporate and personal performance compared to targets, but also the nature of each element of compensation provided, including salary, bonus, and long-term incentive compensation, as well as the executive’s severance and change of control arrangements.

In 2015, we did not have any formal policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation, or among the different forms of non-cash compensation. Instead, the Compensation Committee determined what it believed to be the appropriate level and mix of our compensation elements to retain our senior management team, motivate them and align their interests with those of our stockholders. As we develop as a public company, the Compensation Committee will consider moving to a more formal compensation structure.

Compensation Element Details

Typically, at the beginning of each fiscal year, the Compensation Committee evaluates actual individual and corporate performance against the goals for the recently completed year. The Chief Executive Officer evaluates the other executives and recommends annual salary increases, management incentive bonuses and equity awards, if any, which are then reviewed and considered by the Compensation Committee. In the case of the Chief Executive Officer, the Compensation Committee conducts his individual performance evaluation and determines his compensation changes and awards. The evaluation and timing of executive reviews and salary increases are aligned with an annual review process that takes place at the same time each year.

Base Salary. We use base salary to recognize the experience, skills, knowledge and responsibilities of our NEOs. When establishing base salary for 2015, the Compensation Committee considered the compensation of executives in our peer group and other available compensation survey data. The Consultant’s compensation market analysis found that base salaries for many of our named executives trailed the market, most by considerable amounts. The Compensation Committee will continually review and align as necessary, when comparing salaries with our peer group to bring NEOs salaries to market over time. In addition to market data, the Compensation Committee reviews a variety of other factors, including but not limited to:

●	the historic salary levels of the executive;
●	the nature of the individual’s responsibilities;
●	the availability of well-qualified candidates who could assume the executive’s role;
●	the executive’s tenure and performance in their current role at our Company;
●	the executive’s history and performance holding positions of similar or greater responsibility at previous place(s) of employment;
●	general economic conditions; and
●	the Company’s financial performance.

The percentage increase in the base salary of each of our NEOs in 2015 as compared to his respective base salary for 2014 is as follows:

Executive	Base Salary Fiscal Year 2014		Base Salary Fiscal Year 2015	% Increase Fiscal 2015 over Fiscal 2014
D. Jamie Macdonald		$475,000	$675,000	42%
Gregory S. Rush		$353,570	$435,000	23%
Alistair Macdonald		$410,912	$450,000	10%
Michael Gibertini, PhD	$	*	$450,000	* %
Christopher L. Gaenzle		$309,000	$390,000	26%

*Dr. Gibertini was not a NEO in 2014 and was promoted to President, Clinical Development in January 2015.

Cash Bonuses pursuant to the MIP. Our NEOs and other senior management are eligible to receive cash bonuses under the MIP, when Company targets are met. The MIP is intended to focus participants on the accomplishment of organizational goals and specific individual performance objectives identified as critical to our success. Potential amounts payable to participants under the MIP are calculated as a percentage of the participant’s base salary for the fiscal year. The Compensation Committee establishes each NEO’s payment percentage during the first quarter of the fiscal year based on the NEO’s roles and responsibilities, the NEO’s target percentage in prior years, the NEO’s total compensation and the NEO’s performance. The Board sets corporate performance goals for each fiscal year which are used by the Compensation Committee to set the targets for the MIP.

The table below summarizes each NEO’s target payment percent of base salary for 2015:

Executive	MIP Target (% of Salary)
D. Jamie Macdonald	85%
Gregory S. Rush	60%
Alistair Macdonald	50%
Michael Gibertini, PhD	50%
Christopher L. Gaenzle	50%

Following the end of each fiscal year, the Compensation Committee, with the assistance of our Chief Executive Officer for all NEOs other than himself, reviews actual results and performance against the goals for such fiscal year and determines the amounts, if any, of the bonuses to be paid to our NEOs under the MIP. The Compensation Committee may adjust payouts under the MIP based on our NEO’s individual results and the degree of difficulty in achieving the results. The Compensation Committee may also reward NEOs outside of the MIP to recognize extraordinary circumstances or performance of the executive or the Company. The Compensation Committee also reserves the right to reduce awards for individuals, or for the executive team as a whole, if, in its judgment, the achievement of certain goals was due to unusual business or environmental factors rather than company or individual performance.

The MIP pool is funded based upon achievement of MIP EBITDA against pre-determined MIP EBITDA objectives set by the Board. MIP EBITDA is calculated by taking our reported Adjusted EBITDA and adjusting it for other items in accordance with the MIP Plan. The pool is then distributed to eligible MIP participants based upon their assigned target payment percentage (as summarized in the table above) and may be adjusted based upon individual performance.

The Compensation Committee set the corporate targets under the MIP for 2015 in early 2015. The corporate target for 2015 under the MIP was equal to our Adjusted EBITDA plus certain additional items as approved by the Board in early 2015 (collectively, the “MIP EBITDA”). The threshold MIP EBITDA for 2015 was $160.0M, and the target MIP EBITDA for 2015 was $175.0M, inclusive of the MIP pool. The maximum MIP EBITDA for 2015 was $266.05M.

In 2015, the Company achieved MIP EBITDA of $247.8M, inclusive of the MIP pool. This was calculated by taking our reported Adjusted EBITDA of $221.4M and adjusting it for the additional items as described above and in accordance with the Plan. These adjustments included a revenue sourcing project and new accounting standard for total of $1.6M add-back to reported adjusted EBITDA. The calculated MIP EBITDA resulted in MIP pool funding of $21.7M, or approximately 147% of the targeted payout and associated costs (e.g., payroll taxes) of $3.1 million. All NEOs received awards that were equivalent to the funded percentage at 147% of target. NEO individual payments under the MIP Plan are shown below.

Executive	Total 2015 MIP Bonus Payout $
D. Jamie Macdonald	$843,413
Gregory S. Rush	$383,670
Alistair Macdonald	$330,877
Michael Gibertini	$330,750
Christopher L. Gaenzle	$286,650

Equity Awards. Our equity compensation program aligns executive and stockholder interests by linking a portion of compensation to long-term Company performance. We believe our equity awards incentivize business performance and attract and retain executive talent for the long-term.

During 2015, the Compensation Committee approved long-term incentive awards that vest ratably over 4 years. The amount of these awards was calculated as a percentage of base salary, with each award comprised of 50% stock options and 50% restricted stock units. For stock options, the Compensation Committee applied a 2:1 ratio to convert full-value shares to stock options, which is different than the Company’s stock option valuation approach used for calculating the grant date fair value of stock option awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“FASB ASC Topic 718”).

NEO LTI Grants
Executive	Grant Value $
D. Jamie Macdonald	$2,025,000
Gregory S. Rush	$652,500
Alistair Macdonald	$697,978
Michael Gibertini	$675,000
Christopher L. Gaenzle	$585,000

In determining the compensation components going forward, the Compensation Committee added a performance-based equity grant in order to incent the executives and align the Company’s compensation practices with the strategy of the Company. On January 19, 2016, we awarded equity grants consisting of stock options, restricted stock units and performance-based restricted stock units, to our NEOs and certain other executives. The performance-based restricted stock units vest up to one-third upon the achievement of adjusted diluted net income earnings per share (“EPS”) goals during each of 2016, 2017 and 2018. EPS will be as reported in the Company’s Forms 10-K or other reports publicly filed with the SEC.

Benefits Plans. In 2015, NEOs were eligible to participate in our health and welfare benefits plans under generally the same rules that apply to other employees, with the exception that Mr. D. J. Macdonald has a $1,000,000 maximum level of coverage for basic life and basic accidental death and dismemberment instead of the $250,000 maximum for the general employee body, which was increased to $1,000,000 for the general employee body in 2016. These higher limits were negotiated between the Company and Mr. D. J. Macdonald when he became CEO. Under the plans, eligible employees of the Company and our U.S. subsidiaries may elect to participate in the following plans:

●	life insurance (including basic and voluntary life, basic and voluntary accidental death and dismemberment);
●	disability (including, short-term disability and long-term disability); and
●	healthcare benefits under our healthcare plans.

Mr. A. Macdonald participates in employee benefits plans offered by the Company to all employees in the United Kingdom. The Company’s portion of the costs for each NEO’s participation in these plans is reported in “All Other Compensation” in the Summary Compensation Table which follows.

Retirement Plans. NEOs are eligible to participate in our 401(k) retirement plan under the same rules that apply to other employees. Under the plan, eligible employees of the Company and our U.S. subsidiaries may elect to defer a percentage of their compensation each year subject to plan limits and caps imposed by the Internal Revenue Service (the “IRS”). In 2015, our Company made matching contributions of $0.50 on the dollar for the first six percent of participant contributions (for a match of up to three percent of eligible compensation). In 2016, we changed this to be matching contributions of $1.00 on the dollar for the first three percent of participant contributions and matching contributions of $0.50 on the dollar for the next three percent of participant contributions (for a match of up to four and a half percent of eligible compensation).

We also have a non-qualified deferred compensation plan that enables NEOs and other eligible employees to defer receipt of up to 50% of their base salary and up to 100% of their annual bonus under the MIP during their employment or for certain specified minimum deferral periods. The Company does not make any matching or profit sharing contributions under this plan. Accounts are maintained for participants who elect to have their deferrals in a mix of investment options that best suits their goals and risk tolerance. Although we have established a rabbi trust to assist us in meeting our obligations under the plan, account balances under the plan are unsecured under IRS rules and remain part of the Company’s general assets until distributed to the participants. The value of a participant’s account balance is based solely on the participant’s deferrals and the investment return on such deferrals given the performance of the investment options that they select. We do not guarantee any minimum return on those investments. No NEOs participated in the plan in 2015; however, Dr. Gibertini has a balance from participating in the plan during previous years.

Severance and Change of Control Agreements.

Our NEOs are covered by severance and change of control agreement provisions in their employment agreements which are discussed in the Employment Agreements section of this Proxy Statement.

Tax and Accounting Considerations

Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended, (the “Code”), generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to our Chief Executive Officer and the three other most highly compensated executive officers (excluding our Chief Financial Officer). Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if specified requirements are met. There can be no assurance that compensation attributable to our incentive arrangements will be treated as qualified performance-based compensation under Section 162(m). In addition, the Compensation Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes such payments are appropriate and in the best interests of our Company and our stockholders.

EXECUTIVE COMPENSATION

The following table sets forth summary compensation information for our NEOs for the fiscal year ended December 31, 2015, 2014 and 2013.

Summary Compensation Table

Name and Principal Position	Year	Salary ($) (2)	Stock Awards ($) (3)	Option Awards ($) (4)		Non-Equity Incentive Plan Compensation ($) (7)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($) (8)	All Other Compensation ($) (9)	Total ($)

D. Jamie Macdonald,	2015	692,394	1,012,508	672,687		843,413	-	23,072	3,244,074

Chief Executive Officer and Director	2014	477,133		971,793		1,212,500	-	19,522	2,680,948
	2013	407,692		2,166,420	(5)	208,640	-	18,559	2,801,311

Gregory S. Rush,	2015	449,118	326,256	216,757		383,670	-	25,834	1,401,635

Executive Vice President and Chief Financial Officer	2014	368,935		331,003		653,570	-	26,129	1,379,637
	2013	125,412		1,596,900		62,020	-	10,654	1,794,986

Alistair Macdonald(1),	2015	461,280	349,004	231,870		330,877	-	67,139	1,440,170

President and Chief Operating Officer	2014	403,931		529,606		637,658	-	60,821	1,632,016
	2013	373,967		1,071,252	(6)	136,765	-	74,258	1,656,242

Michael Gibertini, PhD,	2015	461,399	337,489	224,234		330,750	-	17,756	1,371,628

President, Clinical Development

Christopher L. Gaenzle,	2015	405,951	292,515	194,327		286,650	-	22,593	1,202,036

Chief Administrative Officer, General Counsel and Secretary	2014	311,264		331,003		410,400	-	26,077	1,078,744

1.	Alistair Macdonald is paid in British Pound Sterling (the “GBP”). Other than the value of the stock awards and options awards, the amounts earned by Mr. A. Macdonald reported in this Summary Compensation Table have been converted to U.S. dollars using the average weekly exchange rate from GBP to U.S. dollars in 2015 of 1 GBP/1.5287 U.S. dollars, in 2014 of 1 GBP/1.6484 U.S. dollars, and in 2013 of 1 GBP/1.563 U.S. dollars as published by the Oanda Corporation, a financial services provider of currency conversion.

2.

For 2015, this column includes $627,490, $415,656, $452,576, $449,283 and $370,759 for salary earned by Jamie Macdonald, Greg Rush, Alistair Macdonald, Michael Gibertini and Christopher Gaenzle, respectively and $64,904, $33,462, $8,703, $12,115 and $35,192 of accrued and unused vacation time for Messrs. D. J. Macdonald, Rush, A. Macdonald, Gibertini and Gaenzle, respectively. For 2014, this column includes $456,897, $352,708, $403,931 and $306,828 for salary earned by Jamie Macdonald, Greg Rush, Alistair Macdonald and Christopher Gaenzle, respectively, and $20,236, $16,226, $0 and $4,435 of accrued and unused vacation time for Messrs. D. J. Macdonald, Rush, A. Macdonald and Gaenzle, respectively. For 2013, this column includes $400,000, $118,462, and $371,806 for salary earned by Messrs. D. J. Macdonald, Rush, and A. Macdonald, respectively, and $7,692, $6,950, and $2,161 of accrued and unused vacation time for Messrs. D. J. Macdonald, Rush, and A. Macdonald, respectively. For 2013, Mr. Rush’s base salary of $350,000 was pro-rated from his date of hire of August 30, 2013.

3.	Represents the aggregate grant date fair value of the restricted stock unit computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“FASB ASC Topic 718”). These values have been determined based on the assumptions set forth in Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015.

4.	Represents the aggregate grant date fair value of the option awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“FASB ASC Topic 718”). These values have been determined based on the assumptions set forth in Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015.

5.	Consists of $1,375,575 in incremental increase in fair value of an option granted on September 19, 2011 to acquire 295,857 Common Units (as defined in the Company’s 2010 Equity Incentive Plan) and $790,845 in incremental increase in fair market value of an option granted on January 1, 2013 to acquire 177,514 Common Units, both due to amendments to the options by the Board on August 5, 2013 as set forth in Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.

6.	Consists of $679,505 in incremental increase in fair value of an option granted on October 5, 2010 to acquire 148,402 Common Units and $391,747 in incremental increase in fair market value of an option granted on September 24, 2012 to acquire 88,284 Common Units, both due to amendments to the options by the Board on August 5, 2013 as set forth in Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.

7.	Bonus amounts paid in 2013, 2014 and 2015 were made under the MIP and are reported in the ‘Non-Equity Incentive Plan Compensation’ column of the Summary Compensation Table.” Amount shown for Mr. Rush for 2013 is prorated based on his date of hire of August 30, 2013.

8.	Represents the above market or preferential earnings under our elective non-qualified deferred compensation plan.

9.	Includes the following for each NEO:

Name	Year	Company Contribution to Retirement /401(k) Plan ($)	Life Insurance Premiums ($)	Disability Insurance Premiums ($)	Health Insurance Premiums ($)
D. Jamie	2015	7,950	768	662	13,692
Macdonald	2014	7,572	730	512	10,708
	2013	7,524	614	1002	9,419
Gregory S. Rush	2015	7,950	192	662	17,030
	2014	7,800	192	512	17,625
	2013	1,077	403	293	5,166
Alistair Macdonald	2015	46,386	1,392	1,656	718
	2014	41,787	206		511
	2013	38,150	238		589
Michael Gibertini	2015	7,950	192	662	8,952
Christopher L	2015	4,763	192	662	16,976
Gaenzle	2014	7,800	192	512	17,573

For 2015 and 2014, also includes reimbursement of $16,987 and $18,317, respectively, to Mr. A. Macdonald for a car allowance. For 2013, also includes reimbursement of $3,715 in legal expenses related to the negotiation of Mr. Rush’s employment agreement and $17,368 and $17,913 to Mr. A. Macdonald for a car allowance and relocation expenses, respectively.

For 2013, also includes reimbursement of $3,715 in legal expenses related to the negotiation of Mr. Rush’s employment agreement and $17,368 and $17,913 to Mr. A. Macdonald for a car allowance and relocation expenses, respectively.

2015 GRANTS OF PLAN-BASED AWARDS

The following table sets forth information regarding the grants of plan-based awards to our NEOs in 2015.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (1)	All Other Option Awards: Number of Securities Underlying Options (#) (1)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (2)
Name		Threshold ($)	Target ($)	Maximum ($)

D. Jamie Macdonald, Chief Executive Officer and Director	- 6/30/2015 6/30/2015	$286,875	$573,750	n/a	25,237	50,474	$40.12 $40.12	$672,687 $1,012,508
Gregory S. Rush, Executive Vice President and Chief Financial Officer	- 6/30/2015 6/30/2015	$130,500	$261,000	n/a	8,132	16,264	$40.12 $40.12	$216,757 $326,256
Alistair Macdonald, President and Chief Operating Officer	- 6/30/2015 6/30/2015	$112,543	$225,086	n/a	8,699	17,398	$40.12 $40.12	$231,870 $349,004
Michael Gibertini, PhD, President, Clinical Development	- 6/30/2015 6/30/2015	$112,500	$225,000	n/a	8,412	16,825	$40.12 $40.12	$224,234 $337,489
Christopher L. Gaenzle, Chief Administrative Officer, General Counsel and Secretary	- 6/30/2015 6/30/2015	$97,500	$195,000	n/a	7,291	14,581	$40.12 $40.12	$194,327 $292,515

(1)	The restricted stock units and stock option awards above were granted under the 2014 Equity Incentive Plan. All shares vest in four equal annual installments beginning on the first anniversary of the date of grant.

(2)	These amounts do not reflect the actual economic value received by our NEOs. The amounts reported in this column are valued based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The fair value of the stock options is estimated on the date of grant using the Black-Scholes-Merton option pricing model. See Note 8 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2015, for a discussion of the relevant assumptions used in calculating these amounts.

OUTSTANDING EQUITY AWARDS AS OF DECEMBER 31, 2015

The following table lists the outstanding equity awards held by our NEOs as of December 31, 2015.

Name	Vesting Commencement Date		Option Awards				Stock Awards
			Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)

D. Jamie Macdonald, Chief Executive Officer and Director	7/28/2011 1/1/2013 4/1/2014 6/30/2014 6/30/2015	(2) (3) (4) (5) (6)	90,452 88,759 26,628 28,404 -	88,755 88,755 62,129 66,270 50,474	$10.57 $10.57 $13.52 $16.06 $40.12	9/19/2021 1/1/2023 4/1/2024 6/30/2024 6/30/2025	25,237(14)	$1,224,247
Gregory S. Rush, Executive Vice President and Chief Financial Officer	8/30/2013 6/30/2014 6/30/2015	(7) (5) (6)	- 17,752 -	177,514 41,419 16,264	$10.06 $16.06 $40.12	8/30/2023 6/30/2024 6/30/2025	8,132(14)	$394,483
Alistair Macdonald, President and Chief Operating Officer	9/28/2010 8/17/2012 6/30/2014 6/30/2015	(8) (9) (5) (6)	- - - -	29,680 35,312 66,270 17,398	$8.45 $10.57 $16.06 $40.12	10/5/2020 9/24/2022 6/30/2024 6/30/2025	8,699(14)	$421,988
Michael Gibertini, PhD President, Clinical Development	9/28/2010 8/17/2012 6/30/2014 6/30/2015	(10) (11) (5) (6)	189,716 14,628 17,752 -	51,928 9,750 41,419 16,825	$8.45 $10.57 $16.06 $40.12	10/5/2020 9/24/2022 6/30/2024 6/30/2025	8,412(14)	$408,066
Christopher L. Gaenzle, Chief Administrative Officer, General Counsel and Secretary	4/2/2012 8/18/2013 6/30/2014 6/30/2015	(12) (13) (5) (6)	- - 17,752 -	18,933 23,667 41,419 14,581	$10.57 $10.06 $16.06 $40.12	4/2/2022 8/18/2023 6/30/2024 6/30/2025	7,291(14)	$353,686

(1)	Calculation is based on the closing market price of $48.51 of our stock on the NASDAQ on December 31, 2015.

(2)	This option was granted on September 19, 2011 and amended by the Board on August 5, 2013 and October 3, 2014, as set forth in Note 8 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2015. A total of 295,857 Common Stock shares are subject to the option, of which 147,929 Common Stock shares vest in five equal annual installments beginning on the first anniversary of the vesting commencement date and 147,928 Common Stock shares vest in five equal annual installments beginning on December 31, 2013.

(3)

This option was granted on January 1, 2013 and amended by the Board on August 5, 2013 and October 3, 2014, as set forth in Note 8 to the Consolidated Financial Statements included in our Annual Report on

Form 10-K for the year ended December 31, 2015. A total of 177,514 Common Stock shares are subject to the option, of which 88,757 Common Stock shares vest in five equal annual installments beginning on the first anniversary of the vesting commencement date and 88,757 Common Stock shares vest in five equal annual installments beginning on December 31, 2013.

(4)	This option was granted on April 1, 2014 and amended by the Board on October 3, 2014, as set forth in Note 8 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2015. A total of 88,757 Common Stock shares are subject to the option, of which 44,379 Common Stock shares vest in five equal annual installments beginning on December 31, 2014.

(5)	These options were granted on June 30, 2014 and amended by the Board on October 3, 2014, as set forth in Note 8 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2015. Half of the Common Stock shares vest in five equal annual installments beginning on the first anniversary of the vesting commencement date and half of the Common Stock shares vest in five equal annual installments beginning on December 31, 2014.

(6)	These options were granted on June 30, 2015 and will vest in four equal annual installments beginning on the first anniversary of the grant date.

(7)	This option was granted on August 30, 2013 and amended by the Board on October 3, 2014, as set forth in Note 8 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2015. A total of 355,029 Common Stock shares are subject to the option, of which 177,515 Common Stock shares vest in five equal annual installments beginning on the first anniversary of the vesting commencement date and 177,514 Common Stock shares vest in five equal annual installments beginning on December 31, 2013.

(8)	This option was granted on October 5, 2010 and amended by the Board on August 5, 2013 and October 3, 2014, as set forth in Note 8 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2015. A total of 148,402 Common Stock shares are subject to the option, of which 74,201 Common Stock shares vest in five equal annual installments beginning on the first anniversary of the vesting commencement date and 74,201 Common Stock shares vest in five equal annual installments beginning on December 31, 2013.

(9)	This option was granted on September 24, 2012 and amended by the Board on August 5, 2013 and October 3, 2014, as set forth in Note 8 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2015. A total of 88,284 Common Stock shares are subject to the option, of which 44,142 Common Stock shares vest in five equal annual installments beginning on the first anniversary of the vesting commencement date and 44,142 Common Stock shares vest in five equal annual installments beginning on December 31, 2013.

(10)	This option was granted on October 5, 2010 and amended by the Board on August 5, 2013 and October 3, 2014, as set forth in Note 8 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2015. A total of 259,644 Common Stock shares are subject to the option, of which 129,822 Common Stock shares vest in five equal annual installments beginning on the first anniversary of the vesting commencement date and 129,822 Common Stock shares vest in five equal annual installments beginning on December 31, 2013.

(11)	This option was granted on September 24, 2012 and amended by the Board on August 5, 2013 and October 3, 2014, as set forth in Note 8 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2015. A total of 24,378 Common Stock shares are subject to the option, of which 12,189 Common Stock shares vest in five equal annual installments beginning on the first anniversary of the vesting commencement date and 12,189 Common Stock shares vest in five equal annual installments beginning on December 31, 2013.

(12)	This option was granted on April 2, 2012 and amended by the Board on August 5, 2013 and October 3, 2014, as set forth in Note 8 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2015. A total of 47,337 Common Stock shares are subject to the option, of which 23,669 Common Stock shares vest in five equal annual installments beginning on the first anniversary of the vesting commencement date and 23,668 Common Stock shares vest in five equal annual installments beginning on December 31, 2013.

(13)	This option was granted on August 18, 2013 and amended by the Board on October 3, 2014, as set forth in Note 8 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2015. A total of 47,337 Common Stock shares are subject to the option, of which 23,669 Common Stock shares vest in five equal annual installments beginning on the first anniversary of the vesting commencement date and 23,668 Common Stock shares vest in five equal annual installments beginning on December 31, 2013.

(14)	These restricted stock units were granted on June 30, 2015 and will vest in four equal annual installments beginning on the first anniversary of the grant date.

2015 OPTION EXERCISES AND STOCK VESTED

The following table sets forth information concerning the exercise of options by our NEOs during 2015. None of the outstanding restricted stock units held by our NEOs vested during 2015.

Name	Option Awards
	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)(1)

D. Jamie Macdonald, Chief Executive Officer and Director	116,650	$3,899,610	(2)
Gregory S. Rush, Executive Vice President and Chief Financial Officer	177,515	$5,931,661	(3)
Alistair Macdonald, President and Chief Operating Officer	200,098	$7,115,897
Michael Gibertini, PhD President, Clinical Development	18,000	$679,140
Christopher L. Gaenzle, Chief Administrative Officer, General Counsel and Secretary	52,074	$1,762,406

(1)	The value realized is based on the difference between the exercise price and the closing price of our common stock on the date of exercise.

(2)	The shares of common stock were exercised in relation to a registered underwritten secondary offering pursuant to the underwriting agreement dated August 11, 2015 (the “August 2015 Underwriting Agreement”), entered into by and among the Selling Stockholders (as defined in the August 2015 Underwriting Agreement) and Credit Suisse Securities (USA) LLC and J.P. Morgan Securities LLC as the underwriters. The value realized reflects the offering price of $44.00 per share after underwriting discounts.

(3)	28,551 of these shares were exercised in a registered underwritten secondary offering pursuant to the underwriting agreement dated May 7, 2015 (the “May 2015 Underwriting Agreement”) entered into by and among the Selling Stockholders (as defined in May 2015 Underwriting Agreement) and Goldman, Sachs & Co. and Credit Suisse Securities (USA) LLC as the lead book-running managers and Jeffries LLC as a book running manager for the offering. The value realized represents the offering price of $31.00 per share ($29.68 per share after underwriting discounts).

2015 Nonqualified Deferred Compensation

Pursuant to our elective nonqualified deferred compensation plan, eligible employees in the United States, including our named executive officers, may defer up to 50% of their eligible base salaries as of the first day of the calendar year and up to 100% of awards earned under the Management Incentive Plan. Deferral elections are made by eligible employees before the beginning of the calendar year for which the compensation is payable. Contributions to the elective nonqualified deferred compensation plan consist solely of participants’ elective deferral contributions, with no matching or other employer contributions. None of the named executive officers elected to defer any portion of their salaries or cash bonuses during 2015, although Dr. Gibertini has assets in the plan that he deferred in prior years.

Eligible employees are permitted to make individual investment elections that best suit their goals, time horizon and risk tolerance on their deferral amounts under the elective nonqualified deferred compensation plan. Participants may change their investment elections at any time. Deferrals are only deemed to be invested in the investment options selected. The investment options consist of a variety of well-known mutual funds. The plan does not operate in a manner to provide any above-market returns or preferential earnings to participants. For 2015, participants were able to choose among a total of 29 investment options, however, Dr. Gibertini only elected to invest in the following investment option in 2015:

Name of Fund	Rate of Return % (YE 12/31/2015)
Fidelity Management & Research
Fidelity Contra fund	6.49

Distributions of amounts credited to the account of a named executive officer under the elective nonqualified deferred compensation plan will generally commence six months after the date of the executive’s separation from service. NEOs may also elect to receive in-service distributions of such amounts at the time they make their deferral elections. In addition, upon a showing of an unforeseeable emergency, an executive may be allowed to access funds in his deferred compensation account before he otherwise would have been eligible to. Benefits can generally be received either as a lump sum payment or in annual installments over a period not to exceed 5 years, or a combination thereof, except in the case of in-service distributions or death, which are always paid in a lump sum.

The following table provides information related to the potential benefits payable to each of our NEOs under our elective nonqualified deferred compensation plan.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY(1) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
D. Jamie Macdonald	-	-	-	-	-
Gregory S. Rush	-	-	-	-	-
Alistair Macdonald (2)	-	-	-	-	-
Michael Gibertini, PhD	-	-	10,984	-	180,137
Christopher L. Gaenzle	-	-	-	-	-

(1)	Amounts in this column are not reported as compensation for fiscal year 2015 in the Summary Compensation Table since they do not reflect above market or preferential earnings.

(2)	Because this is a US plan, Mr. A. Macdonald is not eligible to participate.

2015 PENSION BENEFITS

Our NEOs did not participate in any pension arrangements during 2015 that were not generally available to other employees.

Employment Agreements

We have entered into employment agreements with each of our NEOs. The material provisions of each such agreement are described below.

Jamie Macdonald, Greg Rush, Michael Gibertini, Ph.D., and Chris Gaenzle

In July 2014, we entered into an employment agreement with Jamie Macdonald, our Chief Executive Officer; Michael Gibertini, PhD., our President, Clinical Development; and Chris Gaenzle, our Chief Administrative Officer, General Counsel and Secretary; and in August 2013, we entered into an employment agreement with Greg Rush, our Executive Vice President and Chief Financial Officer. We refer to each of Messrs. Macdonald, Rush and Gaenzle, and Dr. Gibertini as an Executive. The agreements are governed by the laws of North Carolina. Under the agreements, we pay the Executives an annual base salary established by our Board or our compensation committee. In 2015, the annual base salaries were $675,000 for Mr. Macdonald, $435,000 for Mr. Rush, $450,000 for Dr. Gibertini and $390,000 for Mr. Gaenzle. Our Board will review the Executive’s salary from time to time.

Either we or the Executive may terminate the agreements at any time upon 45 days prior written notice, which notice we can shorten in our discretion. We may terminate the Executive’s employment immediately by written notice for “disability” and “cause” and the Executive may resign by written notice for “good reason”. Under the agreements, “disability” means a physical or mental condition that renders the Executive unable to perform the essential functions of the Executive’s job, with or without reasonable accommodation, for a continuous period of more than 90 days or for 90 days in any period of 180 consecutive days, and will be determined by a physician satisfactory to us and in accordance with applicable law. Under the agreements, “cause” means (i) the Executive’s breach of any fiduciary duty or legal or contractual obligation to us or our Board, (ii) the Executive’s failure to follow the reasonable instructions of our Board (or, in the cases of Messrs. Rush, Gaenzle and Dr. Gibertini, their direct supervisor) consistent with the Executive’s duties and responsibilities, which breach, if curable, is not cured within 10 business days after notice to the Executive or, if cured, recurs within 180 days, (iii) the Executive’s gross negligence, willful misconduct, fraud, insubordination or acts of dishonesty relating to us, or (iv) the Executive’s commission of any misdemeanor relating to us or of any felony. Under the agreements, “good reason” means the occurrence, without the Executive’s express written consent, of any of the following: (i) a material reduction in the Executive’s base salary or target bonus payout under our management incentive bonus program; (ii) a material adverse change to Executive’s title or a material reduction in the Executive’s authority, job duties, or responsibilities; (iii) a requirement that the Executive relocate to a principal place of employment more than 50 miles from our offices at 3201 Beechleaf Court, in Raleigh, North Carolina; or (iv) a material breach of the employment agreement by us; provided that, any such event will only constitute good reason if the Executive provides us with written notice of the basis for the good reason within 45 days of our initial actions or inactions giving rise to such good reason and subject to a 30 day cure period.

If we terminate the Executive’s employment due to his disability or death, we must pay to him or his estate, in addition to any short- or long-term disability and life benefits to which he is entitled, his “Accrued Payments” (some of which may be prorated). We must also pay the Executive Accrued Payments if we terminate his employment for cause or the Executive resigns without good reason. Under the agreements, “Accrued Payments” means (i) any unpaid base salary earned by the Executive as of his termination of employment, (ii) any unpaid amount actually earned and due to the Executive pursuant to our management incentive bonus program, and (iii) any business expenses for which Executive is entitled to reimbursement.

If we terminate the Executive’s employment without cause or the Executive resigns for good reason, we must pay him his Accrued Payments. Subject to the Executive’s compliance with certain provisions of his agreements, we must also pay the Executive his base salary at termination for 18 months for Mr. Macdonald and 12 months for Messrs. Rush, Gaenzle and Dr. Gibertini. We also must reimburse the Executive for the entire amount of any premiums paid by the Executive prior to such date necessary to continue COBRA coverage for the

Executive and his spouse and eligible dependents and thereafter pay the entire premium necessary to continue such coverage, in each case, until the earlier of (A) 18 months following the termination date, or (B) the date on which the Executive becomes eligible for group health insurance coverage under another employer’s plan.

In addition to these payments, if the Executive is terminated without cause or resigns for good reason within 12 months following a “Change in Control”, we must pay him a lump sum amount equal to 50% of his then current base salary or his target bonus payout under our management incentive bonus program, whichever is higher. Under the agreements, “Change in Control” means (i) any merger, consolidation, or reorganization involving us, in which, immediately after giving effect to the event, less than 50% of the total voting power of outstanding stock of the surviving or resulting entity is then “beneficially owned” (within the meaning of Rule 13d-3 of the Exchange Act) in the aggregate by our stockholders immediately prior to such event, (ii) any sale, lease, exchange, or other transfer of all or substantially all of our assets to any other person or entity, (iii) our dissolution or liquidation, (iv) when any person or entity not currently a stockholder acquires or gains control of more than 50% of our outstanding stock, or (v) as a result of or in connection with a contested election of directors, the persons who were our directors cease to constitute a majority of our Board.

The agreements include non-solicitation and non-competition provisions that apply during the Executive’s employment and extend for 18 months thereafter for Mr. Macdonald, 12 months thereafter for Dr. Gibertini and Mr. Gaenzle, and 12 months (non-solicitation) and six months (non-competition) thereafter for Mr. Rush.

Alistair Macdonald

In July 2014, we entered into an employment agreement with Alistair Macdonald, our Chief Operating Officer. The agreement is governed by English law. Under the agreement, we must pay Mr. Macdonald a base salary of GBP 296,052.96 per year, (or U.S. dollars 452,576.15 converted at the average 2015 exchange rate of 1 GBP to 1.5287 U.S. dollars) subject to our Board’s annual review.

Either we or Mr. Macdonald may terminate the agreement for any reason upon three months prior written notice. We also can terminate Mr. Macdonald immediately upon written notice by paying him three months of his base salary in lieu of the notice period. This payment is not required if Mr. Macdonald (i) commits any serious breach or repeated or continued breach of his obligations under the agreement, or breaches provisions in the agreement relating to employment activities with other companies, confidentiality, inventions and intellectual property rights, and/or statements he may make about us, (ii) is guilty of conduct tending to bring him or us into disrepute, (iii) becomes bankrupt or had an interim order made against him under applicable insolvency laws or compounded with his creditors generally, (iv) fails to perform his duties to a satisfactory standard, after having received a written warning from us relating to the same, or (v) has been convicted of an offence under any applicable statutory enactment or regulation (other than a traffic offence for which no custodial sentence is given).

If we are wound up for the purposes of reconstruction or amalgamation and, as a result, Mr. Macdonald is terminated or his duties redefined in a manner consistent with his current position or status with us, he will have no claim against us for termination of employment or otherwise as long as he is first offered employment with the resulting company on terms no less favorable to Mr. Macdonald as those in the agreement. If Mr. Macdonald unreasonably refuses such employment or transfer of his agreement to the resulting company, we may terminate his employment.

The agreement includes non-solicitation and non-competition provisions that apply during Mr. Macdonald’s employment and extend for 12 months after the earlier of Mr. Macdonald’s termination of employment or notice thereof.

Summary of Potential Payments Upon Termination of Employment or Change in Control

The following table sets forth the potential payments and benefits our NEOs would receive in the event of a termination of employment. These payments and benefits have been quantified assuming their termination of employment, or their termination upon death or disability, or their termination following a change in control occurred on the last trading day of our most recently completed fiscal year December 31, 2015 and that the price per share of our common stock is the closing market price on December 31, 2015 of $48.51 per share.

	D. Jamie Macdonald		Gregory S. Rush		Alistair Macdonald		Michael Gibertini		Christopher L. Gaenzle
Termination Without Cause or Resignation For Good Reason(1)
Accrued Payments(2)	$843,413		$383,670		$0		$330,750		$286,650
Continuation of Base Salary	$1,012,500	(3)	$435,000	(10)	$109,714	(12)	$450,000	(10)	$390,000	(10)
COBRA	$35,980	(4)	$35,980	(4)	$0		$21,541	(4)	$35,819	(4)

Total	$1,891,893		$854,650		$109,714		$802,291		$712,469

Termination For Cause or Resignation Without Good Reason
Accrued Payments(2)	$843,413		$383,670		$0		$330,750		$286,650

Total	$843,413		$383,670		$0		$330,750		$286,650

Termination Upon Death
Accrued Payments(2)	$843,413		$383,670		$0		$330,750		$286,650
Group Life Insurance	$1,000,000	(5)	$250,000	(5)	$1,686,176	(5)	$250,000	(5)	$250,000	(5)

Total	$1,843,413		$633,670		$1,686,176		$580,750		$536,650

Termination Upon Disability(1)
Accrued Payments(2)	$843,413		$383,670		$0		$330,750		$286,650
Long-Term Disability Benefits	$120,000	(6)	$120,000	(6)	$329,143	(13)	$120,000	(6)	$120,000	(6)

Total	$963,413		$503,670		$329,143		$450,750		$406,650

Termination Without Cause or Resignation For Good Reason Within 12 Months Following Change in Control
Accrued Payments(2)	$843,413		$383,670		$0		$330,750		$286,650
Continuation of Base Salary	$1,012,500	(3)	$435,000	(10)	$109,714	(12)	$450,000	(10)	$390,000	(10)
Lump Sum Payment	$573,750	(7)	$261,000	(7)	$0		$225,000	(11)	$195,000	(11)
COBRA	$35,980	(4)	$35,980	(4)	$0		$21,541	(4)	$35,819	(4)
Stock Option Vesting	$11,482,561	(8)	$8,305,915	(8)	$4,825,149	(8)	$3,935,359	(8)	$3,094,695	(8)
Restricted Stock Unit Vesting	$1,224,247	(9)	$394,483	(9)	$421,988	(9)	$408,066	(9)	$353,686	(9)

Total	$15,172,451		$9,816,048		$5,356,851		$5,370,716		$4,355,850

1.	“Cause,” “good reason,” “disability,” and “change in control” are defined in each NEO’s employment agreement.
2.	“Accrued payments” is defined in each NEO’s employment agreement.
3.	Continuation of salary for 18 months, paid monthly over 18 months.
4.	COBRA coverage premiums for 18 months, paid over 18 months or until eligible for health coverage at subsequent employer.
5.	Payment to the estate of executive in lump sum.
6.	Yearly amount due to the executive, paid monthly for the term of the disability.
7.	Higher of 50% of the NEO’s base salary or target bonus under the MIP, paid in a lump sum 60 days following termination. Amount shown represents target bonus under the MIP.
8.	Vesting of all unvested stock options on the termination date pursuant to the Company’s 2010 Equity Incentive Plan and 2014 Equity Incentive Plan and associated award agreements. Amount shown represents the in-the-money value of unvested options at the closing market price of our common stock on December 31, 2015.
9.	Vesting of all unvested restricted stock units on the termination date pursuant to the Company’s 2014 Equity Incentive Plan and associated award agreements. Amount shown represents the value of unvested restricted stock units at the closing market price of our common stock on December 31, 2015.
10.	Continuation of salary for 12 months, paid monthly over 12 months.
11.	Higher of 50% of the NEO’s base salary or target bonus under the MIP, paid in a lump sum 60 days following termination. Amount shown represents 50% of base salary.
12.	Continuation of salary for 3 months, paid in a lump sum.
13.	Yearly benefit after 26 week waiting period, paid monthly for maximum of five years.

PROPOSAL TWO ADVISORY (NONBINDING) VOTE ON EXECUTIVE COMPENSATION

As discussed in the CD&A, our compensation strategy focuses on providing a total compensation package that is designed to attract and retain high-caliber executives by incentivizing them to achieve company and individual performance goals and closely aligning these goals with stockholder interests. Our philosophy reflects our emphasis on pay for performance and on long-term value creation for our stockholders.

As required by Section 14A of the Exchange Act, we are providing stockholders with an advisory (nonbinding) vote on the compensation of our NEOs as described in this Proxy Statement. This proposal, known as a “Say-on-Pay” proposal, is designed to give our stockholders the opportunity to endorse or not endorse our Company’s executive compensation program through the following resolution:

“Resolved, that the stockholders approve, on an advisory (nonbinding) basis, the compensation of our NEOs, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC (which disclosure includes the CD&A, the Summary Compensation Table for fiscal year 2015, and the other related tables and disclosures).”

When you cast your vote, we urge you to consider the description of our executive compensation program contained in the CD&A and the accompanying tables and narrative disclosure.

Required Vote

The affirmative vote of a majority of our common stock present or represented and voting on our executive compensation is required to approve our executive compensation. Because your vote is advisory, it will not be binding upon our Board, will not overrule any decision by our Board and will not create or imply any additional fiduciary duties on our Board or any member thereof. However, our Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

In accordance with Delaware law, abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. Abstentions and broker non-votes will not be counted for purposes of determining the number of shares represented and voted in the meeting and, accordingly, will not affect the outcome of this proposal.

The Board unanimously recommends that stockholders vote FOR Proposal Two on our executive compensation as described in this Proxy Statement.

PROPOSAL THREE ADVISORY (NONBINDING) VOTE ON THE FREQUENCY OF FUTURE STOCKHOLDERS ADVISORY VOTES ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Act, we are required to seek a nonbinding advisory stockholder vote regarding the frequency of submission to stockholders of a “say on pay” advisory vote such as Proposal Two. The Dodd-Frank Act specifies that stockholders be given the opportunity to vote on our executive compensation programs either annually, every two years or every three years. Although this vote is advisory and nonbinding, our Board will review voting results and give serious consideration to the outcome of such voting. We will present this proposal to our stockholders at least once every six years.

You may cast your advisory vote on whether the advisory vote on executive compensation will occur every one, two or three years, or you may abstain from voting on the matter.

Our Board recommends that stockholders vote in favor of holding an advisory vote on executive compensation every year. In making this recommendation, our Board considered the relevant merits of each of the three frequency alternatives. Our Board believes that holding the advisory vote every year will allow stockholders to provide timely, direct input on our executive compensation philosophy, policies and practices as disclosed in the Proxy Statement each year and is therefore consistent with our efforts to engage in an ongoing dialogue with stockholders on executive compensation and corporate governance matters.

Required Vote

The option of one year, two years, or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. Because your vote is advisory, it will not be binding upon our Board, overrule any decision by our Board, or create or imply any additional fiduciary duties on our Board or any member of our Board. However, our Board will take into account the outcome of the vote when making future decisions regarding the frequency of future stockholder advisory votes on executive compensation.

In accordance with Delaware law, abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. Abstentions and broker non-votes will not be counted for purposes of determining the number of shares represented and voted in the election and, accordingly, will not affect the outcome of this proposal.

The Board unanimously recommends that stockholders vote FOR “one year” (as opposed to two years or three years) for Proposal Three, the frequency of future stockholders advisory votes on executive compensation.

PROPOSAL FOUR APPROVAL OF THE INC RESEARCH HOLDINGS, INC.

2016 EMPLOYEE STOCK PURCHASE PLAN

The Board of Directors (the “Board”) of the Company is seeking stockholder approval for the INC Research, Inc. 2016 Employee Stock Purchase Plan (the “ESPP”). If approved by the Company’s stockholders, the ESPP will become effective immediately. The Board believes that the ESPP is in the best interest of the stockholders and the Company because it provides a broad-based plan to U.S. employees, and in the future, global employees, to become long-term stockholders through the purchase of shares of the Company’s common stock on favorable terms through payroll deductions.

The Board believes that the ability to offer this type of program is an important recruiting and retention tool for the Company to attract, retain and reward the talented employees and officers needed for our success. In addition, the ESPP encourages stock ownership by employees and aligns the interests of employees and stockholders. If approved by the stockholders, a total of 1,000,000 shares of Company common stock will be made available for purchase under the ESPP. The total number of shares of Company common stock available for purchase under the ESPP should provide sufficient shares to meet expected purchases under the ESPP over the next five years, depending on the Company’s share price and the level of enrollment in the ESPP.

The principal features of the ESPP are summarized below, but the summary is qualified in its entirety by reference to the full text of the ESPP. A copy of the ESPP is attached to this Proxy Statement as Appendix A and is incorporated herein by reference. For purposes of this proxy statement, “Committee” means the Compensation Committee of the Board or such other committees of the Board appointed by the Board.

Purpose. The purpose of the ESPP is to provide an opportunity for eligible employees of the Company and any subsidiary or affiliate of the Company that has been designated by the Board to participate in the ESPP (a “Designated Company”) to purchase the Company’s common stock at a discount through voluntary contributions from employees’ eligible pay, thereby attracting, retaining and rewarding such persons and strengthening the mutuality of interest between such persons and the Company’s stockholders.

The rights to purchase common stock granted under the ESPP are intended to be treated as either (i) purchase rights granted under an “employee stock purchase plan,” as that term is defined in Section 423 of the Internal Revenue Code (i.e., a 423 Offering), or (ii) purchase rights granted under an employee stock purchase plan that is not subject to the terms and conditions of Section 423 of the Internal Revenue Code (i.e., a Non-423 Offering). The Company will retain the discretion to grant purchase rights under either a 423 Offering or a Non-423 Offering.

Stock Subject to Plan and Adjustments upon Changes in Stock. An aggregate number of shares of Company common stock equal to (i) 1,000,000 shares of common stock will be authorized and reserved for issuance under the ESPP. Such shares may be authorized but unissued Company common stock, treasury shares or common stock purchased on the open market.

In the event of any change affecting the number, class, or terms of the shares of Company common stock by reason of stock dividend, stock split, recapitalization, reorganization, merger, consolidation, spin-off, disaffiliation of a subsidiary or affiliate, combination of shares, exchange of shares, stock rights offering, or other similar event, or any distribution to the holders of shares of common stock other than a regular cash dividend, then the Committee, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the ESPP, will, in such manner as it may deem equitable, adjust the number and class of common stock that may be delivered under the ESPP, the purchase price per share and the number of shares of common stock covered by each right under the ESPP that has not yet been exercised.

Administration. The ESPP will be administered by the Committee (the “Administrator”). The Committee may delegate some of its authority to a subcommittee or other persons or groups of persons to assist with the day-to-day administration of the ESPP. The Administrator will have, among other authority, the authority to interpret the ESPP and, for purchase rights granted under the 423 Offering, to adopt such rules and regulations for administering the ESPP as it may deem necessary to comply with the requirements of Section 423 of the Internal Revenue Code.

Eligibility. Generally, any individual in an employee-employer relationship with the Company or a Designated Company, including Designated Companies outside the United States, for income tax and employment tax withholding and reporting purposes, is eligible to participate in the ESPP. However, the Administrator, in its discretion may determine on a uniform basis for an offering that employees shall not be eligible to participate if they: (i) have not completed at least two (2) years of service since their last hire date (or such lesser period of time as may be determined by the Administrator in its discretion), (ii) customarily work not more than twenty (20) hours per week, (iii) customarily work not more than five (5) months per calendar year, (iv) are highly compensated employees within the meaning of Section 414(q) of the Code, or (v) are highly compensated employee within the meaning of Section 414(q) of the Code with compensation above a certain level or are officers subject to the disclosure requirements of Section 16(a) of the Exchange Act. As of March 31, 2016, approximately 3,300 employees were eligible to participate in the ESPP.

No employee is eligible for the grant of any rights under the ESPP if, immediately after such grant, the employee would own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any subsidiary of the Company (including any stock which such employee may purchase under all outstanding rights and options), nor will any employee be granted purchase rights to buy more than $25,000 worth of Company common stock (such limit to be determined based on the fair market value of the common stock on the date the purchase rights are granted) under the ESPP in any calendar year such rights are outstanding.

Eligible employees who are citizens or resident of a jurisdiction outside the U.S. may be excluded from participation in the ESPP if their participation is prohibited under local laws or if complying with local laws would cause a 423 Offering to fail to qualify under Section 423 of the Code. In the case of a Non-423 Offering, an eligible employee may be excluded from participation in the ESPP or an offering if the Administrator has determined that participation of such eligible employees is not advisable or practicable for any reason.

Offering Periods. The ESPP will be implemented by consecutive offering periods with a new offering period commencing on the first trading date of the relevant offering period and terminating on the last trading date of the relevant offering period. Unless and until the Administrator determines otherwise in its discretion, each offering period will consist of one six (6)-month purchase period, which will run simultaneously with the offering period. The Administrator will have the authority to establish additional or alternative sequential or overlapping offering periods, multiple purchase periods within an offering period, or a different duration of offering periods with respect to future offerings, provided that no offering period may have a duration that exceeds 27 months.

Payroll Deductions. Except as otherwise provided by the Administrator, up to a maximum of 10% (or such greater percentage as the Administrator may establish from time to time before an offering period begins) of a participant’s “eligible pay,” which includes base salary or wages (including 13th/14th month payments or similar concepts outside the United States, may be contributed by payroll deductions toward the purchase price of the shares during each purchase interval within an offering period or if payroll deductions are not permitted under applicable local law, such other method of contribution as specified by the Administrator under a Non-423 Offering. A participant may elect to increase or decrease the rate of such contributions during any subsequent enrollment period by submitting the appropriate form online through the Company’s designated plan broker or to the Administrator. Except for a withdrawal from an offering period, an eligible employee may not initiate, increase or decrease contributions as of any date other than during an enrollment period. All payroll deductions collected from a participant are credited to his or her account under the ESPP and deposited with the Company’s general funds, unless otherwise required under applicable local law.

Purchase Price. The purchase price per share at which shares of Company common stock are sold in an offering period under the ESPP will be equal to the lesser of 85% of the Fair Market Value (as defined in the ESPP) of the shares of common stock (i) on the first trading date of the offering period, or (ii) on the purchase date (i.e., the last trading date of the offering). The Administrator has the authority to establish a different purchase price for any 423 Offering or Non-423 Offering, provided that the purchase price applicable to a 423 Offering complies with the provisions of Section 423 of the Code. As of March 31, 2016, the Fair Market Value of a share was $41.21.

Purchase of Stock. Each purchase right will be automatically exercised on the applicable purchase date within the offering period, and shares of Company common stock will be purchased on behalf of each participant by applying the participant’s contributions for the offering ending on the purchase date to the purchase of whole shares at the purchase price in effect for that purchase date.

The maximum number of shares purchasable per participant during any single offering period may not exceed 2,000 shares, subject to adjustments in the event of certain changes in our capitalization.

Any payroll deductions not applied to the purchase of shares of common stock on any purchase date because they are not sufficient to purchase a whole share or because of the limitations imposed under the ESPP on the number of shares that may be purchased under the ESPP will be carried over to the next offering period.

Transferability. Rights granted under the ESPP are not transferable by a participant other than by will or by the laws of descent and distribution, and are exercisable during the participant’s lifetime only by the participant.

Withdrawals. A participant may withdraw from an offering by submitting the appropriate form online through the Company’s designated plan broker or to the Administrator. A notice of withdrawal must be received by the last day of the month immediately preceding the month of the purchase date in order for such withdrawal to be effective during the current offering period. Upon receipt of such notice, automatic deductions of contributions on behalf of the participant will be discontinued commencing with the payroll period immediately following the effective date of the notice of withdrawal, and such participant may not again be eligible to participate in the ESPP until the next enrollment period. Amounts credited to the contribution account of any participant who withdraws by the last day of the month immediately preceding the month of the purchase date will be refunded, without interest, as soon as practicable.

Termination of Employment. Upon a participant ceasing to be an eligible employee for any reason prior to a purchase date, contributions for such participant will be discontinued and any amounts then credited to the participant’s contribution account shall be refunded, without interest, as soon as practicable, except as otherwise provided by the Administrator.

Unless otherwise determined by the Administrator or prohibited by applicable local law, if a participant is granted a leave of absence, whether paid or unpaid, the participant will be automatically withdrawn from the offering period, as of the first day of such leave of absence, and may not again be eligible to participate in the ESPP until the enrollment period following the employee’s return to work from such leave of absence. In the event that continued participation in the ESPP during the leave of absence is permitted by the Administrator or required by applicable local law, the Administrator or its designee shall establish rules and regulations applicable to such continued participation in the ESPP during such leave of absence; provided, however, to the extent necessary to comply with Section 423 of the Code, that if the period of leave exceeds three (3) months, the employment relationship as it relates to the ESPP will be deemed to have terminated three (3) months and one (1) day following the commencement of such leave unless the participant’s right to reemployment is guaranteed either by statute or by contract.

A participant whose employment transfers or whose employment terminates with an immediate rehire (with no break in service) by or between the Company or a Designated Company will not be treated as having terminated employment for purposes of participating in the ESPP or an offering; however, if a participant transfers from a 423 Offering to a Non-423 Offering, the exercise of the right will be qualified under the 423 Offering only to the extent that such exercise complies with Section 423 of the Code. If a participant transfers from a Non-423 Offering to a 423 Offering, the exercise of the right will remain non-qualified under the Non-Section 423 Offering.

Change in Control. In the event of a “Change in Control” (as defined in the ESPP), each outstanding right to purchase shares will be equitably adjusted and assumed for an equivalent right to purchase shares substituted by the successor corporation. In the event that the successor corporation refuses to assume or substitute for the purchase right, or the successor corporation is not a publicly traded corporation, the offering period then in progress will be shortened by setting a new purchase date and will end on the new purchase date. The new purchase date will be before the date of the Company’s proposed Change in Control. The Administrator will notify each participant in writing, at least ten (10) trading days prior to the new purchase date, that the purchase date for the participant’s purchase right has been changed to the new purchase date and that shares will be purchased automatically for the participant on the new purchase date, unless prior to such date the participant has withdrawn from the offering period.

Amendment and Termination of Plan. The Board or the Committee may amend the ESPP at any time, provided that, if stockholder approval is required pursuant to the Internal Revenue Code, securities laws or regulations, or the rules or regulations of the securities exchange on which the common stock is listed or traded, then no such amendment will be effective unless approved by the Company’s stockholders within such time period as may be required. The Board may suspend the ESPP or discontinue the ESPP at any time, including shortening an offering period in connection with a spin-off or similar corporate event. Upon termination of the ESPP, all contributions will cease and all amounts then credited to a participant’s account will be equitably applied to the purchase of whole shares then available for sale, and any remaining amounts will be promptly refunded, without interest, to the participants.

Federal Income Tax Information. The following summary briefly describes U.S. federal income tax consequences of rights under the ESPP, but is not a detailed or complete description of all U.S. federal tax laws or regulations that may apply, and does not address any local, state or other country laws. Therefore, no one should rely on this summary for individual tax compliance, planning or decisions. Participants in the ESPP should consult their own professional tax advisors concerning tax aspects of rights under the ESPP. Nothing in this Proxy Statement is written or intended to be used, and cannot be used, for the purposes of avoiding taxpayer penalties. The discussion below concerning tax deductions that may become available to us under U.S. federal tax law is not intended to imply that we will necessarily obtain a tax benefit or asset from those deductions. Taxation of equity-based payments in other countries is complex, does not generally correspond to federal tax laws, and is not covered by the summary below.

423 Offering. Rights to purchase shares granted under the 423 Offering are intended to qualify for favorable federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under the provisions of Section 423(b) of the Internal Revenue Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the ESPP are sold or otherwise disposed of. If the shares are disposed of within two years from the stock purchase right grant date (i.e., the beginning of the offering period or, if later, the date the participant entered the offering period) or within one year from the purchase date of the shares, a transaction referred to as a “disqualifying disposition,” the participant will realize ordinary income in the year of such disposition equal to the difference between the fair market value of the stock on the purchase date and the purchase price. The amount of such ordinary income will be added to the participant’s basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares after such basis adjustment will be a capital gain or loss. A capital gain or loss will be long-term if the participant holds the shares for more than one year after the purchase date.

If the stock purchased under the ESPP is sold (or otherwise disposed of) more than two years after the stock purchase right grant date and more than one year after the stock is transferred to the participant, then the lesser of (i) the excess of the sale price of the stock at the time of disposition over the purchase price, and (ii) the excess of the fair market value of the stock as of the date the participant entered the offering period over the purchase price (determined as of the date the participant entered the offering period) will be treated as ordinary income. If the sale price is less than the purchase price, no ordinary income will be reported. The amount of such ordinary income will be added to the participant’s basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares after such basis adjustment will be long-term capital gain or loss.

The Company generally will be entitled to a deduction in the year of a disqualifying disposition equal to the amount of ordinary income realized by the participant as a result of such disposition, subject to the satisfaction of any tax-reporting obligations. In all other cases, no deduction is allowed.

Non-423 Offering. If the purchase right is granted under the Non-423 Offering, then the amount equal to the difference between the fair market value of the stock on the purchase date and the purchase price will be treated as ordinary income at the time of such purchase. In such instances, the amount of such ordinary income will be added to the participant’s basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares after such basis adjustment will be a capital gain or loss. A capital gain or loss will be long-term if the participant holds the shares for more than one year after the purchase date.

The Company generally will be entitled to a deduction in the year of purchase equal to the amount of ordinary income realized by the participant as a result of such disposition, subject to the satisfaction of any tax-reporting obligations. For U.S. participants, FICA/FUTA taxes will be due in relation to ordinary income earned as a result of participation in the Non-423 Offering.

New Plan Benefits. As of the date of this Proxy Statement, no officer has been granted any rights under the proposed ESPP. Accordingly, the benefits to be received pursuant to the ESPP by the Company’s officers and employees are not determinable at this time.

Registration of Shares. If this proposal is approved by our stockholders, the Board of Directors intends to cause the shares of common stock that will become available for issuance under the ESPP to be registered on a Form S-8 Registration Statement to be filed with the SEC at the Company’s expense prior to the issuance of any such shares.

The Board unanimously recommends that stockholders vote FOR Proposal Four, the adoption of the Company’s 2016 Employee Stock Purchase Plan.

PROPOSAL FIVE APPROVAL OF THE INC RESEARCH HOLDINGS, INC.

2014 EQUITY INCENTIVE PLAN, AS AMENDED AND RESTATED,

INCLUDING TO INCREASE THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE AND

APPROVE MATERIAL TERMS UNDER CODE SECTION 162(M)

We are seeking stockholder approval of the INC Research Holdings, Inc. 2014 Equity Incentive Plan, as Amended and Restated (the “Plan”) to increase the number of shares of common stock reserved for issuance under the Plan from 3,272,828 shares to an aggregate of 4,572,828 shares and to allow us to grant “qualified performance-based” awards under the Plan that would be fully deductible for federal income tax purposes. In addition, if approved by our stockholders, the Plan, which was approved by our Board of Directors (the “Board”) on March 28, 2016, will amend and restate the original INC Research Equity Incentive Plan (the “Initial Plan”) in its entirety, effective as of the date of stockholder approval, with such amendment and restatement (the “Amendment”) being intended to implement certain equity plan and corporate governance best practices, as further discussed below.

Share Reserve Increase Proposal

Until the Amendment is approved by our stockholders, no awards may be granted under the Plan with respect to the additional shares reserved for issuance under the amendment. As of March 31, 2016, 1,822,531 shares of common stock were reserved for issuance and available for future awards under the Plan. The Plan is the Company’s only active employee equity incentive plan (other than its employee stock purchase plan). As a result of the limited number of shares remaining available for issuance under the Plan, and in order to have an appropriate supply of shares available for future equity awards under the Plan to recruit, hire, and retain the talent necessary to achieve strong performance in the future, we are requesting the additional 1,300,000 shares for which stockholder approval is being sought.

The following awards granted under all equity-based compensation plans sponsored by the Company were outstanding as of March 31, 2016, options with respect to 3,611,833 shares of common stock in the aggregate with a weighted average exercise price of $18.38 and a weighted average remaining term of 6 years, and full value awards with respect to 607,333 shares of common stock. Rights under our employee stock purchase plan have been excluded from the above share totals.

Approval of Material Terms of the Performance Goals under Internal Revenue Code Section 162(m)

In order to deduct in full for U.S. federal income tax purposes compensation that certain of the Company’s officers may recognize in connection with performance-based awards that may be granted in the future under the Plan, the stockholders of the Company are also being asked to approve certain material terms of the performance goals for performance-based awards granted under the Plan. Section 162(m) of the Internal Revenue Code (“Section 162(m)”), generally denies a corporate tax deduction for annual compensation exceeding $1,000,000 paid to the Chief Executive Officer or to any of the three other most highly compensated officers of a publicly held company other than the Chief Financial Officer. However, certain types of compensation, including “qualified performance-based” compensation that is payable under a plan satisfying certain requirements that has been approved by the public company’s stockholders, are generally excluded from this limit. The Initial Plan was adopted by our Board on November 3, 2014 and was approved by our stockholders prior to the effectiveness of the initial public offering of our common stock.

For companies that become publicly traded in connection with an initial public offering, such as our company, public stockholder approval is required to be obtained upon the expiration of a limited transition period following a company’s initial public officer in order to preserve the ability to fully deduct certain performance-based awards. Although the Company’s transition period does not expire until our Annual Meeting of Stockholders in 2018, the Company is taking this opportunity to obtain stockholder approval of the material terms of the performance goals for Section 162(m) purposes.

Thus, by approving the Plan, to enable compensation in connection with awards granted under the Plan that are contingent on the attainment of performance goals to constitute “qualified performance-based” within the meaning of Section 162(m), the stockholders will be approving, among other things: (i) the eligibility requirements for participation in the Plan; (ii) the performance criteria upon which cash performance awards and certain awards of restricted stock and restricted stock units may be based; (iii) the maximum numbers of shares subject to stock options, stock appreciation rights, restricted stock awards and restricted stock units intended to qualify as performance-based compensation under Section 162(m) that may be granted to a participant in any calendar year; and (iv) the maximum dollar amount that may become payable to a participant in any calendar year under all cash performance awards and other awards that are settled in cash, as discussed in more detail below.

Material Changes to the INC Research 2014 Equity Incentive Plan

The following summary highlights the proposed material changes to the Initial Plan.

●	The number of shares reserved for issuance pursuant to awards granted under the Plan has been increased by 1,300,000 shares to 4,572,828 shares.
●	The provision addressing the number of shares reserved for issuance under the Plan has been amended to provide that all shares reserved for issuance under the Plan may be (but are not required to be) issued pursuant to incentive stock options.
●	The provision addressing awards granted to non-employee directors has been revised to provide that the maximum number of shares that may be subject to awards granted to any non-employee director during any calendar year shall be limited to $500,000 in grant date fair value of common stock for all award types in the aggregate.
●	The Plan has been revised to include a provision which mandates a vesting period of at least one year for awards granted under the Plan (other than cash performance awards or substitute awards), except with respect to awards relating to 5% of the number of shares available for grant as of the effective date of the Amendment (the “Amendment Effective Date”).
●	The change in control provisions have been amended to provide for automatic vesting acceleration of outstanding awards only if the awards are not assumed by a successor corporation or where the awards are assumed but the participants are subject to an involuntary termination without cause or resign for good reason within a specified period following such change in control, except for performance-based awards, which are subject to the treatment provided for in the applicable award agreement upon a change in control.
●	The provision addressing employment transfers and leaves of absence has been revised to clarify that a participant’s change in status from an employee to a consultant or other personal service provider shall be deemed a termination of service for purposes of the Plan (subject to compliance with Section 409A of the Internal Revenue Code (“Code”)).
●	A prohibition on repricing of stock options and stock appreciation rights has been added to the Plan providing that except in the case of adjustments provided for by the Plan, in the absence of stockholder approval: (i) the exercise price or base price of outstanding stock options or stock appreciation rights may not be reduced; (ii) outstanding stock options or stock appreciation rights may not be canceled in exchange for stock options or stock appreciation rights with an exercise price or base price that is less than the exercise price or base price of the original stock options or stock appreciation rights; and (iii) outstanding stock options or stock appreciation rights may not be canceled in exchange for other awards or cash at a time when the stock options or stock appreciation rights have a per share exercise price that is higher than the fair market value of a share of common stock.

Key Terms of the Plan at a Glance

The following is a summary of the key provisions of the Plan, assuming the Amendment is adopted as set forth and stated herein.

Plan Term	The Plan (as amended) will become effective on the date the stockholders approve the Plan and will continue in effect until terminated by the Board or the Compensation Committee.
Eligible Participants	Employees, consultants or other personal service providers of the Company and any subsidiary of the Company (as defined in the Plan) and non-employee directors of the Company are eligible to receive each type of award offered under the Plan, except for “incentive stock options,” within the meaning of Section 422 of the Code, which may be granted only to employees of the Company or any subsidiary of the Company.
Shares Available for Awards

Over the term of the Plan, 4,572,828 shares (after giving effect to the increase of 1,300,000 shares if the Amendment is approved) plus shares relating to any portion of an award that is canceled, forfeited, settled in cash or otherwise terminated without delivery of shares to the participant in accordance with Section 4.2 of the Plan, subject to adjustment in the event of certain changes in the capitalization of the Company.

If the Amendment is approved by the stockholders, approximately 3,122,531 shares would be available for the grant of new awards under the Plan (including shares available for issuance as of March 31, 2016).

Award Types	(1) Stock options (2) Stock appreciation rights (SARs) (3) Restricted stock awards (4) Restricted stock units (5) Cash performance awards (6) Stock awards
Award Terms (Exercisability Period)	Stock options will have a term of no longer than 10 years, and incentive stock options granted to 10% owners will have a term of no longer than 5 years. All other awards have the terms set forth in the applicable award agreement and in the Plan.
Vesting Requirements	The Plan mandates a minimum one-year vesting period for all awards granted on or after the Amendment Effective Date (other than cash performance awards or substitute awards), except with respect to 5% of the number of shares available for grant as of the Amendment Effective Date.
ISO Limits	If the Amendment is approved, all of the 4,572,828 shares reserved for issuance under the Plan may be (although are not required to be) issued pursuant to incentive stock options granted under the Plan.

162(m) Share Limits

Section 162(m) requires among other things that the maximum number of shares awarded or cash payable to an individual must be approved by the stockholders in order for the awards granted under the plan to be eligible for treatment as performance-based compensation that will not be subject to the $1,000,000 limitation on tax deductibility for compensation paid to certain specified senior executives. Accordingly, the Plan limits awards granted to an individual participant in any calendar year to:

(1)    With respect to stock options, stock appreciation rights, restricted stock awards or restricted stock units, no more than 2,000,000 shares for each such award type individually; and

(2)    With respect to cash performance awards and all other awards that are settled in cash, no more than $2,000,000 which may become payable to a participant.

Not Permitted Without Stockholder Approval

(1)    Repricing or reducing the exercise price of a stock option or stock appreciation right without stockholder approval.

(2)    Cancelling any outstanding stock option or stock appreciation right in exchange for an option or stock appreciation right with a lower exercise price or base price.

(3)    Replacing any outstanding stock option or stock appreciation with any other award or cash at a time when the stock option or stock appreciation right has an exercise price or base price that is higher than the fair market value of a share of common stock.

No Liberal Share Recycling	Shares will not be added back to the number of shares available for issuance when (i) shares covered by an award are tendered or withheld in payment of the purchase price or tax withholding due with respect to the award, or when (ii) shares are not issued or delivered as a result of net settlement of an outstanding stock appreciation right or option.
Change in Control	No single-trigger vesting acceleration, for those awards granted after the Amendment Effective Date.

Summary of the Plan

The following summary of certain material features of the Plan is qualified in its entirety by reference to the Plan, which is attached to this proxy statement as Appendix B.

The Initial Plan became effective in November 2014 in connection with our initial public offering. The Plan provides for the grant of awards to eligible employees, non-employee directors, consultants or other personal service providers in the form of stock options, stock appreciation rights, restricted stock awards, restricted stock units (“RSUs”), stock awards and cash performance awards.

Administration. The Plan will be administered by the Compensation Committee or another committee of the Board, comprised of no fewer than two members of the Board who are appointed by the Board to administer the plan, or, subject to the limitations set forth in the Plan, the Board (the plan administrator is referred to herein as the “Committee”). Subject to the limitations set forth in the Plan, the Committee has the authority (among other things) to determine the persons to whom awards are to be granted, prescribe the restrictions, terms and conditions of all awards, interpret the Plan and adopt sub-plans and rules for the administration, interpretation and application of the Plan.

Reservation of Shares. Subject to adjustments as described below, the maximum aggregate number of shares of common stock that may be issued pursuant to awards granted under the Plan will be equal to 4,572,828, all of which may be (though are not required to be) granted as incentive stock options within the meaning of Section 422 of the Code. Any shares of common stock issued under the Plan will consist of authorized and unissued shares or treasury shares.

In the event of any recapitalization, reclassification, stock dividend, extraordinary dividend, stock split, reverse stock split or other distribution with respect to common stock, or any merger, reorganization, consolidation, combination, spin-off, stock purchase, or other similar corporate change or any other change affecting common stock (other than regular cash dividends to our stockholders), the Committee shall, in the manner and to the extent it considers equitable to the participants in the Plan and consistent with the terms of the Plan, cause adjustments to the maximum number and kind of shares of common stock available for grant, as well as to the maximum award limitations under the Plan, the number and kind of shares of common stock and/or other terms including the exercise price or base price of outstanding awards and/or issue additional awards or shares of common stock, issue dividend equivalent rights or make cash payments to holders of outstanding awards under the Plan.

Share Counting. To the extent that an award granted under the Plan is canceled, expired, forfeited, surrendered, settled by delivery of fewer shares than the number underlying the award, settled in cash or otherwise terminated without delivery of the shares, the shares of common stock retained by or returned to us will: (i) not be deemed to have been delivered under the Plan, (ii) be available for future awards under the Plan, and (iii) increase the share reserve by one share for each share that is retained by or returned to us. Notwithstanding the foregoing, shares that are (x) withheld from an award or separately surrendered by the participant in payment of the exercise or purchase price or taxes relating to such an award or (y) not issued or delivered as a result of the net settlement of an outstanding stock option or stock appreciation right shall be deemed to constitute delivered shares, will not be available for future awards under the Plan and shall continue to be counted as outstanding for purposes of determining whether award limits have been attained. Awards assumed or substituted for in a merger, consolidation, acquisition of property or stock or reorganization will not reduce the share reserve, will not be subject to or counted against the award limits under the Plan, and will not replenish the share reserve upon the occurrence of any of the events described at the beginning of this paragraph.

Eligibility. Employees, consultants or other personal service providers of the Company and any subsidiary of the Company (as defined in the Plan) and non-employee directors of the Company are eligible to receive awards under the Plan. As of March 31, 2016, approximately 756 persons, including 744 employees, 7 executive officers, 5 non-employee directors and no consultants or other personal service providers were eligible to receive awards under the Plan.

Fair Market Value of Shares. The fair market value of our shares on any relevant date under the Plan is generally the closing price per share on that date on the NASDAQ Stock Market. The closing price of our shares as reported on the NASDAQ Stock Market on March 31, 2016 was $41.21 per share.

Minimum Vesting Requirements. Except with respect to 5% of the number of shares available for grant as of the Amendment Effective Date (the “Unrestricted Pool”), the Plan mandates a minimum one-year vesting period for all awards granted on or after the Amendment Effective Date, other than cash performance awards which are generally settled in cash, or awards granted in substitution for awards previously granted by a company acquired by the Company. The Committee has discretion to accelerate the vesting of awards, provided that such acceleration does not cause an award subject to a one-year minimum vesting period to vest prior to one year from grant, other than upon a change in control or upon a participant’s death or disability.

Stock Options. Stock options granted under the Plan may be issued as either incentive stock options, within the meaning of Section 422 of the Code, or as nonqualified stock options. Incentive stock options may only be granted to employees of the Company and our subsidiaries as defined in Section 424(f) of the Code. The exercise price per share of an option will be not less than 100% of the fair market value of a share of common stock on the date of the grant of the option and the maximum term of an option will be 10 years from the date of grant. In addition, in the case of any incentive stock option granted to any individual who owns, as of the date of grant, shares possessing more than 10% of the total combined voting power of all classes of our shares, the incentive stock option must have an exercise price that is not less than 110% of the fair market value of a share on the date of grant and the maximum term of any such incentive stock option is 5 years. Subject to the Plan’s minimum vesting requirements, the Committee will determine the vesting and/or exercisability requirements and the term of exercise of each option, including the effect of termination of service of a participant or a change in control. The vesting requirements may be based on the continued employment or service of the participant for a specified time period or on the attainment of specified business performance goals established by the Committee. The vesting of options may be accelerated in certain circumstances, as determined by the Committee.

To exercise an option, the participant must pay the exercise price, subject to specified conditions, (i) in cash or by cash equivalent acceptable to the Committee, or, (ii) to the extent permitted by the Committee, and set forth in an award agreement, (A) in shares of common stock, (B) through an open-market broker-assisted transaction, (C) by reducing the number of shares of common stock otherwise deliverable upon the exercise of the stock option, (D) by combination of any of the above methods or (E) by such other method approved by the Committee, and must pay any required tax withholding amounts. All options generally are nontransferable.

Stock Appreciation Rights. A stock appreciation right may be granted either in tandem with an option or without a related option. A stock appreciation right entitles the participant, upon settlement or exercise, to receive a payment based on the excess of the fair market value of a share of common stock on the date of settlement or exercise over the base price of the right, multiplied by the number of shares of common stock as to which the right is being settled or exercised. Stock appreciation rights may be granted on a basis that allows for the exercise of the right by the participant or that provides for the automatic payment of the right upon a specified date or event. The base price of a stock appreciation right may not be less than 100% of the fair market value of a share of common stock on the date of grant. Subject to the Plan’s minimum vesting requirements, the Committee will determine the vesting requirements and the term of exercise of each stock appreciation right, including the effect of termination of service of a participant or a change in control. The vesting requirements may be based on the continued employment or service of the participant for a specified time period or on the attainment of specified business performance goals established by the Committee. The vesting of stock appreciation rights may be accelerated in certain circumstances, as determined by the Committee. The maximum term of a stock appreciation right will be ten years from the date of grant. Stock appreciation rights may be payable in cash or in shares of common stock or in a combination of both. All stock appreciation rights generally are nontransferable.

Restricted Stock Awards. A restricted stock award represents shares of common stock that are issued subject to restrictions on transfer and vesting requirements. Subject to the Plan’s minimum vesting requirements, the vesting requirements may be based on the continued service of the participant for a specified time period or on the attainment of specified performance goals established by the Committee, and vesting may be accelerated in certain circumstances, as determined by the Committee. Unless otherwise set forth in an award agreement, restricted stock award holders will not have any of the rights of a stockholder with respect to unvested shares (including, the right to vote or receive dividends and other distributions paid or made with respect thereto), unless and until such shares vest. All restricted stock awards are generally nontransferable.

Restricted Stock Units. An award of restricted stock units, or RSUs, provides the participant the right to receive a payment based on the value of a share of common stock. Subject to the Plan’s minimum vesting requirements, the Committee will determine the vesting requirements of RSUs and any other restrictions or conditions to payment. RSUs may vest based solely on the continued service of the participant for a specified time period. In addition, RSUs may be denominated as performance share units, or PSUs and may vest in whole or in part based on the attainment of specified performance goals established by the Committee. The vesting of RSUs and PSUs may be accelerated in certain circumstances, as determined by the Committee. RSU and PSU awards will become payable to a participant at the time or times determined by the Committee and set forth in the award agreement, which may be upon or following the vesting of the award. RSU and PSU awards are payable in cash or in shares of common stock or in a combination of both. RSUs and PSUs may be granted together with a dividend equivalent right with respect to the shares of common stock subject to the award. Dividend equivalent rights will be paid at such time as determined by the Committee in its discretion (including, without limitation, at the times paid to stockholders generally or at the times of vesting or payment of the RSU or PSU), as set forth in an award agreement. Dividend equivalent rights may be subject to forfeiture under the same conditions as apply to the underlying RSUs or PSUs, as set forth in an award agreement. All RSUs and PSUs are generally nontransferable.

Stock Awards. A stock award represents shares of common stock that, to the extent issued from the Unrestricted Pool, will be issued free of restrictions on transfer and free of forfeiture conditions and to which the participant is entitled all incidents of ownership. A stock award may be granted for past, or in anticipation of future, services, in lieu of any discretionary bonus or other discretionary cash compensation, directors’ fees or for any other valid purpose as determined by the Committee. Subject to the Plan’s minimum vesting requirements, the Committee will determine the terms and conditions of stock awards, and such stock awards may be made from the Unrestricted Pool without vesting requirements. Upon the issuance of shares of common stock under a stock award, the participant will have all rights of a stockholder with respect to such shares of common stock, including the right to vote the shares and receive all dividends and other distributions on the shares. Subject to Section 409A of the Code, upon advance written request of a participant and with the consent of the Committee, a participant who is a U.S. taxpayer may receive a portion of any cash compensation otherwise due in the form of common stock either currently or on a deferred basis. The right to receive shares of common stock on a deferred basis is generally nontransferable.

Cash Performance Awards. A performance award is denominated in a cash amount (rather than in shares) and is payable based on the attainment of pre-established business and/or individual performance goals. The requirements for vesting may be also based upon the continued service of the participant during the performance period, and vesting may be accelerated in certain circumstances, as determined by the Committee. All cash performance awards are generally nontransferable. The maximum amount of cash compensation that may be paid to a participant during any one calendar year under all cash performance awards and all other awards that are actually paid or settled in cash is limited to $2,000,000. In the discretion of the Committee, cash performance awards may be paid in shares. To the extent that a cash performance award vests earlier than one year from the date of grant other than upon a change of control or the participant’s death or disability, any shares issued in payment of the award will be counted against the Unrestricted Pool.

Performance Criteria. For purposes of cash performance awards, as well as for any other awards under the Plan intended to qualify as “performance-based compensation” under Section 162(m), the performance criteria will be one or any combination of the following, for the Company or any identified subsidiary, division or business unit or line, as determined by the Committee at the time of the award: (i) total stockholder return; (ii) such total stockholder return as compared to total return (on a comparable basis) of a publicly available index such as, but not limited to, the Standard & Poor’s 500 Stock Index; (iii) net income; (iv) pretax earnings; (v) adjusted net income; (vi) adjusted pretax earnings; (vii) adjusted earnings per share; (viii) adjusted earnings before interest expense, taxes, depreciation and amortization, or EBITDA; (ix) pretax operating earnings after interest expense and before bonuses, service fees and extraordinary or special items; (x) operating margin; (xi) earnings per share; (xii) return on equity; (xiii) return on capital; (xiv) return on investment; (xv) operating earnings; (xvi) working capital; (xvii) ratio of debt to stockholders’ equity; (xviii) revenue; (xix) free cash flow (generally defined as adjusted EBITDA, less cash taxes, cash interest and net capital expenditures, mandatory payments of principal under any credit facility and payments under collateralized lease obligations and financing lease obligations); and (xx) any combination of or a specified increase in any of the foregoing. Each of the performance criteria will be applied and interpreted in accordance with an objective formula or standard established by the Committee at the time of grant of the award, which may include, without limitation, generally accepted accounting principles, or GAAP.

The “performance goals” shall be the levels of achievement relating to the performance criteria selected by the Committee for the award. The performance goals shall be written and shall be expressed as an objective formula or standard that precludes discretion to increase the amount of compensation payable that would otherwise be due upon attainment of the goal. The performance goals may be applied on an absolute basis or relative to an identified index, peer group or one or more competitors or other companies (including particular business segments or divisions of such companies), as specified by the Committee.

At the time that an award is granted, the Committee may provide for the performance goals or the manner in which performance will be measured against the performance goals to be adjusted in such objective manner as it deems appropriate, including, without limitation, adjustments to reflect non-cash losses or charges (e.g., amortization expense, stock-based compensation, impairments, etc.), charges for restructurings, non-operating income, the impact of corporate transactions, severance and recruitment costs, “run rate” savings, costs incurred in establishing new manufacturing sources, specified legal expenses, discontinued operations, or financing transactions, extraordinary and other unusual or non-recurring items or events and the cumulative effects of accounting or tax law changes. In addition, with respect to a participant hired or promoted following the beginning of a performance period, the Committee may determine to prorate the performance goals and/or the amount of any payment in respect of such participant’s performance awards for the partial performance period.

Further, the Committee shall, to the extent provided in an award agreement, have the right, in its discretion, to reduce or eliminate the amount otherwise payable to any participant under an award and to establish rules or procedures that have the effect of limiting the amount payable to any participant to an amount that is less than the amount that is otherwise payable under an award. The Committee shall not have discretion to increase the amount that is otherwise payable to any participant. Following the conclusion of the performance period, the Committee shall certify in writing whether the applicable performance goals have been achieved, or certify the degree of achievement, if applicable. Upon certification of the performance goals, the Committee shall determine the level of vesting or amount of payment to the participant pursuant to the award, if any.

Notwithstanding anything to the contrary contained in the Plan, with respect to any award intended to qualify as “performance-based compensation” under Section 162(m), unless the Board determines that an applicable exemption under applicable law applies, all references to the Committee or the Board in the Plan shall solely mean each such member of the Committee that satisfies the requirements for an “outside director” under Section 162(m).

Award Limitations. For purposes of complying with the requirements of Section 162(m), the maximum number of shares of common stock that may be subject to stock options, stock appreciation rights, performance-based restricted stock awards and performance-based RSUs granted to any participant other than a non-employee director during any calendar year will be limited to 2,000,000 shares of common stock for each such award type individually.

Further, the maximum number of shares of common stock that may be subject to stock options, stock appreciation rights, restricted stock awards, RSUs and stock awards granted to any non-employee director during any calendar year will be limited to $500,000 in grant date fair market value of common stock for all such award types in the aggregate.

If an award is settled in cash, the number of shares of common stock on which the award is based shall not count toward any individual share limit, but shall count against the annual cash performance award limit set forth above under “Cash Performance Awards.”

Effect of Change in Control. Upon the occurrence of a change in control, unless otherwise provided in an award agreement entered into prior to the Amendment: (i) if a participant’s awards are not converted, assumed, substituted or replaced by a successor or survivor corporation, or a parent or subsidiary thereof, then in connection with such change in control such awards shall become fully exercisable and all forfeiture restrictions on such awards shall lapse; and (ii) if an employee participant’s awards are converted, assumed, substituted or replaced by a successor or survivor corporation, or a parent or subsidiary thereof after a change in control, the vesting of the awards will automatically accelerate, and become fully exercisable and all forfeiture restrictions on such awards shall lapse, upon an involuntary termination of the participant’s employment without cause or participant’s resignation for good reason (as defined in the applicable award agreement) within the period designated in the applicable award agreement following the change in control; provided, however, that the vesting and payout of performance awards in the event of a change in control shall be as provided in the applicable award agreement.

Subject to the limitations in the Plan, unless specifically prohibited under applicable law, or unless otherwise provided in the applicable award agreement, the Committee is authorized but not required to take such further action as it determines to be necessary or advisable, and fair and equitable to the Participants, with respect to outstanding awards, including, without limitation, the following (or any combination thereof): (i) continuation or assumption of our outstanding awards (if we are the surviving company or corporation) or by the surviving company or corporation or its parent; (ii) substitution by the surviving company or corporation or its parent of awards with substantially the same or comparable terms (including with respect to economic value) for outstanding awards; (iii) accelerated exercisability, vesting and/or payment immediately prior to or upon the occurrence of such event or upon a termination of employment following such event; and (iv) if all or substantially all of our outstanding shares of common stock are transferred in exchange for cash consideration in connection with such change in control: (A) upon written notice, provide that any outstanding stock options and stock appreciation rights are exercisable during a reasonable period of time immediately prior to the scheduled consummation of the event or such other reasonable period as determined by the Committee (contingent upon the consummation of the event), and at the end of such period, such stock options and stock appreciation rights will terminate to the extent not so exercised within the relevant period; and (B) cancellation of all or any portion of outstanding awards for fair value, as determined in the sole discretion of the Committee, subject to the limitations set forth in the Plan.

Forfeiture. The Committee may specify in an award agreement that an award will be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, including termination of service for “cause” (as defined in the Plan), violation of material Company policies, breach of noncompetition, confidentiality or other restrictive covenants that may apply to the participant, or other conduct by the participant that is detrimental to our business or reputation. Unless otherwise provided by the Committee and set forth in an award agreement, if (i) a participant’s service is terminated for “cause” or (ii) after termination of service for any other reason, the Committee determines in its discretion that the participant engaged in conduct that violates any continuing obligation or duty of the participant set forth in any executive or restrictive covenant agreement with respect to non-competition, non-solicitation, confidentiality, intellectual property or trade secret protection, or any similar agreement to which the participant is a party in favor of us or any of our subsidiaries, such participant’s rights, payments and benefits with respect to such award shall be subject to cancellation, forfeiture and/or recoupment.

Right of Recapture. If pursuant to any award a participant receives compensation calculated by reference to financial statements that are subsequently required to be restated in a way that would decrease the value of such compensation, the participant will, upon the Committee’s written request, forfeit and repay to us the difference between what the participant received during the period of three years preceding the date on which we become required to prepare the restatement and what the participant should have received based on the accounting restatement, in accordance with (i) our compensation recovery, “clawback” or similar policy, if any, as may be in effect from time to time and (ii) any compensation recovery, “clawback” or similar policy made applicable by law including the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Parachute Payments. Notwithstanding anything to the contrary contained in the Plan, in the event the receipt of all payments or distributions by us in the nature of compensation to or for a participant’s benefit, whether paid or payable pursuant to this plan or otherwise (a “Payment”), would subject the participant to the excise tax under Section 4999 of the Code, the Payments shall be reduced to the greatest amount of the Payments that can be paid and would not result in the imposition of the excise tax (the “Reduced Amount”), however, if the portion of the Payments the participant would receive after payment of all applicable taxes, including any excise taxes, is greater than the Reduced Amount, no such reduction shall occur.

Tax Withholding. We have the power and the right to deduct or withhold automatically from any amount deliverable under an award or otherwise, or require a participant to remit to us, the minimum statutory amount to satisfy federal, state and local taxes (including income taxes, social insurance, payroll taxes, fringe benefits taxes, payment on account or other tax-related items related to the participant’s participation in the Plan and legally applicable to the participant), domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the Plan. With respect to required withholding, participants may elect (subject to our automatic withholding right set out above) to satisfy the withholding requirement with respect to any taxable event arising as a result of the Plan, in whole or in part, generally by the methods described in the Plan applicable to the payment of the exercise price in connection with stock option exercises or similar methods in the case of awards other than stock options.

Deferrals of Payment. The Committee may in its discretion permit participants in the Plan to defer the receipt of payment of cash or delivery of shares of common stock that would otherwise be due by virtue of the exercise of a right or the satisfaction of vesting or other conditions with respect to an award or an election to receive shares of our common stock (in lieu of compensation otherwise payable in cash) on a deferred basis in accordance with the terms of the Plan; provided, however, that such discretion shall not apply in the case of a stock option or stock appreciation right.

Trading Policy Considerations. Stock option exercises and other awards granted under the Plan shall be subject to our insider trading policy or other trading or ownership policy related restrictions, terms and conditions as in effect, from time to time.

Term, Amendment and Termination. The Initial Plan originally became effective as of November 7, 2014. The Plan will become effective upon its approval by the Company’s stockholders. The Committee may amend, modify, suspend or terminate the Plan at any time. However, no amendment, modification, suspension or termination of the Plan will adversely affect any award granted prior to such amendment, modification, suspension or termination without the consent of the participant or the permitted transferee of the award; except as otherwise provided in the Plan or determined by the Committee to be necessary to comply with applicable laws. The Committee or Board may seek the approval of any amendment, modification, suspension or termination by our stockholders to the extent it deems necessary or advisable for purposes of compliance with Section 162(m) or Section 422 of the Code, the listing requirements of the principal exchange on which our common stock is listed on such date, or for any other purpose.

Certain U.S. Federal Income Tax Consequences

We believe that, based on the laws as in effect on the date of this proxy statement, the following are the principal U.S. federal income tax consequences to participants and to us of options and other awards granted under the Plan. The summary is general in nature and is not intended to cover all tax consequences that may apply to a particular employee, director, consultant or other personal service provider to our Company. The provisions of the Code and regulations thereunder relating to these matters are complicated, may change and their impact in any one case may depend upon the particular circumstances. Further, this summary does not discuss the tax consequences of a participant’s death or the provisions of any income tax laws of any municipality, state or foreign country in which a participant may reside. The Plan is not qualified under Section 401(a) of the Code.

Nonqualified Stock Options. With respect to nonqualified stock options: (i) no income is recognized by the participant at the time the nonqualified stock option is granted; (ii) generally, at exercise, ordinary income is recognized by the participant in an amount equal to the difference between the option exercise price paid for the shares and the fair market value of the shares on the date of exercise and we are entitled to a tax deduction in the same amount (subject to the restrictions on deductibility described under “Section 162(m) Limitation” below); and (iii) upon disposition of the shares, any gain or loss is treated as capital gain or loss. If the options are exercised and the shares acquired are sold on the same date, generally, the difference between the option exercise price paid for the shares and the sale price is recognized as ordinary income and no capital gain or loss is reported. If required, income tax must be withheld from the participant on the income recognized by the participant upon exercise of a nonqualified stock option.

Incentive Stock Options. The grant of an incentive stock option under the Plan will not result in any federal income tax consequences to the participant or to our company. A participant recognizes no federal taxable income upon exercising an incentive stock option (subject to the alternative minimum tax rules discussed below), and we receive no deduction at the time of exercise. In the event of a disposition of common stock acquired upon exercise of an incentive stock option, the tax consequences depend upon how long the participant has held the shares of common stock. If the participant does not dispose of the shares within two years after the incentive stock option was granted, or within one year after the incentive stock option was exercised, the participant will recognize a long-term capital gain (or loss) equal to the difference between the sale price of the shares and the exercise price. We are not entitled to any deduction under these circumstances.

If the participant fails to satisfy either of these holding periods, he or she must recognize ordinary income in the year of the disposition (referred to as a “disqualifying disposition”). The amount of such ordinary income generally is the lesser of (i) the difference between the amount realized on the disposition and the exercise price or (ii) the difference between the fair market value of the common stock on the exercise date and the exercise price. Any gain in excess of the amount taxed as ordinary income will be treated as a long or short-term capital gain, depending on whether the common stock was held for more than one year. In the year of the disqualifying disposition, we are entitled to a deduction equal to the amount of ordinary income recognized by the participant, subject to possible limitations imposed by Section 162(m).

The “spread” under an incentive stock option (i.e., the difference between the fair market value of the shares at exercise and the exercise price) is classified as an item of adjustment in the year of exercise for purposes of the alternative minimum tax. If a participant’s alternative minimum tax liability exceeds such participant’s regular income tax liability, the participant will owe the larger amount of taxes. The alternative minimum tax will not apply with respect to incentive stock options if the participant sells the shares within the same calendar year in which the incentive stock options are exercised. However, such a sale of shares within the same year of exercise will constitute a disqualifying disposition, as described above.

Stock Appreciation Rights. Upon exercise of a stock appreciation right, the participant will recognize ordinary income in an amount equal to the difference between the aggregate fair market value of the shares with respect to the number of shares that the stock appreciation right is exercised over the aggregate base price for such shares subject to the stock appreciation right. We generally will be entitled to a business expense deduction in the same amount and at the same time as the participant recognizes ordinary compensation income (subject to the limits of Section 162(m)). If required, income tax must be withheld from the participant on the income recognized by the participant upon exercise of a stock appreciation right.

Restricted Stock Awards. In the absence of a Section 83(b) election (as described below), a participant who receives a restricted stock award will recognize no income at the time of grant. When the restrictions lapse, a participant will recognize ordinary income equal to the fair market value of the stock when the restrictions lapse over the amount paid (if any) for the stock. As the restrictions applicable to a restricted stock award lapse (for example, if the restrictions on 20% of a grant lapse on each anniversary of the grant date), the participant will include the applicable portion of the shares that vests as ordinary income. The participant’s basis in the common stock is equal to the amount included in income on the expiration of the restrictions and the amount paid (if any), and the holding period will begin when the restrictions end. Any disposition of the restricted stock will result in a long- or short-term capital gain or loss (depending on the time the common stock is held after the restrictions end). We generally will be entitled to a deduction equal to the fair market value of the common stock when it is included in the participant’s income, and will also be entitled to a business expense deduction for dividends paid to the participant (if any) on common stock that remains subject to restrictions (in each case subject to the limits of Section 162(m)).

If a Section 83(b) election is made within 30 days of the grant of the award, the participant must recognize the fair market value of the restricted stock on the date of grant as ordinary income as of the date of grant, and the holding period for long-term capital gains treatment would begin at the time the restricted stock award is granted. We generally would be entitled to a corresponding business expense deduction for the grant, but dividends on the stock would not be deductible. Any subsequent disposition of the stock by the participant, other than by forfeiture, would result in capital gain or loss, which would be long- or short-term, depending on the holding period. Upon a subsequent forfeiture of restricted stock with respect to which a Section 83(b) election has been made, no deduction will be allowed in respect of the amount included as income at the time the Section 83(b) election was made; however, the participant will generally be allowed a loss deduction equal to the amount (if any) the participant paid for the restricted stock over the amount (if any) we paid the participant for the restricted stock at the time it is forfeited.

If required, income tax must be withheld from the participant on the income recognized by the participant at the time the restrictions on the restricted stock lapse (or grant of the restricted stock, in the event the participant makes a Section 83(b) election).

Restricted Stock Units. A participant will not recognize any income at the time an RSU is granted, nor will we be entitled to a deduction at that time. When payment on an RSU is made, the participant will recognize ordinary income in an amount equal to the fair market value of the common stock received (or if the RSU is settled in cash, the cash amount). If required, income tax must be withheld on the income recognized by the participant. We will receive a deduction for federal income tax purposes equal to the ordinary income recognized by the participant, subject to the limits of Section 162(m).

Dividend Equivalent Rights. A recipient of dividend equivalent rights generally will recognize ordinary income at the time the dividend equivalent right is paid. If required, income tax must be withheld on the income recognized by the participant. We will receive a deduction for federal income tax purposes equal to the ordinary income recognized by the participant, subject to the limits of Section 162(m).

Stock Awards. A participant who receives a stock award will recognize ordinary income at grant in an amount equal to the fair market value of the common stock received. If required, income tax must be withheld on the income recognized by the participant. We will receive a deduction for federal income tax purposes equal to the ordinary income recognized by the participant, subject to the limits of Section 162(m).

Performance-Based Awards (including PSUs and Cash Performance Awards). A participant will generally not recognize income at the time an award based on achievement of performance goals is granted, nor will we be entitled to a deduction at that time. When payment on the performance award is made, the participant generally will recognize ordinary income in an amount equal to the fair market value of the common stock received, or if the award is a cash performance award, the cash amount. If required, income tax must be withheld on the income recognized by the participant. We will receive a deduction for federal income tax purposes equal to the ordinary income recognized by the participant, subject to the limits of Section 162(m).

Section 162(m) Limitation. In general, under Section 162(m), income tax deductions of publicly-held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits paid) for specified executive officers exceeds $1,000,000 (less the amount of any “excess parachute payments” as defined in Section 280G of the Code) in any one year. However, under Section 162(m), the deduction limit does not apply to certain “performance-based compensation” as provided for by the Code and established by an independent compensation committee which is adequately disclosed to, and approved by, stockholders. In particular, stock options and stock appreciation rights will satisfy the “performance-based compensation” exception if the awards are made by a qualifying compensation committee, the underlying plan sets the maximum number of shares that can be granted to any person within a specified period and the compensation is based solely on an increase in the stock price after the grant date (i.e., the option exercise price is equal to or greater than the fair market value of the stock subject to the award on the grant date). Performance or incentive awards, such as performance-based restricted stock awards and restricted stock units or cash performance awards granted under the Plan may qualify as “qualified performance-based compensation” for purposes of Section 162(m) if such awards are granted or vest upon the pre-established objective performance goals described above. We have attempted to structure the Plan in such a manner that the Compensation Committee may grant stock options, stock appreciation rights and performance and incentive awards under the Plan in a manner that remuneration attributable to such awards will not be subject to the $1,000,000 limitation.

Section 409A. Section 409A of the Code imposes certain requirements on non-qualified deferred compensation arrangements. These include requirements on an individual’s election to defer compensation and the individual’s selection of the timing and form of distribution of the deferred compensation. Section 409A also generally provides that distributions must be made on or following the occurrence of certain events (e.g., the individual’s separation from service, a predetermined date, or the individual’s death). Section 409A imposes restrictions on an individual’s ability to change his or her distribution timing or form after the compensation has been deferred. For specified officers, Section 409A requires that such individual’s distribution commence no earlier than six months after such officer’s separation from service.

Certain awards under the Plan may be designed to be subject to the requirements of Section 409A in form and in operation. For example, restricted stock units that provide for a settlement date following the vesting date may be subject to Section 409A. If an award under the Plan is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with the requirements of Section 409A, Section 409A imposes an additional 20% federal penalty tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.

Future Plan Benefits

All awards to employees, officers, directors, consultants and other personal service providers under the Plan are made at the discretion of the Committee. Therefore, the benefits and amounts that will be received or allocated under the Plan in the future are not determinable at this time.

Prior Grants under the Initial Plan

As of March 31, 2016, awards covering 1,454,927 shares of common stock have been granted under the Initial Plan. The following table shows information regarding the grants of those awards among the persons and groups identified below.

	Stock Options No. of Shares	RSUs No. of Shares	Performance-Based RSUs No. of Shares
Named Executive Officers:
D. Jamie Macdonald Chief Executive Officer and Director	68,252	65,237	60,000
Gregory S. Rush Executive Vice President and Chief Financial Officer	21,597	20,132	18,000
Alistair Macdonald President and Chief Operating Officer	22,287	19,699	16,500
Michael Gibertini, PhD President, Clinical Development	21,714	19,412	16,500
Christopher L. Gaenzle Chief Administrative Officer, General Counsel and Secretary	18,603	16,341	13,575
Current Executive Officers as a Group:	152,453	140,821	124,575
Non-Employee Directors	18,776	9,388	-
Total for Current Non- Employee Directors as a Group	18,776	9,388	-
All employees who are not executive officers, as a group:	671,982	316,607	20,325

Registration of Shares

If this proposal is approved by our stockholders, the Board of Directors intends to cause the shares of common stock that will become available for issuance under the Plan to be registered on a Form S-8 Registration Statement to be filed with the SEC at the Company’s expense prior to the issuance of any such shares.

Additional Plan Disclosure

The following table summarizes the equity compensation plans under which the Company’s common stock may be issued as of December 31, 2015.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	3,421,425	$15.75	2,536,974
Equity compensation plans not approved by security holders	-	-	-
Total	3,421,425	$15.75	2,536,974

Required Vote

Approval of this proposal requires the affirmative vote of at least a majority of the shares of our common stock present in person or by proxy at the Annual Meeting of Stockholders and entitled to vote on this proposal, provided a quorum is present.

Recommendation of the Board of Directors

Our Board of Directors unanimously recommends that stockholders vote FOR Proposal Five, to approve the INC Research Holdings, Inc. 2014 Equity Incentive Plan, as Amended and Restated, including to increase the number of shares authorized for issuance and approve material terms under Code Section 162(m).

DIRECTOR COMPENSATION FOR FISCAL YEAR 2015

Director Compensation

Our directors who are employed by us or our subsidiaries do not receive any compensation from us for serving on our Board, although we do, like with other directors, reimburse their reasonable expenses incurred in connection with serving on our Board, including documented travel expenses to attend meetings. Currently, our only director employed by us is Jamie Macdonald.

In 2015, each non-employee member of our Board (other than the current Chair of our Board) received compensation for their services as a director through cash Board fees of $50,000 per year, and annual equity awards with an aggregate value per director of $100,000 commencing at our 2015 annual stockholders’ meeting. The chair of the Board received an annual cash fee of $100,000. Each of the members (other than the chair) of our audit committee, compensation committee and nominating and governance committee also received an annual cash fee of $10,000, $7,500 and $5,000, respectively. We paid additional annual fees of $20,000 to the audit committee chair, $15,000 to the compensation committee chair and $10,000 to the nominating and governance committee chair. All of these cash fees were paid in quarterly installments. We also reimbursed directors for reasonable out-of-pocket expenses incurred in connection with serving as directors.

The following table shows the compensation earned by and stock-based awards granted to each non-employee director of our Company for the year ended December 31, 2015.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (1)(2)	Total ($)
James T. Ogle, Chairman	$100,000	$63,546	$42,538	$206,084
Robert W. Breckon	$60,000	$63,546	$42,538	$166,084
David F. Burgstahler (3)	-	-	-	-
Steve Faraone (3)(4)	-	-	-	-
Charles C. Harwood, Jr.	$70,000	$63,546	$42,538	$176,084
Richard N. Kender	$60,000	$57,939	$38,773	$156,712
David Y. Norton (4)	$52,569	$50,014	$33,458	$136,041
Terry Woodward (3)	-	-	-	-

(1)	The reported amounts represent the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 8 to the financial statements included in our annual report on Form 10-K for the year ended December 31, 2015 filed with the SEC on February 25, 2016.
(2)	As of March 31, 2016, Mr. Ogle had 165,394 options outstanding, of which 161,993 were exercisable, Mr. Breckon had 20,519 options, of which 17,118 were exercisable, Mr. Harwood had 32,986 options, of which 29,585 were exercisable, and Mr. Kender had 4,447 options, of which 450 were exercisable, and Mr. Norton had 4,126 options, of which 484 were exercisable.
(3)	In 2015, Messrs. Burgstahler, Faraone and Woodward waived and thus, did not receive any director compensation that they were otherwise entitled to receive in 2015.
(4)	On February 3, 2015, Mr. Faraone resigned from our Board and Mr. Norton became a director.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our compensation committee consists of Messrs. Norton (Chair), Harwood and Woodward. None of our executive officers serves as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of another entity that has one or more executive officers serving on our Board or compensation committee. No interlocking relationship exists between any member of the Board or any member of the compensation committee (or other committee performing equivalent functions) of any other company.

TRANSACTIONS WITH RELATED PERSONS

Set forth below is a description of certain relationships and related person transactions between us or our subsidiaries on the one hand, and any of our directors, executive officers and holders of more than 5% of our voting securities on the other hand. We believe that all of the following transactions were entered into with terms as favorable as could have been obtained from unaffiliated third parties.

Second Amended and Restated Stockholders’ Agreement

On November 6, 2014, in connection with our IPO, we entered into a Second Amended and Restated Stockholders’ Agreement with affiliates of our Sponsors, as well as our management investors. The Stockholders’ Agreement provides that each Sponsor will have the right to elect (i) two directors to our Board for so long as it owns at least 15% of our outstanding shares of Class A common stock and Class B common stock, and (ii) one director each for so long as it holds less than 15% but at least 5% of our outstanding shares of Class A common stock and Class B common stock. Furthermore, each Sponsor must vote all its stock to ensure the composition of our Board as set forth above, for so long as it owns at least 5% of our outstanding shares of common stock.

The Stockholders’ Agreement also provides customary information rights and registration rights, as described under “— Registration Rights” below.

Registration Rights

Pursuant to the Stockholders’ Agreement, the Sponsors are required to create a coordination committee made up of one representative from each Sponsor to facilitate sales of our stock by the Sponsors in the first year following our IPO. Each Sponsor must consult with the coordination committee prior to entering into any definitive sale agreement with respect to any shares of our stock.

The Stockholders’ Agreement includes (i) demand registration rights following the 6-month anniversary of our initial IPO for Sponsors holding certain qualifying shares of our stock, or Registrable Securities, (ii) piggy-back registrations rights for Sponsors and management stockholders holding Registrable Securities, and (iii) shelf demand registration rights following the 12-month anniversary of our IPO for Sponsors holding more than 10% of the then outstanding Registrable Securities. The Sponsors must coordinate in connection with any sale pursuant to a shelf registration, including giving the non-initiating Sponsor two business days to elect to participate on the same terms. Management stockholders have no piggy-back rights with respect to sales by a Sponsor pursuant to a shelf registration. We are responsible for fees and expenses in connection with the Sponsors’ registration rights, other than underwriters’ discounts and brokers’ commissions.

In addition, for so long as either Sponsor holds more than 5% of our common stock, a Sponsor wishing to sell shares of our common stock pursuant to Rule 144 under the Securities Act must consult with the other Sponsor and afford such Sponsor the opportunity to participate in any such Rule 144 sale on a pro rata basis.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer, as applicable.

Other Transactions

Kari Nations, Dr. Gibertini’s wife, serves as Senior Vice President, Clinical Development. Ms. Nations received total compensation in respect of base salary and bonus of $316,212 for the year ended December 31, 2015. Ms. Nations also participates in other employee benefit plans and arrangements that are made generally available to other employees at her level.

Policies for Approval of Related Person Transactions

We have a written policy relating to the approval of related person transactions. Under that policy, our audit committee will review and approve or ratify all relationships and related person transactions between us and

●	our directors,
●	director nominees,
●	executive officers,
●	5+% record or beneficial owner of our common stock, or
●	any immediate family member of any such person.

Our compliance director is primarily responsible for the development and implementation of processes and controls to obtain information from our directors and executive officers with respect to related party transactions and for determining, based on the facts and circumstances, whether we or a related person have a direct or indirect material interest in the transaction.

As set forth in the related person transaction policy, in the course of its review and approval or ratification of a related party transaction, the committee will consider:

●	the position within or relationship of the related person to us;
●	the materiality of the transaction to the related person and us, including the dollar value of the transaction, without regard to profit or loss;
●	the business purpose for and reasonableness of the transaction (including the anticipated profit or loss from the transaction), taken in the context of the alternatives available to us for attaining the purposes of the transaction;
●	whether the transaction is comparable to a transaction that could be available on an arms-length basis or is on terms that we offer generally to persons who are not related persons;
●	whether the transaction is in the ordinary course of our business and was proposed and considered in the ordinary course of business; and
●	the effect of the transaction on our business and operations, including on our internal control over financial reporting and system of disclosure controls or procedures, and any additional conditions or controls (including reporting and review requirements) that should be applied to such transaction.

Any member of the audit committee who is a related person with respect to a transaction under review will not be permitted to participate in the discussions or approval or ratification of the transaction. However, such member of the audit committee will provide all material information concerning the transaction to the audit committee.

STOCKHOLDER PROPOSALS

Stockholders may present proposals for action at meetings of stockholders only if they comply with the proxy rules established by the SEC, applicable Delaware law and our bylaws. We have not received any stockholder proposals for consideration at our 2016 Annual Meeting of Stockholders.

Under SEC Rule 14a-8, in order for a stockholder proposal to be included in our proxy solicitation materials for the 2017 Annual Meeting of Stockholders, it must be delivered to our principal executive offices located at 3201 Beechleaf Court, Suite 600, Raleigh, North Carolina 27604 by December 12, 2016; provided, however, that if the date of the 2017 annual meeting is more than 30 days before or after May 24, 2017, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to the date of the 2017 annual meeting and not later than the close of business on the later of the 90th day prior to the date of the 2017 annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the Company.

Our bylaws permit any stockholder of record to nominate directors. Stockholders wishing to nominate a director must deliver written notice of the nomination to the Corporate Secretary (i) with respect to an election to be held at an annual meeting of stockholders, not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting, and (ii) with respect to an election to be held at a special meeting of stockholders called for the purpose of the election of directors, not more than 120 days before the meeting and not later than the first to occur of the close of business on the 10th day following the date on which notice of such meeting is first given to stockholders.

Management’s proxy holders for the 2017 annual meeting will have discretion to vote proxies given to them on any stockholder proposal of which our Company does not have notice on or before February 25, 2017.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

The SEC has adopted rules that permit companies to deliver a single Notice of Internet Availability or a single copy of proxy materials to multiple stockholders sharing an address unless a company has received contrary instructions from one or more of the stockholders at that address. This means that only one copy of the Annual Report, this Proxy Statement and Notice may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of the Notice of Internet Availability and/or Proxy Statement either now or in the future, please contact our Corporate Secretary either by calling 1-919-876-9300 or by mailing a request to Attn: 3201 Beechleaf Court, Suite 600, Raleigh, North Carolina 27604-1547. Upon written or oral request to the Corporate Secretary, the Company will provide a separate copy of the Annual Report and this Proxy Statement and Notice. In addition, stockholders at a shared address who receive multiple Notices of Internet Availability or multiple copies of proxy statements may request to receive a single Notice of Internet Availability or a single copy of proxy statements in the future in the same manner as described above.

ANNUAL REPORT ON FORM 10-K

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 as filed with the SEC is accessible free of charge on our website at www.incresearch.com under Investor Relations – Financial information & SEC Filings. The Annual Report on Form 10-K contains audited consolidated balance sheets of our Company as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2015. You can request a copy of our Annual Report on Form 10-K free of charge by calling 1-919-876-9300 or sending an e-mail to Investor.Relations@incresearch.com. Please include your contact information with the request.

OTHER MATTERS

The audit committee of our Board has selected the independent registered public accounting firm of Deloitte & Touche to audit our consolidated financial statements for the fiscal year ending December 31, 2016. Ernst & Young audited our financial statements annually from 2000 through February 28, 2016, including auditing our consolidated financial statements for the fiscal year ended December 31, 2015. A representative of Deloitte & Touche and Ernst & Young are expected to be present at the 2016 Annual Meeting of Stockholders with the opportunity to make a statement if they desire to do so and to respond to appropriate questions. Our audit committee, in its discretion, may appoint a different independent registered public accounting firm at any time, if it believes doing so would be in the best interests of our Company and our stockholders.

Other than those matters set forth in this Proxy Statement, we do not know of any additional matters to be submitted at the meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board recommends.

THE BOARD OF DIRECTORS

Dated: April 14, 2016

APPENDIX A

INC RESEARCH HOLDINGS, INC.

2016 EMPLOYEE STOCK PURCHASE PLAN

1. Definitions.

(a) “Administrator” means the Committee or one or more of the Company’s officers or management team appointed by the Board or Committee to administer the day-to-day operations of the Plan. Except as otherwise provided in the Plan, the Board or Committee may assign any of its administrative tasks to the Administrator.

(b) “Affiliate” means any Parent or Subsidiary and any person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company or any other entity designated by the Board in which the Company or a Subsidiary or Affiliate has an interest.

(c) “Applicable Law” means the requirements relating to the administration of equity-based awards under state corporate laws, United States federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where rights are, or will be, granted under the Plan.

(d) “Avista” means, collectively, Avista Capital Partners II, L.P., a Delaware limited partnership, Avista Capital Partners (Offshore) II L.P., a Bermuda exempted limited partnership, Avista Capital Partners (Offshore) IIA, L.P., a Bermuda exempted limited partnership, and ACP INC Research CoInvest LLC, a Delaware limited liability company, and their respective affiliates.

(e) “Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act.

(f) “Board” means the Board of Directors of the Company.

(g) “Capital Co.” means 1829356 Ontario Limited and any of its affiliates.

(h) “Change in Control” means the occurrence of any of the following:

(i) Any Person becomes the Beneficial Owner, directly or indirectly, of more than fifty percent (50%) of the combined voting power, excluding any Person who Beneficially Owns fifty percent (50%) or more of the voting power on the Effective Date of the Plan, of the then outstanding voting securities of the Company entitled to vote generally in the election of its directors (the “Outstanding Company Voting Securities”), including by way of merger, consolidation or otherwise; provided, however, that for purposes of this definition, the following acquisitions shall not constitute a Change in Control: (i) any acquisition of Outstanding Company Voting Securities directly from the Company, including, without limitation, a public offering of securities or (ii) any acquisition of Outstanding Company Voting Securities by (x) the Company or any of its Subsidiaries, including an acquisition by any employee benefit plan or related trust sponsored or maintained by the Company or any of its Subsidiaries, or (y)(i) either Sponsor or a “group” (as such term is used in Section 13(d) of the Exchange Act) in which a Sponsor is a member and (ii) after such acquisition, a Sponsor holds more than ten percent (10%) of the outstanding voting securities of the Company or such acquiring Person.

(ii) Consummation of a reorganization, merger, or consolidation to which the Company is a party or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, following such Business Combination: (i) any Persons who were the Beneficial Owners of Outstanding Company Voting Securities immediately prior to such Business Combination are the

Beneficial Owners, directly or indirectly, of more than fifty percent (50%) of the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors (or election of members of a comparable governing body) of the entity resulting from the Business Combination (including, without limitation, an entity which, as a result of such transaction, owns all or substantially all of the Company or all or substantially all of the Company’s assets, either directly or through one or more subsidiaries) (the “Successor Entity”) in substantially the same proportions as their ownership immediately prior to such Business Combination; or (ii) no Person (excluding any Successor Entity or any employee benefit plan or related trust of the Company, any of its Subsidiaries, such Successor Entity or any of its subsidiaries) is the Beneficial Owner, directly or indirectly, of more than fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or comparable governing body) of the Successor Entity, except to the extent that such ownership of the Company existed prior to the Business Combination.

(iii) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, to the extent necessary to comply with Section 409A of the Code with respect to the payment of “nonqualified deferred compensation,” “Change of Control” shall be defined as, and limited to, a “change in control event” as defined under Section 409A of the Code.

(i) “Code” means the United States Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or United States Treasury Regulation thereunder will include such section or regulation, any valid regulation or other official applicable guidance promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(j) “Committee” means the Compensation Committee of the Board or any subcommittee referred to in Section 4(c).

(k) “Common Stock” means the common stock of the Company, $0.01 par value per share, as the same may be converted, changed, reclassified or exchanged.

(l) “Company” means INC Research Holdings, Inc., a Delaware corporation, or any successor to all or substantially all of the Company’s business that adopts the Plan.

(m) “Contributions” means the amount of Eligible Pay contributed by a Participating Employee through payroll deductions and other additional payments that the Administrator may permit a Participating Employee to make to fund the exercise of rights to purchase Shares granted pursuant to the Plan.

(n) “Designated Company” means any Subsidiary or Affiliate, whether now existing or existing in the future, that has been designated by the Administrator from time to time in its sole discretion as eligible to participate in the Plan. The Administrator may designate Subsidiaries or Affiliates as Designed Companies in a Non-Section 423 Offering. For purposes of a Section 423 Offering, only the Company and its Subsidiaries may be Designated Companies, provided, however that at any given time, a Subsidiary that is a Designated Company under a Section 423 Offering will not be a Designated Company under a Non-Section 423 Offering.

(o) “Effective Date” means the date the Plan is approved by the Board.

(p) “Eligible Employee” means any individual in a employee-employer relationship with the Company or a Designated Company for income tax and employment tax withholding and reporting purposes. For purposes of clarity, the term “Eligible Employee” shall not include the following, regardless of any subsequent reclassification as an employee by the Company or a Designated Company, any governmental agency, or any court: (i) any independent contractor; (ii) any consultant; (iii) any individual performing services for the Company or a Designated Company who has entered into an independent contractor or consultant agreement with the Company or a Designated Company; (iv) any individual performing services for the Company or a Designated Company under an independent contractor or consultant agreement, a purchase order, a supplier agreement or any other agreement that the Company or a Designated Company enters into for services; (v) any individual classified by the Company or a Designated Company as contract labor (such as contractors, contract employees, job shoppers), regardless of length of service; (vi) any individual whose base wage or salary is not processed for payment by the payroll department(s) or payroll provider(s) of the Company or a Designated Company; and (vii) any leased employee. The Administrator shall have exclusive discretion to determine whether an individual is an Eligible Employee for purposes of the Plan.

(q) “Eligible Pay” means the total amount paid by the Company or any Subsidiary or Affiliate to the Eligible Employee (other than amounts paid after termination of employment date, even if such amounts are paid for pre-termination date services) as base salary or wages (including 13th/14th month payments or similar concepts under local law).

(r) “Enrollment Period” means the period during which an Eligible Employee may elect to participate in the Plan, with such period occurring before the first day of the next Offering Period, as prescribed by the Administrator.

(s) “Exchange Act” means the United States Securities Exchange Act of 1934, as amended, from time to time, or any successor law thereto, and the regulations promulgated thereunder.

(t) “Fair Market Value” means, with respect to a Share as of a given date of determination hereunder, unless otherwise determined or provided by the Administrator in the circumstances, the closing price as reported on the NASDAQ Global Select Market on such date or if the Common Stock was not traded on such date, then on the next preceding trading day that the Common Stock was traded on the NASDAQ Global Select Market, as reported by such responsible reporting service as the Committee may select. The Administrator may, however, provide with respect to a particular Offering under the Plan that the Fair Market Value shall equal the average of the high and low trading price as reported on the NASDAQ Global Select Market on the applicable date of determination, or if the Common Stock was not traded on such date, then on the next preceding trading day that the Common Stock was traded on the NASDAQ Global Select Market, as reported by such responsible reporting service as the Administrator may select.

(u) “Offering” means a Section 423 Offering or a Non-Section 423 Offering of a right to purchase Shares under the Plan during an Offering Period as further described in Section 6. For purposes of the Plan, the Administrator may establish separate Offerings under the Plan (the terms of which need not be identical) in which Eligible Employees of one or more Designated Companies may participate, even if the dates of the applicable Offering Periods of each such Offering are identical and the provisions of the Plan will separately apply to each Offering. With respect to Section 423 Offerings, the terms of each Offering need not be identical provided that the terms of the Plan and an Offering together satisfy Code Section 423; a Non-Section 423 Offering need not satisfy such regulations.

(v) “Offering Period” means the periods established in accordance with Section 6 during which rights to purchase Shares may be granted pursuant to the Plan and may be purchased on one or more Purchase Dates. The duration and timing of Offering Periods may be changed pursuant to Sections 6 and 17.

(w) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(x) “Participating Employee” means an Eligible Employee that elects to participate in the Plan.

(y) “Person” means any person, entity or “group” within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, except for (i) the Company or any of its Subsidiaries or Affiliates, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities of the Company pursuant to an offering of the securities, (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, or (v) a person or group as used in Rule 13d-1(b) under the Exchange Act.

(z) “Plan” means INC Research Holdings, Inc. 2016 Employee Stock Purchase Plan.

(aa) “Purchase Date” means the last Trading Day of each Purchase Period (or such other Trading Day as the Administrator shall determine).

(bb) “Purchase Period” means a period of time within an Offering Period, as may be specified by the Administrator in accordance with Section 6, generally beginning on the first Trading Day of each Offering Period and ending on a Purchase Date. An Offering Period may consist of one or more Purchase Periods.

(cc) “Purchase Price” means the purchase price at which Shares may be acquired on a Purchase Date and which shall be set by the Administrator; provided, however, that the Purchase Price for a Section 423 Offering shall not be less than eighty-five percent (85%) of the lesser of (a) the Fair Market Value of the Shares on the first Trading Date of the Offering Period or (b) the Fair Market Value of the Shares on the Purchase Date. Unless otherwise provided by the Board prior to the commencement of an Offering Period, the Purchase Price shall be eighty-five percent (85%) of the lesser of (a) the Fair Market Value of the Shares on the first Trading Date of the Offering Period or (b) the Fair Market Value of the Shares on the Purchase Date.

(dd) “Shares” means the shares of Common Stock subject to the Plan.

(ee) “Sponsors” means Avista and Capital Co.

(ff) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

(gg) “Tax-Related Items” means any income tax, social insurance, payroll tax, payment on account or other tax-related items arising in relation to the Participating Employee’s participation in the Plan.

(hh) “Trading Day” means a day on which the NASDAQ Global Select Market is open for trading.

2. Purpose of the Plan. The purpose of the Plan is to provide an opportunity for Eligible Employees of the Company and its Designated Companies to purchase Common Stock at a discount through voluntary Contributions, thereby attracting, retaining and rewarding such persons and strengthening the mutuality of interest between such persons and the Company’s shareholders. The Company intends for offerings under the Plan to qualify as an “employee stock purchase plan” under Section 423 of the Code (a “Section 423 Offering”); provided, however, that the Administrator may also authorize the grant of rights under the Plan that are not intended to comply with the requirements of Section 423 of the Code, pursuant to any rules, procedures, or sub-plans adopted by the Administrator for such purpose (a “Non-Section 423 Offering”).

3. Shares Reserved for the Plan. Subject to adjustment pursuant to Section 16 hereof, 1 Million (1,000,000) Shares be sold pursuant to the Plan. Such Shares may be authorized but unissued Common Stock, treasury shares or Common Stock purchased in the open market. For avoidance of doubt, the limitation set forth in this Section may be used to satisfy purchases of Shares under either a Section 423 Offering or a Non-Section 423 Offering.

4. Administration of the Plan.

(a) Committee as Administrator. The Plan shall be administered by the Committee. Anything in the Plan to the contrary notwithstanding, subject to Applicable Law, any authority or responsibility that, under the terms of the Plan, may be exercised by the Committee may alternatively be exercised by the Board. Subject to Applicable Law, no member of the Board or Committee (or its delegates) shall be liable for any good faith action or determination made in connection with the operation, administration or interpretation of the Plan. In the performance of its responsibilities with respect to the Plan, the Committee shall be entitled to rely upon, and no member of the Committee shall be liable for any action taken or not taken in reliance upon, information and/or advice furnished by the Company’s officers or employees, the Company’s accountants, the Company’s counsel and any other party that the Committee deems necessary.

(b) Powers of the Administrator. The Committee shall have full power and authority to: administer the Plan, including, without limitation, the authority to (i) construe, interpret, reconcile any inconsistency in, correct any default in and supply any omission in, and apply the terms of the Plan and any enrollment form or other instrument or agreement relating to the Plan, (ii) determine eligibility and adjudicate all disputed claims filed under the Plan, including whether Eligible Employees shall participate in a Section 423 Offering or a Non-Section 423 Offering and which Subsidiaries and Affiliates of the Company shall be Designated Companies participating in either a Section 423 Offering or a Non-Section 423 Offering, (iii) determine the terms and conditions of any right to purchase Shares under the Plan, (iv) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan, (v) amend an outstanding right to purchase Shares, including any amendments to a right that may be necessary for purposes of effecting a transaction contemplated under Section 16 hereof (including, but not limited to, an amendment to the class or type of stock that may be issued pursuant to the exercise of a right or the Purchase Price applicable to a right), provided that the amended right otherwise conforms to the terms of the Plan, and (vi) make any other determination and take any other action that the Administrator deems necessary or desirable for the administration of the Plan. Notwithstanding any provision to the contrary in this Plan, the Administrator may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures for jurisdictions outside of the United States. Without limiting the generality of the foregoing, the Administrator specifically is authorized to adopt rules, procedures and subplans, which, for purposes of a Non-Section 423 Offering, may be outside the scope of Section 423 of the Code, regarding, without limitation, eligibility to participate, the definition of Eligible Pay, handling of payroll deductions, making of contributions to the Plan (including, without limitation, in forms other than payroll deductions), establishment of bank or trust accounts to hold payroll deductions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary-designation requirements, withholding procedures and handling of Share issuances, which may vary according to local requirements. All determinations by the Administrator in carrying out and administering the Plan and in construing and interpreting the Plan and any enrollment form other instrument or agreement relating to the Plan shall be made in the Administrator’s sole discretion and shall be final, binding and conclusive for all purposes and upon all interested persons.

(c) Delegation of Authority. To the extent not prohibited by Applicable Law, the Administrator may, from time to time, delegate some or all of its authority under the Plan to a subcommittee or subcommittees of the Committee or other persons or groups of persons as it deems necessary, appropriate or advisable under conditions or limitations that it may set at or after the time of the delegation. For purposes of the Plan, reference to the Administrator shall be deemed to refer to any subcommittee, subcommittees, or other persons or groups of persons to whom the Committee delegates authority pursuant to this Section 4(c).

5. Eligible Employees.

(a) General. Any individual who is an Eligible Employee as of the commencement of an Offering Period will be eligible to participate in the Plan, subject to the requirements of Section 7.

(b) Non-U.S. Employees. An Eligible Employee who works for a Designated Company and is a citizen or resident of a jurisdiction other than the United States (without regard to whether such individual also is a citizen or resident of the United States or is a resident alien (within the meaning of Section 7701(b)(1)(A) of the Code)) may be excluded from participation in the Plan or an Offering if the participation of such Eligible Employee is prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause the Plan or a Section 423 Offering to violate Section 423 of the Code. In the case of a Non-Section 423 Offering, an Eligible Employee (or group of Eligible Employees) may be excluded from participation in the Plan or an Offering if the Administrator has determined, in its sole discretion, that participation of such Eligible Employee(s) is not advisable or practicable for any reason.

(c) Limitations. Notwithstanding any provisions of the Plan to the contrary, no Eligible Employee shall be granted a right to purchase Shares under a Section 423 Offering (i) to the extent that, immediately after the grant, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding rights to purchase capital stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Subsidiary of the Company, or (ii) to the extent that his or her rights to purchase capital stock under all employee stock purchase plans of the Company and its Subsidiaries accrues at a rate that exceeds Twenty-Five Thousand Dollars (US$25,000) worth of such stock (determined at the fair market value of the shares of such stock at the time such right is granted) for each calendar year in which such purchase right is both outstanding and exercisable. The Administrator, in its discretion, from time to time may, prior to an Enrollment Period for all options to be granted in an Offering, determine (on a uniform and nondiscriminatory basis) that the definition of Eligible Employee will or will not include an individual if he or she: (i) has not completed at least two (2) years of service since his or her last hire date (or such lesser period of time as may be determined by the Administrator in its discretion), (ii) customarily works not more than twenty (20) hours per week (or such lesser period of time as may be determined by the Committee in its discretion), (iii) customarily works not more than five (5) months per calendar year (or such lesser period of time as may be determined by the Administrator in its discretion), (iv) is a highly compensated employee within the meaning of Section 414(q) of the Code, or (v) is a highly compensated employee within the meaning of Section 414(q) of the Code with compensation above a certain level or is an officer or subject to the disclosure requirements of Section 16(a) of the Exchange Act, provided the exclusion is applied with respect to each Offering in an identical manner to all highly compensated individuals of the Designated Company whose employees are participating in that Offering.

6. Offering Periods. The Plan will be implemented by consecutive Offering Periods with a new Offering Period commencing on the first Trading Day of the relevant Offering Period and terminating on the last Trading Date of the relevant Offering Period. Unless and until the Administrator determines otherwise in its discretion, each Offering Period shall consist of one six (6)-month Purchase Period, which shall run simultaneously with the Offering Period. The Administrator will have the authority to establish additional or alternative sequential or overlapping Offering Periods, multiple Purchase Periods within an Offering Period, a different duration for one or more Offering Periods or Purchase Periods or different commencement or ending dates for such Offering Periods with respect to future offerings without stockholder approval if such change is announced prior to the scheduled beginning of the first Offering Period to be affected thereafter, provided, however, that no Offering Period may have a duration exceeding twenty-seven (27) months. In addition, to the extent that the Administrator establishes overlapping Offering Periods with more than one Purchase Period in each Offering Period, the Administrator will have the discretion to structure an Offering Period so that if the Fair Market Value of the shares of Common Stock on the first Trading Day of a new Purchase Period within that Offering Period is less than or equal to the Fair Market Value of the shares of Common Stock on the first Trading Day of that Offering Period, then (i) that Offering Period will terminate immediately as of that first Trading Day, and (ii) the Participants in such terminated Offering Period will be automatically enrolled in a new Offering Period beginning on the first Trading Day of such new Purchase Period.

7. Election to Participate and Payroll Deductions. An Eligible Employee may elect to participate in an Offering Period under the Plan during any Enrollment Period. Any such election shall be made by completing the online enrollment process through the Company’s designated Plan broker or by completing and submitting an enrollment form to the Administrator during such Enrollment Period, as directed by the Administrator, authorizing Contributions in whole percentages from 1% to 10% (or such greater percentage as the Administrator may establish from time to time before an Offering Period begins) of an amount not exceeding 10% (or such greater percentage as the Administrator may establish from time to time before an Offering Period begins) of the Eligible Employee’s Eligible Pay for the payroll period to which the deduction applies. A Participating Employee may elect to increase or decrease the rate of such Contributions during any subsequent Enrollment Period by submitting the appropriate form online through the Company’s designated Plan broker or to the Administrator, provided that no change in Contributions shall be permitted to the extent that such change would result in total Contributions exceeding 10% (or such greater percentage as the Committee may establish from time to time before an Offering Period begins) of the Eligible Employee’s Eligible Pay, or such other amount as may be determined by the Administrator. Except for a withdrawal from an Offering Period as set forth in Section 14, an Eligible Employee may not initiate, increase or decrease Contributions as of any date other than during an Enrollment Period. If a Participating Employee reduces his or her rate of Contributions to zero, the Participating Employee will be automatically withdrawn from the Plan, and may not again be eligible to participate in the Plan until the next Enrollment Period.

8. Contributions. The Company shall establish an account in the form of a bookkeeping entry for each Participating Employee for the purpose of tracking Contributions made by each Participating Employee during the Offering Period, and shall credit all Contributions made by each Participating Employee to such account. The Company shall not be obligated to segregate the Contributions from the general funds of the Company or any Designated Company nor shall any interest be paid on such Contributions, unless otherwise determined by the Administrator or required by Applicable Law. All Contributions received by the Company for Shares sold by the Company on any Purchase Date pursuant to this Plan may be used for any corporate purpose.

9. Limitation on Number of Shares That an Employee May Purchase. Subject to the limitations set forth in Section 5(c), each Participating Employee shall have the right to purchase as many whole Shares as may be purchased with the Contributions credited to his or her account as of the last day of the Offering Period (or such other date as the Administrator shall determine) at the Purchase Price applicable to such Offering Period; provided, however, that a Participating Employee may not purchase in excess of 2,000 Shares under the Plan per Offering Period (subject to adjustment pursuant to Section 16 hereof). Any amount remaining in a Participating Employee’s account as of the relevant Purchase Date in excess of the amount that may properly be applied to the purchase of Shares as a result of the application of the limitations set forth herein (or as designated by the Administrator) shall be carried over to the next Offering Period.

10. Taxes. At the time a Participating Employee’s purchase right is exercised, in whole or in part, or at the time a Participating Employee disposes of some or all of the Shares acquired under the Plan, the Participating Employee shall make adequate provision for any Tax-Related Items. In their sole discretion, the Company or the Designated Company that employs the Participating Employee may satisfy their obligations to withhold Tax-Related Items by (a) withholding from the Participating Employee’s compensation, (b) withholding a sufficient whole number of Shares otherwise issuable following purchase having an aggregate Fair Market Value sufficient to pay the minimum Tax-Related Items required to be withheld with respect to the Shares, or (c) withholding from proceeds from the sale of Shares issued upon purchase, either through a voluntary sale or a mandatory sale arranged by the Company.

11. Brokerage Accounts or Plan Share Accounts. By enrolling in the Plan, each Participating Employee shall be deemed to have authorized the establishment of a brokerage account on his or her behalf at a securities brokerage firm selected by the Administrator. Alternatively, the Administrator may provide for Plan share accounts for each Participating Employee to be established by the Company or by an outside entity selected by the Administrator which is not a brokerage firm. Shares purchased by a Participating Employee pursuant to the Plan shall be held in the Participating Employee’s brokerage or Plan share account.

12. Rights as a Stockholder. A Participating Employee shall have no rights as a stockholder with respect to Shares subject to any rights granted under this Plan or any Shares deliverable under this Plan unless and until recorded in the books of the brokerage firm selected by the Administrator or, as applicable, the Company, its transfer agent, stock plan administrator or such other outside entity which is not a brokerage firm.

13. Rights Not Transferable. Rights granted under this Plan are not transferable by a Participating Employee other than by will or the laws of descent and distribution, and are exercisable during a Participating Employee’s lifetime only by the Participating Employee.

14. Withdrawals. A Participating Employee may withdraw from an Offering Period by submitting the appropriate form online through the Company’s designated Plan broker or to the Administrator. A notice of withdrawal must be received no later than the last day of the month immediately preceding the month of the purchase date. Upon receipt of such notice, automatic deductions of Contributions on behalf of the Participating Employee shall be discontinued commencing with the payroll period immediately following the effective date of the notice of withdrawal, and such Participating Employee may not again be eligible to participate in the Plan until the next Enrollment Period. Amounts credited to the contribution account of any Participating Employee who withdraws prior to the date set forth in this Section 14 shall be refunded, without interest, as soon as practicable.

15. Termination of Employment.

(a) General. Upon a Participating Employee ceasing to be an Eligible Employee for any reason prior to a Purchase Date, Contributions for such Participating Employee shall be discontinued and any amounts then credited to the Participating Employee’s contribution account shall be refunded, without interest, as soon as practicable, except as otherwise provided by the Administrator.

(b) Leave of Absence. Unless otherwise determined by the Administrator or prohibited by Applicable Law, if a Participating Employee is granted a leave of absence, whether paid or unpaid, the Participating Employee will be automatically withdrawn from the Offering Period, as provided in Section 14 hereof, as of the first day of such leave of absence, and may not again be eligible to participate in the Plan until the Enrollment Period following the employee’s return to work from such leave of absence. In the event that continued participation in the Plan during the leave of absence is permitted by the Administrator or required by Applicable Law, the Administrator or its designee shall establish rules and regulations applicable to such continued participation in the Plan during such leave of absence; provided, however, to the extent necessary to comply with Section 423 of the Code, that if the period of leave exceeds three (3) months, in regards to the participation in the Plan, the employment relationship will be deemed to have terminated three (3) months and one (1) day following the commencement of such leave unless the Participating Employee’s right to reemployment is guaranteed either by statute or by contract.

(c) Transfer of Employment. A Participating Employee whose employment transfers or whose employment terminates with an immediate rehire (with no break in service) by or between the Company or a Designated Company will not be treated as having terminated employment for purposes of participating in the Plan or an Offering; however, if a Participating Employee transfers from a Section 423 Offering to a Non-Section 423 Offering, the exercise of the right will be qualified under the Section 423 Offering only to the extent that such exercise complies with Section 423 of the Code. If a Participating Employee transfers from a Non-Section 423 Offering to a Section 423 Offering, the exercise of the right will remain non-qualified under the Non-Section 423 Offering.

16. Adjustment Provisions.

(a) Changes in Capitalization. In the event of any change affecting the number, class or terms of the shares of Common Stock by reason of stock dividend, stock split, recapitalization, reorganization, merger, consolidation, spin-off, disaffiliation of a Subsidiary or Affiliate, combination of shares, exchange of shares, stock rights offering, or other similar event, or any distribution to the holders of shares of Common Stock other than a regular cash dividend, then the Committee, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will, in such manner as it may deem equitable, adjust the number and class of Common Stock that may be delivered under the Plan (including the numerical limits of Sections 3 and 9), the Purchase Price per Share and the number of shares of Common Stock covered by each right under the Plan that has not yet been exercised. For the avoidance of doubt, the Committee may not delegate its authority to make adjustments pursuant to this Section. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to a purchase right.

(b) Change in Control. In the event of a Change in Control, each outstanding right to purchase Shares shall be equitably adjusted and assumed or an equivalent right to purchase Shares substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation in a Change in Control refuses to assume or substitute for the purchase right or the successor corporation is not a publicly traded corporation, the Offering Period then in progress shall be shortened by setting a New Purchase Date and shall end on the New Purchase Date. The New Purchase Date shall be before the date of the Company’s proposed Change in Control. The Administrator shall notify each Participating Employee in writing, at least ten (10) Trading Days prior to the New Purchase Date, that the Purchase Date for the Participating Employee’s purchase right has been changed to the New Purchase Date and that Shares shall be purchased automatically for the Participating Employee on the New Purchase Date, unless prior to such date the Participating Employee has withdrawn from the Offering Period, as provided in Section 14 hereof.

17. Amendments and Termination of the Plan. The Board or the Committee may amend the Plan at any time, provided that, if shareholder approval is required pursuant to the Code, United States federal securities laws or regulations, or the rules or regulations of the NASDAQ Global Select Market (or any other securities exchange on which the Common Stock is listed or traded), then no such amendment shall be effective unless approved by the Company’s shareholders within such time period as may be required. The Board may suspend the Plan or discontinue the Plan at any time, including shortening an Offering Period in connection with a spin off or other similar corporate event. Upon termination of the Plan, all Contributions shall cease and all amounts then credited to a Participating Employee’s account shall be equitably applied to the purchase of whole Shares then available for sale, and any remaining amounts shall be promptly refunded, without interest, to Participating Employees. For the avoidance of doubt, the Board or Committee, as applicable herein, may not delegate its authority to make amendments to or suspend the operations of the Plan pursuant to this Section.

18. Stockholder Approval; Effective Date. The Plan will be subject to approval by the shareholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws. The Plan shall become effective on the Effective Date, subject to approval of the shareholders of the Company as contemplated in the foregoing sentence. For the avoidance of doubt, the Board may not delegate its authority to approve the Plan pursuant to this Section.

19. Conditions Upon Issuance of Shares. Notwithstanding any other provision of the Plan, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the Shares, the Company shall not be required to deliver any Shares issuable upon exercise of a right under the Plan prior to the completion of any registration or qualification of the Shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of any governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Administrator shall, in its absolute discretion, deem necessary or advisable. The Company is under no obligation to register or qualify the Shares with any state or foreign securities commission, or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. If, pursuant to this Section 19, the Administrator determines that the Shares will not be issued to any Participating Employee, any Contributions credited to such Participating Employee’s account shall be promptly refunded, without interest, to the Participating Employee, without any liability to the Company or any of its Subsidiaries or Affiliates.

20. Code Section 409A; Tax Qualification.

1. Code Section 409A. Rights to purchase Shares granted under a Section 423 Offering are exempt from the application of Section 409A of the Code. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Administrator determines that a right granted under the Plan may be subject to Section 409A of the Code or that any provision in the Plan would cause a right under the Plan to be subject to Section 409A of the Code, the Administrator may amend the terms of the Plan and/or of an outstanding right granted under the Plan, or take such other action the Administrator determines is necessary or appropriate, in each case, without the Participating Employee’s consent, to exempt any outstanding right or future right that may be granted under the Plan from or to allow any such rights to comply with Section 409A of the Code, but only to the extent any such amendments or action by the Administrator would not violate Section 409A of the Code. Notwithstanding the foregoing, the Company will have no liability to a Participating Employee or any other party if the right to purchase Shares under the Plan that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Administrator with respect thereto. The Company makes no representation that the right to purchase Shares under the Plan is compliant with Section 409A of the Code.

2. Tax Qualification. Although the Company may endeavor to (i) qualify a right to purchase Shares for favorable tax treatment under the laws of the United States or jurisdictions outside of the United States or (ii) avoid adverse tax treatment (e.g., under Section 409A of the Code), the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan, including Section 20(a) hereof. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on Participating Employees under the Plan.

21. No Employment Rights. Participation in the Plan shall not be construed as giving any Participating Employee the right to be retained as an employee of the Company, its Subsidiary, or one of its Affiliates, as applicable. Furthermore, the Company, a Subsidiary, or an Affiliate may dismiss any Participating Employee from employment at any time, free from any liability or any claim under the Plan.

22. Governing Law. Except to the extent that provisions of this Plan are governed by applicable provisions of the Code or any other substantive provision of United States federal law, this Plan shall be construed in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof. Any legal action related to the Plan, the purchase rights granted under the Plan or any enrollment form or other instrument or agreement relating to the Plan shall be brought only in a United States federal or state court located in Delaware.

23. Headings. Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan.

24. Expenses. Unless otherwise set forth in the Plan or determined by the Administrator, all expenses of administering the Plan, including expenses incurred in connection with the purchase of Shares for sale to Participating Employees, shall be borne by the Company and its Subsidiaries or Affiliates.

APPENDIX B

INC RESEARCH HOLDINGS, INC.

2014 EQUITY INCENTIVE PLAN, AS AMENDED AND RESTATED

1. Purpose. The purpose of the INC Research Holdings, Inc. 2014 Equity Incentive Plan is to further align the interests of eligible participants with those of the Company’s stockholders by providing long-term incentive compensation opportunities tied to the performance of the Company and its Common Stock. The Plan is intended to advance the interests of the Company and increase stockholder value by attracting, retaining and motivating key personnel upon whose judgment, initiative and effort the successful conduct of the Company’s business is largely dependent.

2. Definitions. Wherever the following capitalized terms are used in the Plan, they shall have the meanings specified below:

“Accounting Firm” shall have the meaning set forth in Section 15.8(b)(i) hereof.

“Affiliate” means, with respect to any Person, any other Person that the subject Person, either directly or indirectly, is under common control with, is controlled by or controls.

“Amendment Effective Date” shall have the meaning set forth in Section 16.2 hereof.

“Award” means an award of a Stock Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit, Cash Performance Award or Stock Award granted under the Plan.

“Award Agreement” means a notice or an agreement entered into between the Company and a Participant setting forth the terms and conditions of an Award granted to a Participant as provided in Section 15.2 hereof.

“Avista” means, collectively, Avista Capital Partners II, L.P., a Delaware limited partnership, Avista Capital Partners (Offshore) II L.P., a Bermuda exempted limited partnership, Avista Capital Partners (Offshore) II-A, L.P., a Bermuda exempted limited partnership, and ACP INC Research Co-Invest LLC, a Delaware limited liability company, and their respective Affiliates.

“Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act.

“Board” means the Board of Directors of the Company.

“Business Combination” shall have the meaning set forth in Section 12.4(b) hereof.

“Cash Performance Award” means an Award that is denominated by a cash amount to an Eligible Person under Section 10 hereof, payable based upon the attainment of pre-established business and/or individual Performance Goals over a specified performance period and subject to such conditions, in each case, as are set forth in the Plan and the applicable Award Agreement.

“Capital Co.” means 1829356 Ontario Limited and any of its Affiliates.

“Cause” shall have the meaning set forth in Section 13.2(b) hereof.

“Change in Control” shall have the meaning set forth in Section 12.4 hereof.

“Chosen Court” shall have the meaning set forth in Section 15.17 hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means (i) the Compensation Committee of the Board, (ii) such other committee of the Board appointed by the Board to administer the Plan, or (iii) subject to the terms of the Plan, the Board.

“Common Stock” means the Company’s Class A common stock, par value $0.01 per share, as the same may be converted, changed, reclassified or exchanged.

“Company” means INC Research Holdings, Inc., a Delaware corporation, and any successor thereto.

“Date of Grant” means, with respect to any Award under the Plan, the date on which such Award is granted by the Committee or such later date as the Committee may specify in the resolutions comprising the corporate action constituting such grant by the Company of such Award to be the effective date of an Award, in each case in accordance with Section 5.4 hereof.

“Disability” means, unless otherwise set forth in an Award Agreement,

(i) if a Participant has an effective employment agreement or service agreement with the Company or a Subsidiary that defines “Disability” or a like term, the meaning set forth in such agreement at the time of the Participant’s termination of Service, or

(ii) in the absence of such an effective employment or service agreement or definition, a Participant’s physical or mental illness, injury or infirmity which is reasonably likely to prevent and/or prevents such Participant from performing his or her essential job functions for a period of (A) ninety (90) consecutive calendar days or (B) an aggregate of one hundred twenty (120) calendar days out of any consecutive twelve (12) month period.

Notwithstanding anything to the contrary contained herein, and solely for purposes of any Incentive Stock Option, “Disability” shall mean a permanent and total disability (within the meaning of Section 22(e)(3) of the Code).

“EBITDA” shall have the meaning set forth in Section 10.4 hereof.

“Effective Date” shall have the meaning set forth in Section 16.1 hereof.

“Eligible Person” means any person who is an employee, Non-Employee Director, consultant or other personal service provider of the Company or any of its Subsidiaries.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, with respect to a share of Common Stock as of a given date of determination hereunder, unless otherwise determined or provided by the Committee in the circumstances, the closing price as reported on the Principal Market on such date or if the Common Stock was not traded on such date, then on the next preceding trading day that the Common Stock was traded on such exchange, as reported by such responsible reporting service as the Committee may select. The Committee may, however, provide with respect to one or more Awards that the Fair Market Value shall equal the average of the high and low trading price as reported on the Principal Market on the applicable date of determination, or if the Common Stock was not traded on such date, then on the next preceding trading day that the Common Stock was traded on such Principal Market, as reported by such responsible reporting service as the Committee may select. If the Common Stock is not listed on any such exchange, “Fair Market Value” shall be such value as determined by the Board or the Committee in its discretion and, to the extent necessary, shall be determined in a manner consistent with Section 409A of the Code and the regulations thereunder.

“Forfeiture Event” shall have the meaning set forth in Section 13.2(a) hereof.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Incentive Stock Option” means a Stock Option granted under Section 6 hereof that is intended to meet the requirements of Section 422 of the Code and the regulations thereunder.

“Net After-Tax Receipt” shall have the meaning set forth in Section 15.8(b)(iv)(B) hereof.

“Non-Employee Director” means a member of the Board who is not an employee of the Company or any of its Subsidiaries.

“Nonqualified Stock Option” means a Stock Option granted under Section 6 hereof that is not an Incentive Stock Option.

“Outstanding Company Voting Securities” shall have the meaning set forth in Section 12.4(a) hereof.

“Overpayment” shall have the meaning set forth in Section 15.8(b)(iii) hereof.

“Parachute Payment Ratio” shall have the meaning set forth in Section 15.8(b)(iv)(C) hereof.

“Participant” means any Eligible Person who holds an outstanding Award under the Plan.

“Payment” shall have the meaning set forth in Section 15.8(b)(i) hereof.

“Performance Awards” shall have the meaning set forth in Section 10.2 hereof.

“Performance Criteria” shall have the meaning set forth in Section 10.4 hereof.

“Performance Goals” shall have the meaning set forth in Section 10.5 hereof.

“Performance Stock Unit” means a Restricted Stock Unit denominated as a Performance Stock Unit under Section 9.2 hereof, to be paid or distributed based upon the attainment of pre-established business and/or individual Performance Goals over a specified performance period.

“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

“Plan” means the INC Research Holdings, Inc. 2014 Equity Incentive Plan, as amended and restated, as set forth herein, as may be further amended and/or amended and restated from time to time.

“Policy” shall have the meaning set forth in Section 13.3(b) hereof.

“Principal Market” means, as of any date of determination, the principal exchange on which the Common Stock is then listed on such date.

“Reduced Amount” shall have the meaning set forth in Section 15.8(b)(iv)(A) hereof.

“Restricted Stock Award” means a grant of shares of Common Stock to an Eligible Person under Section 8 hereof that are issued subject to such vesting and transfer restrictions as the Committee shall determine, and such other conditions, in each case, as are set forth in the Plan and the applicable Award Agreement.

“Restricted Stock Unit” means a contractual right granted to an Eligible Person under Section 9 hereof representing a notional unit interest equal in value to a share of Common Stock to be paid or distributed at such times, and subject to such conditions, in each case, as set forth in the Plan and the applicable Award Agreement.

“Service” means a Participant’s service with the Company or any Subsidiary as an employee, Non-Employee Director, consultant or other service provider of the Company or any Subsidiary, as applicable.

“Share Reserve” shall have the meaning set forth in Section 4.1 hereof.

“Sponsors” means Avista and Capital Co.

“Stock Appreciation Right” means a contractual right granted to an Eligible Person under Section 7 hereof entitling such Eligible Person to receive a payment, representing the excess of the Fair Market Value of a share of Common Stock over the base price per share of the right, at such time, and subject to such conditions, in each case, as are set forth in the Plan and the applicable Award Agreement.

“Stock Award” means a grant of shares of Common Stock to an Eligible Person under Section 11 hereof that, pursuant to the Unrestricted Pool, may be issued free of transfer restrictions and forfeiture conditions.

“Stock Option” means a contractual right granted to an Eligible Person under Section 6 hereof to purchase shares of Common Stock at such time and price, and subject to such conditions, in each case, as are set forth in the Plan and the applicable Award Agreement.

“Subsidiary” means an entity (whether or not a corporation) that is wholly or majority owned or controlled, directly or indirectly, by the Company or any other Affiliate of the Company that is so designated, from time to time, by the Committee, during the period of such Affiliated status; provided, however, that with respect to Incentive Stock Options, the term “Subsidiary” shall include only an entity that qualifies under Section 424(f) of the Code as a “subsidiary corporation” with respect to the Company.

“Successor Entity” shall have the meaning set forth in Section 12.4(b) hereof.

“Tax-Related Items” means income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant.

“Treasury Regulations” shall have the meaning set forth in Section 15.8 hereof.

“Underpayment” shall have the meaning set forth in Section 15.8(b)(iii) hereof.

“Unrestricted Pool” means a number of Shares equal to five percent (5%) of the number of shares of Common Stock that are available for the grant of Awards hereunder as of the Amendment Effective Date, subject to adjustment as provided in Section 4.5 hereof.

3. Administration.

3.1 Committee Members. The Plan shall be administered by a Committee comprised of no fewer than two members of the Board who are appointed by the Board to administer the Plan. To the extent deemed necessary by the Board, or as may be required by any applicable securities or tax laws, the Principal Market, each Committee (as defined in clause (i) or (ii) of the definition thereof) member shall satisfy the requirements for (i) an “independent director” under rules adopted by the Principal Market, (ii) a “nonemployee director” for purposes of Rule 16b-3 under the Exchange Act and (iii) an “outside director” under Section 162(m) of the Code. Notwithstanding the foregoing, the mere fact that a Committee (as defined in clause (i) or (ii) of the definition thereof) member shall fail to qualify under any of the foregoing requirements shall not invalidate any Award made by the Committee (as defined in clause (i) or (ii) of the definition thereof) which Award is otherwise validly made under the Plan. Neither the Company nor any member of the Committee shall be liable for any action or determination made in good faith by the Committee with respect to the Plan or any Award thereunder.

3.2 Committee Authority. It shall be the duty of the Committee to administer the Plan in accordance with the Plan’s provisions. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (i) determine the Eligible Persons to whom Awards shall be granted under the Plan and to grant Awards, (ii) prescribe the restrictions, terms and conditions of all Awards, (iii) interpret the Plan and terms of the Awards, (iv) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and interpret, amend or revoke any such rules, (v) make all determinations with respect to a Participant’s Service and the termination of such Service for purposes of any Award, (vi) subject the provisions of Section 6 hereof, to extend at any time the period in which Stock Options may be exercised, (vii) to determine at any time whether, to what extent, and under what circumstances distribution or the receipt of Stock and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the receiving Participant and whether and to what extent the Company shall pay or credit amounts constituting interest (at rates determined by the Committee) or dividends or deemed dividends on such deferrals, (viii) correct any defect(s) or omission(s) or reconcile any ambiguity(ies) or inconsistency(ies) in the Plan or any Award thereunder, (ix) make all determinations it deems advisable for the administration of the Plan, decide all disputes arising in connection with the Plan, and otherwise supervise the administration of the Plan, (x) suspend the right to exercise or net exercise any Award during any blackout period that is necessary or desirable to comply with the requirements of applicable securities or exchange control laws, and extend the period for exercise of such Award by an equal period of time, (xi) subject to the terms of the Plan, amend the terms of an Award in any manner that is not inconsistent with the Plan, and (xii) adopt such procedures, subplans and Award Agreements as are necessary or appropriate to facilitate participation in the Plan by Eligible Persons who are foreign nationals or employed outside of the United States or as otherwise are necessary or appropriate for the administration and application of the Plan. The Committee’s determinations under the Plan need not be uniform and may be made by the Committee selectively among Participants and Eligible Persons, whether or not such persons are similarly situated. The Committee shall, in its discretion, consider such factors as it deems relevant in making its interpretations, determinations and actions under the Plan including, without limitation, the recommendations or advice of any officer or employee of the Company or such attorneys, consultants, accountants or other advisors as it may select. All interpretations, determinations and actions by the Committee shall be final, conclusive and binding upon all parties.

3.3 Delegation of Authority. The Committee shall have the right, from time to time, to delegate to one or more officers of the Company the authority of the Committee to grant and determine the terms and conditions of Awards granted under the Plan, subject to the requirements of Section 157(c) of the Delaware General Corporation Law (or any successor provision) and such other limitations as the Committee shall determine. In no event shall any such delegation of authority be permitted with respect to Awards granted to any member of the Board or to any Eligible Person who is subject to Rule 16b-3 under the Exchange Act or is a “covered employee” under Section 162(m) of the Code (as determined in accordance with applicable guidance as of the applicable date of determination). The Committee shall also be permitted to delegate, to any appropriate officer or employee of the Company, responsibility for performing certain ministerial functions under the Plan. In the event that the Committee’s authority is delegated to officers or employees in accordance with the foregoing, all provisions of the Plan relating to the Committee shall be interpreted in a manner consistent with the foregoing by treating any such reference as a reference to such officer or employee for such purpose. Any action undertaken in accordance with the Committee’s delegation of authority hereunder shall have the same force and effect as if such action was undertaken directly by the Committee and shall be deemed for all purposes of the Plan to have been taken by the Committee.

4. Shares Subject to the Plan.

4.1 Number of Shares Reserved. Subject to adjustment as provided in Section 4.5 hereof and subject to Section 15.10 hereof, the total number of shares of Common Stock that are reserved for issuance under the Plan shall be 4,572,828 (the “Share Reserve”), all of which may be (though are not required to be) issued pursuant to Incentive Stock Options, subject to adjustment as provided in Section 4.5 hereof and the provisions of Sections 422 or 424 of the Code and any successor provisions. Each share of Common Stock subject to an Award shall reduce the Share Reserve by one share; provided, that Awards that are required to be paid in cash pursuant to their terms shall not reduce the Share Reserve. Any shares of Common Stock delivered under the Plan shall consist of authorized and unissued shares or treasury shares.

4.2 Share Replenishment. To the extent that an Award granted under this Plan is canceled, expired, forfeited, surrendered, settled by delivery of fewer shares than the number underlying the Award, settled in cash or otherwise terminated without delivery of the shares to the Participant, the shares of Common Stock retained by or returned to the Company will (i) not be deemed to have been delivered under the Plan, (ii) be available for future Awards under the Plan, and (iii) increase the Share Reserve by one share for each share that is retained by or returned to the Company; provided, that notwithstanding the foregoing, shares that are (x) withheld from an Award or separately surrendered by the Participant in payment of the exercise or purchase price or Tax-Related Items with respect to such an Award or (y) not issued or delivered as a result of the net settlement of an outstanding Stock Option or Stock Appreciation Right shall be deemed to constitute delivered shares, shall count against the Share Reserve and not be available for future Awards under the Plan and shall continue to be counted as outstanding for purposes of determining whether any of the Award limits specified in Sections 4.3 or 4.4 have been attained.

4.3 Awards Granted to Eligible Persons Other Than Non-Employee Directors. For purposes of complying with the requirements of Section 162(m) of the Code, the maximum number of shares of Common Stock that may be subject to (i) Stock Options, (ii) Stock Appreciation Rights, (iii) Restricted Stock Awards that vest in full or in part based on the attainment of Performance Goals and (iv) Restricted Stock Units that vest in full or in part based on the attainment of Performance Goals that are granted to any Eligible Person other than a Non-Employee Director during any calendar year shall be limited to 2,000,000 shares of Common Stock for each such Award type individually (subject to adjustment as provided in Section 4.5 hereof). If an Award is settled in cash, the number of shares of Common Stock on which the Award is based shall not count toward the individual share limit set forth in this Section 4.3, but shall count against the annual Cash Performance Award limit set forth in Section 10.7.

4.4 Awards Granted to Non-Employee Directors. The maximum number of shares of Common Stock that may be subject to (i) Stock Options, (ii) Stock Appreciation Rights, (iii) Restricted Stock Awards, (iv) Restricted Stock Units and (v) Stock Awards granted to any Non-Employee Director during any calendar year shall be limited to $500,000 in grant date fair value of Common Stock for all such Award types in the aggregate (subject to adjustment as provided in Section 4.5 hereof). If an Award is settled in cash, the number of shares of Common Stock on which the Award is based shall not count toward the individual share limit set forth in this Section 4.4, but shall count against the annual Cash Performance Award limit set forth in Section 10.7.

4.5 Adjustments. If there shall occur any change with respect to the outstanding shares of Common Stock by reason of any recapitalization, reclassification, stock dividend, extraordinary dividend, stock split, reverse stock split or other distribution with respect to the shares of Common Stock or any merger, reorganization, consolidation, combination, spin-off, stock purchase or other similar corporate change or any other change affecting the Common Stock (other than regular cash dividends to stockholders of the Company), the Committee shall, in the manner and to the extent it considers equitable to the Participants and consistent with the terms of the Plan, (i) cause an adjustment to be made to the maximum number and kind of shares of Common Stock pursuant to Sections 4.1, 4.3 and 4.4 hereof (including the maximum number of shares of Common Stock that may become payable to a Participant pursuant to Sections 4.3 and 4.4 hereof and the number of shares of Common Stock in the Unrestricted Pool), (ii) cause an adjustment to be made to the number and kind of shares of Common Stock, units or other rights subject to then outstanding Awards, (iii) cause an adjustment to be made to the exercise or base price for each share or unit or other right subject to then outstanding Awards, (iv) cause an adjustment to be made to the maximum amount that may become payable to a Participant under Cash Performance Awards provided in Section 10.7 hereof, (v) issue additional Awards or shares of Common Stock, issue dividend equivalent rights or make cash payments to the holders of outstanding Awards, in each case, on such terms and conditions as determined by the Committee, and/or (vi) cause an adjustment to be made to any other terms of an Award that are affected by the event; provided, that with respect to any Awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code, no adjustment shall be made to the Performance Goals or the manner in which performance will be measured against the Performance Goals, except as otherwise provided in Section 10.6 hereof. Notwithstanding the foregoing, (a) any such adjustments shall, to the extent necessary, be made in a manner consistent with the requirements of Section 409A of the Code, and (b) in the case of Incentive Stock Options, any such adjustments shall, to the extent practicable, be made in a manner consistent with the requirements of Section 424(a) of the Code.

5. Eligibility and Awards.

5.1 Designation of Participants. Any Eligible Person may be selected by the Committee to receive an Award and become a Participant under the Plan. The Committee has the authority, in its discretion, to determine and designate from time to time those Eligible Persons who are to be granted Awards, the types of Awards to be granted, the number of shares of Common Stock or units subject to Awards to be granted, the terms and conditions of such Awards consistent with the terms of the Plan, and to grant any such Awards. In selecting Eligible Persons to be Participants, and in determining the type and amount of Awards to be granted under the Plan, the Committee shall consider any and all factors that it deems relevant or appropriate. Designation of a Participant in any year shall not require the Committee to designate such person to receive an Award in any other year or, once designated, to receive the same type or amount of Award as granted to the Participant in any other year.

5.2 Determination of Awards. The Committee shall determine the terms and conditions of all Awards granted to Participants in accordance with its authority under Section 3.2 hereof. An Award may consist of one type of right or benefit hereunder or of two or more such rights or benefits granted in tandem.

5.3 Award Agreements. Each Award granted to an Eligible Person under the Plan will be represented in an Award Agreement. The terms of all Awards under the Plan, as determined by the Committee, will be set forth in each individual Award Agreement as described in Section 15.2 hereof.

5.4 Corporate Action Constituting Grant of Awards. Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Committee in the resolutions comprising such corporate action, regardless of when the instrument, certificate or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Committee consents, resolutions or minutes) documenting the corporate action constituting the Award grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the papering of the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.

5.5 Minimum Vesting Requirements. Except for substitute Awards as set forth in Section 15.10 hereof, Cash Performance Awards or Awards relating to shares of Common Stock in the Unrestricted Pool, Awards granted under the Plan on or after the Amendment Effective Date shall vest no earlier than the one (1) year anniversary of the Date of Grant; provided, however, that the Committee, in its sole discretion, may accelerate the vesting or exercisability of an Award upon a Change in Control in accordance with Section 12.3 hereof, or upon a Participant’s death or Disability, in each case, as set forth in the Award Agreement or the Committee’s subsequent resolutions. The Committee may accelerate the vesting or exercisability of an Award in circumstances other than a Change in Control or a Participant’s death or Disability, in each case, as set forth in the Award Agreement or the Committee’s subsequent resolutions, provided that such acceleration does not cause an Award that is subject to this Section 5.5 to vest or become exercisable prior to the first anniversary of the Date of Grant.

6. Stock Options.

6.1 Grant of Stock Options. A Stock Option may be granted to any Eligible Person selected by the Committee, except that an Incentive Stock Option may only be granted to an Eligible Person satisfying the conditions of Section 6.7(a) hereof. Each Stock Option shall be designated on the Date of Grant, in the discretion of the Committee, as an Incentive Stock Option or as a Nonqualified Stock Option.

6.2 Exercise Price. The exercise price per share of a Stock Option shall not be less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the Date of Grant. The Committee may in its discretion specify an exercise price per share that is higher than the Fair Market Value of a share of Common Stock on the Date of Grant.

6.3 Vesting of Stock Options. Subject to Section 5.5 hereof, the Committee shall, in its discretion, prescribe the time or times at which or the conditions upon which a Stock Option or portion thereof shall become vested and/or exercisable. The requirements for vesting and exercisability of a Stock Option may be based on the continued Service of the Participant with the Company or a Subsidiary for a specified time period (or periods), on the attainment of a specified Performance Goal(s) or on such other terms and conditions as approved by the Committee in its discretion, all as set forth in the Award Agreement. If the vesting requirements of a Stock Option are not satisfied, the Award shall be forfeited as set forth in the Award Agreement.

6.4 Term of Stock Options. The Committee shall in its discretion prescribe in an Award Agreement the period during which a vested Stock Option may be exercised; provided, however, that the maximum term of a Stock Option shall be ten (10) years from the Date of Grant. The Committee may provide that a Stock Option will cease to be exercisable upon or at the end of a specified time period following a termination of Service for any reason as set forth in the Award Agreement or otherwise.

6.5 Stock Option Exercise; Tax Withholding. Subject to such terms and conditions as specified in an Award Agreement, a Stock Option may be exercised in whole or in part at any time during the term thereof by notice in the form required by the Company, together with payment of the aggregate exercise price and applicable Tax-Related Items withholding. Payment of the exercise price shall be made: (i) in cash or by cash equivalent acceptable to the Committee or (ii) to the extent permitted by the Committee in its sole discretion and set forth in the Award Agreement, (A) in shares of Common Stock valued at the Fair Market Value of such shares on the date of exercise, (B) through an open-market, broker-assisted sales transaction pursuant to which the Company is promptly delivered the amount of proceeds necessary to satisfy the exercise price, (C) by reducing the number of shares of Common Stock otherwise deliverable upon the exercise of the Stock Option by the number of shares of Common Stock having a Fair Market Value on the date of exercise equal to the exercise price, (D) by a combination of the methods described above or (E) by such other method as may be approved by the Committee and set forth in the Award Agreement. In addition to and at the time of payment of the exercise price, the Participant shall pay to the Company the full amount of any and all applicable Tax-Related Items required to be withheld in connection with the Option (including, such exercise), payable by such of the methods described above for the payment of the exercise price as may be approved by the Committee and set forth in the Award Agreement.

6.6 Limited Transferability of Nonqualified Stock Options. All Nonqualified Stock Options shall be exercisable during the Participant’s lifetime only by the Participant or by the Participant’s guardian or legal representative. The Nonqualified Stock Options and the rights and privileges conferred thereby shall be non-transferable, except as otherwise provided in Section 15.3 hereof.

6.7 Additional Rules for Incentive Stock Options.

(a) Eligibility. An Incentive Stock Option may only be granted to an Eligible Person who is considered an employee for purposes of Treasury Regulation § 1.421-1(h) with respect to the Company or any

Subsidiary that qualifies as a “subsidiary corporation” with respect to the Company for purposes of Section 424(f) of the Code.

(b) Annual Limits. No Incentive Stock Option shall be granted to a Participant as a result of which the aggregate Fair Market Value (determined as of the Date of Grant) of the Common Stock with respect to which incentive stock options under Section 422 of the Code are exercisable for the first time in any calendar year under the Plan and any other stock option plans of the Company or any subsidiary or parent corporation would exceed $100,000, determined in accordance with Section 422(d) of the Code. This limitation shall be applied by taking such incentive stock options into account in the order in which they were granted.

(c) Additional Limitations. In the case of any Incentive Stock Option granted to an Eligible Person who owns, either directly or indirectly (taking into account the attribution rules contained in Section 424(d) of the Code), stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Subsidiary, the exercise price shall not be less than one hundred ten percent (110%) of the Fair Market Value of a share of Common Stock on the Date of Grant and the maximum term shall be five (5) years.

(d) Termination of Employment. An Award of an Incentive Stock Option shall provide that such Stock Option may be exercised not later than (i) three (3) months following termination of employment of the Participant with the Company and all Subsidiaries (other than as set forth in clause (ii) of this Section 6.7(d)) or (ii) one year following termination of employment of the Participant with the Company and all Subsidiaries due to death or permanent and total Disability within the meaning of Section 22(e)(3) of the Code, in each case as and to the extent determined by the Committee to comply with the requirements of Section 422 of the Code.

(e) Other Terms and Conditions; Nontransferability. No Incentive Stock Options granted under the Plan may be granted more than ten (10) years following the date that the Plan is adopted or the date the Plan is approved by the Company’s stockholders, whichever is earlier. The Award Agreement representing any Incentive Stock Option granted hereunder shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as are deemed necessary or desirable by the Committee, which terms, together with the terms of the Plan, shall be intended and interpreted to cause such Incentive Stock Option to qualify as an “incentive stock option” under Section 422 of the Code. A Stock Option that is granted as an Incentive Stock Option shall, to the extent it fails to qualify as an “incentive stock option” under the Code, be treated as a Nonqualified Stock Option. An Incentive Stock Option shall by its terms be nontransferable other than by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of a Participant only by such Participant.

(f) Disqualifying Dispositions. If shares of Common Stock acquired by exercise of an Incentive Stock Option are disposed of within two years following the Date of Grant or one year following the transfer of such shares to the Participant upon exercise, the Participant shall, promptly following such disposition, notify the Company in writing of the date and terms of such disposition and provide such other information regarding the disposition as the Company may reasonably require.

7. Stock Appreciation Rights.

7.1 Grant of Stock Appreciation Rights. Stock Appreciation Rights may be granted to any Eligible Person selected by the Committee. Stock Appreciation Rights may be granted on a basis that allows for the exercise of the right by the Participant or that provides for the automatic payment of the right upon a specified date or event, in either case, as set forth in the Award Agreement representing such Stock Appreciation Rights. Stock Appreciation Rights and the rights and privileges conferred thereby shall be non-transferable, except as provided in Section 15.3 hereof.

7.2 Stand-Alone Stock Appreciation Rights. A Stock Appreciation Right may be granted without any related Stock Option. Subject to Section 5.5 hereof, the Committee shall in its discretion provide in an Award

Agreement the time or times at which or the conditions upon which a Stock Appreciation Right or portion thereof shall become vested and/or exercisable. The requirements for vesting and exercisability of a Stock Appreciation Right may be based on the continued Service of a Participant with the Company or a Subsidiary for a specified time period (or periods), on the attainment of a specified Performance Goal(s) or on such other terms and conditions as approved by the Committee in its discretion, all as set forth in the Award Agreement. If the vesting requirements of a Stock Appreciation Right are not satisfied, the Award shall be forfeited as set forth in the Award Agreement. A Stock Appreciation Right will be exercisable or payable at such time or times as determined by the Committee as set forth in the Award Agreement; provided, that the maximum term of a Stock Appreciation Right shall be ten (10) years from the Date of Grant. The Committee may provide that a Stock Appreciation Right will cease to be exercisable upon or at the end of a period following a termination of Service for any reason as set forth in the Award Agreement. The base price of a Stock Appreciation Right granted without any related Stock Option shall be determined by the Committee in its discretion; provided, however, that the base price per share of any such stand-alone Stock Appreciation Right shall not be less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the Date of Grant.

7.3 Tandem Stock Option/Stock Appreciation Rights. A Stock Appreciation Right may be granted in tandem with a Stock Option and constitute a single Award. A tandem Stock Option/Stock Appreciation Right will entitle the holder to elect, as to all or any portion of the number of shares subject to the Award, to exercise either the Stock Option or the Stock Appreciation Right, resulting in the reduction of the corresponding number of shares subject to the Award, including the tandem Stock Appreciation Right or Stock Option, as applicable, not so exercised. A Stock Appreciation Right granted in tandem with a Stock Option hereunder shall have a base price per share equal to the per share exercise price of the Stock Option, will be vested and exercisable at the same time or times that a related Stock Option is vested and exercisable, and will expire no later than the time at which the related Stock Option expires, in each case, as set forth in the Award Agreement.

7.4 Payment of Stock Appreciation Rights. A Stock Appreciation Right will entitle the holder, upon exercise or other payment of the Stock Appreciation Right, as applicable, to receive an amount determined by multiplying: (i) the excess of the Fair Market Value of a share of Common Stock on the date of exercise or payment of the Stock Appreciation Right over the base price of such Stock Appreciation Right, by (ii) the number of shares as to which such Stock Appreciation Right is exercised or paid. Payment of the amount determined under the foregoing may be made, as approved by the Committee and set forth in the Award Agreement, in shares of Common Stock valued at their Fair Market Value on the date of exercise or payment, in cash or in a combination of shares of Common Stock and cash, subject to applicable Tax-Related Items withholding requirements.

8. Restricted Stock Awards.

8.1 Grant of Restricted Stock Awards. A Restricted Stock Award may be granted to any Eligible Person selected by the Committee. The Committee may require the payment by the Participant of a specified purchase price in connection with the issuance of any Restricted Stock Award as set forth in the Award Agreement representing such Restricted Stock Award, which may also include the manner in which payment of any specified purchase price may be made as prescribed by the Committee.

8.2 Vesting Requirements. The restrictions imposed on shares granted under a Restricted Stock Award shall lapse in accordance with the vesting requirements specified by the Committee in the Award Agreement. Subject to Section 5.5 hereof, the requirements for vesting of a Restricted Stock Award may be based on the continued Service of the Participant with the Company or a Subsidiary for a specified time period (or periods), on the attainment of a specified Performance Goal(s) designed to meet the requirements for exemption under Section 162(m) of the Code or on such other terms and conditions as approved by the Committee in its discretion. If the vesting requirements of a Restricted Stock Award shall not be satisfied or, if applicable, the Performance Goal(s) with respect to such Restricted Stock Award are not attained, the Award shall be forfeited and the shares of Stock subject to the Award shall be returned to the Company, as set forth in the Award Agreement.

8.3 Transfer Restrictions. Shares granted under any Restricted Stock Award and the rights and privileges conferred thereby shall be non-transferable until all applicable restrictions are removed or have expired, except as provided in Section 15.3 hereof. Failure to satisfy any applicable restrictions shall result in the subject shares of the Restricted Stock Award being forfeited and returned to the Company. The Committee may require in an Award Agreement that certificates (if any) representing the shares granted under a Restricted Stock Award bear a legend making appropriate reference to the restrictions imposed, and that certificates (if any) representing the shares granted or sold under a Restricted Stock Award will remain in the physical custody of an escrow holder (which may be the Company or an officer of the Company) until all restrictions are removed or have expired.

8.4 Rights as Stockholder. Subject to the foregoing provisions of this Section 8, the provisions of Section 15.6 hereof and to the terms of the applicable Award Agreement, the Participant shall not have any rights of a stockholder with respect any of the shares granted to the Participant under a Restricted Stock Award (including the right to vote or receive dividends and other distributions paid or made with respect thereto) unless and until such shares vest.

8.5 Section 83(b) Election. If a Participant makes an election pursuant to Section 83(b) of the Code with respect to a Restricted Stock Award, the Participant shall file, within thirty (30) days following the Date of Grant, a copy of such election with the Company and with the Internal Revenue Service, in accordance with the regulations under Section 83 of the Code. The Committee may provide in an Award Agreement that the Restricted Stock Award is conditioned upon the Participant’s making or refraining from making an election with respect to the Award under Section 83(b) of the Code.

8.6 Other. Notwithstanding anything to the contrary contained in this Section 8 or any other section of the Plan, with respect to any Restricted Stock Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, unless the Board determines that an applicable exemption under applicable law applies, all references to the Committee shall solely mean each member of the Committee that satisfies the requirements for an “outside director” under Section 162(m) of the Code.

9. Restricted Stock Units.

9.1 Grant of Restricted Stock Units. A Restricted Stock Unit may be granted to any Eligible Person selected by the Committee. The value of each Restricted Stock Unit shall be equal to the Fair Market Value of the Common Stock on the applicable date or time period of determination, as specified by the Committee. Restricted Stock Units shall be subject to such restrictions and conditions as the Committee shall determine and as set forth in the Award Agreement representing such Restricted Stock Units. Restricted Stock Units and the rights and privileges conferred thereby shall be non-transferable, except as provided in Section 15.3 hereof.

9.2 Vesting of Restricted Stock Units. Subject to Section 5.5 hereof, on the Date of Grant, the Committee shall, in its discretion, determine any vesting requirements with respect to Restricted Stock Units, which shall be set forth in the Award Agreement. The requirements for vesting of a Restricted Stock Unit may be based on the continued Service of the Participant with the Company or a Subsidiary for a specified time period (or periods) or on such other terms and conditions as approved by the Committee in its discretion. In addition, a Restricted Stock Unit may be denominated as a Performance Stock Unit. The requirements for vesting of a Restricted Stock Unit denominated as a Performance Stock Unit may be based, in whole or in part, on the attainment of pre-established business and/or individual Performance Goal(s) over a specified performance period designed to meet the requirements for exemption under Section 162(m) of the Code, or otherwise, as approved by the Committee in its discretion and as set forth in the Award Agreement. If the vesting requirements of a Restricted Stock Units Award are not satisfied or, if applicable, the Performance Goal(s) with respect to such Restricted Stock Units Award are not attained, the Award shall be forfeited, as set forth in the Award Agreement.

9.3 Payment of Restricted Stock Units. Restricted Stock Units shall become payable to a Participant at the time or times determined by the Committee and set forth in the Award Agreement, which may be upon or following the vesting of the Award. Payment of a Restricted Stock Unit may be made, as approved by the Committee and set forth in the Award Agreement, in cash or in shares of Common Stock or in a combination thereof, subject to applicable Tax-Related Items withholding requirements. Any cash payment of a Restricted Stock Unit shall be made based upon the Fair Market Value of the Common Stock, determined on such date or over such time period as determined by the Committee and set forth in the Award Agreement.

9.4 Dividend Equivalent Rights. Restricted Stock Units may be granted together with a dividend equivalent right with respect to the shares of Common Stock subject to the Award, which dividend equivalent right may be accumulated and may be deemed reinvested in additional Restricted Stock Units or may be accumulated in cash, as determined by the Committee in its discretion and set forth in an Award Agreement. Dividend equivalent rights will be paid at such time as determined by the Committee in its discretion (including, without limitation, at the times paid to stockholders generally or at the times of vesting or payment of the Restricted Stock Unit), as set forth in an Award Agreement. Dividend equivalent rights may be subject to forfeiture under the same conditions as apply to the underlying Restricted Stock Units, as set forth in an Award Agreement.

9.5 Other. Notwithstanding anything to the contrary contained in this Section 9 or any other section of the Plan, with respect to any Restricted Stock Units intended to qualify as “performance-based compensation” under Section 162(m) of the Code, unless the Board determines that an applicable exemption under applicable law applies, all references to the Committee shall solely mean each member of the Committee that satisfies the requirements for an “outside director” under Section 162(m) of the Code.

10. Performance Awards and Performance Criteria.

10.1 Grant of Cash Performance Awards. A Cash Performance Award may be granted to any Eligible Person selected by the Committee. Payment amounts shall be based on the attainment of specified levels of attainment with respect to the Performance Goals, including, if applicable, specified threshold, target and maximum performance levels or such other terms and conditions as approved by the Committee in its discretion and set forth in an Award Agreement. The requirements for payment may be also based upon the continued Service of the Participant with the Company or any Subsidiary during the respective performance period and on such other conditions as determined by the Committee and set forth in an Award Agreement. Cash Performance Awards and the rights and privileges conferred thereby shall be non-transferable, except as provided in Section 15.3 hereof.

10.2 Establishment of Performance-Based Terms. With respect to Cash Performance Awards and other Awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code (collectively, “Performance Awards”), before the 90th day of the applicable performance period (or, if the performance period is less than one year, no later than the number of days which is equal to 25% of such performance period), the Committee will determine the duration of the performance period, the Performance Criteria, the applicable Performance Goals relating to the Performance Criteria and the amount and terms of payment/vesting upon achievement of the Performance Goals.

10.3 Award Agreements. Each Cash Performance Award shall be evidenced by an Award Agreement that shall specify the performance period and such other terms and conditions as the Committee, in its discretion, shall determine. The Committee may accelerate the vesting of a Cash Performance Award, including, without limitation, upon a Change in Control or termination of Service under certain circumstances, as set forth in the Award Agreement or the Committee’s subsequent resolutions, subject to compliance with Section 162(m) of the Code (to the extent applicable).

10.4 Performance Criteria. For purposes of Performance Awards, the “Performance Criteria” shall be one or any combination of the following, for the Company or any identified Subsidiary, division or business unit or line, as determined by the Committee at the time of the Award: (i) total stockholder return; (ii) such total stockholder return as compared to total return (on a comparable basis) of a publicly available index such as, but not limited to, the Standard & Poor’s 500 Stock Index; (iii) net income; (iv) pretax earnings; (v) adjusted net income; (vi) adjusted pretax earnings; (vii) adjusted earnings per share; (viii) adjusted earnings before interest expense, taxes, depreciation and amortization (“EBITDA”); (ix) pretax operating earnings after interest expense and before bonuses, service fees, and extraordinary or special items; (x) operating margin; (xi) earnings per share; (xii) return on equity; (xiii) return on capital; (xiv) return on investment; (xv) operating earnings; (xvi) working capital; (xvii) ratio of debt to stockholders’ equity; (xviii) revenue; (xix) free cash flow (i.e., EBITDA, less cash taxes, cash interest, net capital expenditures, mandatory payments of principal under any credit facility and payments under collateralized lease obligations and financing lease obligations); and (xx) any combination of or a specified increase in any of the foregoing. Each of the Performance Criteria shall be applied and interpreted in accordance with an objective formula or standard established by the Committee at the time the applicable Award is granted, which may include, without limitation, GAAP.

10.5 Performance Goals. For purposes of Performance Awards, the “Performance Goals” shall be the levels of achievement relating to the Performance Criteria selected by the Committee for the Award. The Performance Goals shall be written and shall be expressed as an objective formula or standard that precludes discretion to increase the amount of compensation payable that would otherwise be due upon attainment of the goal. The Performance Goals may be applied on an absolute basis or relative to an identified index, peer group or one or more competitors or other companies (including particular business segments or divisions of such companies), as specified by the Committee. The Performance Goals need not be the same for all Participants.

10.6 Adjustments. At the time that an Award is granted, the Committee may provide for the Performance Goals or the manner in which performance will be measured against the Performance Goals to be adjusted in such objective manner as it deems appropriate, including, without limitation, adjustments to reflect non-cash losses or charges (e.g., amortization expense, stock-based compensation, impairments, etc.), charges for restructurings, non-operating income, the impact of corporate transactions, discontinued operations or financing transactions, severance and recruitment costs, “run rate” savings, costs incurred in establishing new manufacturing sources, specified legal expenses, extraordinary and other unusual or non-recurring items or events and the cumulative effects of accounting or tax law changes. In addition, with respect to a Participant hired or promoted following the beginning of a performance period, the Committee may determine to prorate the Performance Goals and/or the amount of any payment in respect of such Participant’s Performance Awards for the partial performance period.

10.7 Maximum Amount of Cash Performance Awards. The maximum amount that may become payable to any one Participant during any one calendar year under all Cash Performance Awards and all other Awards that are actually paid or settled in cash is limited to $2,000,000.

10.8 Negative Discretion. Notwithstanding anything else contained in the Plan to the contrary, the Committee shall, to the extent provided in an Award Agreement, have the right, in its discretion, (i) to reduce or eliminate the amount otherwise payable to any Participant under an Award and (ii) to establish rules or procedures that have the effect of limiting the amount payable to any Participant to an amount that is less than the amount that is otherwise payable under an Award. The Committee may exercise the discretion provided for by the foregoing sentence in a non-uniform manner among Participants. The Committee shall not have discretion to increase the amount that is otherwise payable to any Participant under a Performance Award.

10.9 Certification. Following the conclusion of the performance period of a Performance Award, the Committee shall certify in writing whether the Performance Goals for that performance period have been achieved, or certify the degree of achievement, if applicable.

10.10 Payment. Upon certification of the Performance Goals for a Performance Award, the Committee shall determine the level of vesting or amount of payment to the Participant pursuant to the Award, if any. Notwithstanding the foregoing, unless otherwise provided in the Award Agreement, Performance Awards may be paid, at the discretion of the Committee, in any combination of cash or shares of Common Stock, based upon the Fair Market Value of such shares at the time of payment; provided, however, that if a Performance Award vests earlier than one year from the Date of Grant other than upon a Change in Control, the Participant’s death or Disability or pursuant to a substitute Award under Section 15.10 hereof, any shares of Common Stock issued in payment of such Award shall be counted against the Unrestricted Pool.

10.11 Other. Notwithstanding anything to the contrary contained in this Section 10 or any other section of the Plan, with respect to any Performance Award, unless the Board determines that an applicable exemption under applicable law applies, all references to the Committee shall solely mean each member of the Committee that satisfies the requirements for an “outside director” under Section 162(m) of the Code.

11. Stock Awards.

11.1 Grant of Stock Awards. A Stock Award may be granted to any Eligible Person selected by the Committee. A Stock Award may be granted for past, or in anticipation of future, Services, in lieu of any discretionary bonus or other discretionary cash compensation, as directors’ compensation or for any other valid purpose as determined by the Committee. Subject to Section 5.5 hereof, the Committee shall determine the terms and conditions of such Awards, including any applicable requirements for vesting of a Stock Award which may be based on the continued Service of the Participant with the Company or a Subsidiary for a specified time period (or periods) or on such other terms and conditions as approved by the Committee in its discretion. Stock Awards relating to shares of Common Stock in the Unrestricted Pool shall be made without vesting requirements. In addition, the Committee may, in connection with any Stock Award, require the payment of a specified purchase price, which may also include the manner in which payment of any specified purchase price may be made as prescribed by the Committee.

11.2 Rights as Stockholder. Subject to the foregoing provisions of this Section 11 and the applicable Award Agreement, upon the issuance of the Common Stock under a Stock Award, the Participant shall have all rights of a stockholder with respect to the shares of Common Stock, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto.

11.3 Elections to Receive Stock in Lieu of Compensation. Subject to Section 409A of the Code and, if applicable, Section 15.4 hereof, upon the request of a Participant who is a U.S. taxpayer and with the consent of the Committee, such Participant may, pursuant to an advance written election delivered to the Company no later than the date specified by the Committee, receive a portion of the cash compensation otherwise due to such Participant in the form of shares of Common Stock either currently or on a deferred basis in accordance with Section 15.4 hereof.

11.4 Restrictions on Transfers. The right to receive shares of Common Stock on a deferred basis and the rights and privileges conferred thereby shall be non-transferable, except as provided in Section 15.3 hereof.

12. Change in Control.

12.1 Effect on Awards other than Performance Awards. Upon the occurrence of a Change in Control, unless otherwise provided in an Award Agreement entered into prior to the Amendment Effective Date and except as set forth in Section 12.2 below: (i) if a Participant’s Awards are not converted, assumed, substituted or replaced by a successor or survivor corporation, or a parent or subsidiary thereof, then in connection with such Change in Control such Awards shall become fully exercisable and all forfeiture restrictions on such Awards shall lapse; and (ii) if an employee Participant’s Awards are converted, assumed, substituted or replaced by a successor or survivor corporation, or a parent or subsidiary thereof after a Change in Control, the vesting of the Awards will automatically accelerate upon an involuntary termination of the Participant’s employment by the Company or a Subsidiary without Cause or Participant’s resignation for Good Reason (as defined in the applicable Award Agreement) within the period designated in the applicable Award Agreement following the effective date of such Change in Control, and accordingly, all such Awards shall become fully exercisable and all forfeiture restrictions on the Awards shall lapse. In the event that the terms of any agreement (other than the Award Agreement) between the Company or any Subsidiary and a Participant contains provisions that conflict with and are more restrictive than the provisions of this Section 12.1, this Section 12.1 shall prevail and control and the more restrictive terms of such agreement (and only such terms) shall be of no force or effect.

12.2 Effect on Performance Awards. In the event of a Change in Control, the vesting and payout of Performance Awards shall be as provided in the Award Agreement or in such other written agreement entered into between the Company and a Participant.

12.3 Further Adjustments. Subject to Section 12.1, unless otherwise provided in the Award Agreement, upon the occurrence of a Change in Control, the Committee is authorized (but not obligated) to take such further action as it determines to be necessary or advisable, and fair and equitable to the Participants, with respect to outstanding Awards, including, without limitation, any of the following (or any combination thereof):

(a) continuation or assumption of such outstanding Awards under the Plan by the Company (if it is the surviving company or corporation) or by the surviving company or corporation or its parent;

(b) substitution by the surviving company or corporation or its parent of awards with substantially the same or comparable terms (including with respect to economic value) for outstanding Awards (with appropriate adjustments to the type of consideration payable upon settlement of the Awards);

(c) accelerated exercisability, vesting and/or payment under outstanding Awards immediately prior to or upon the occurrence of such event or upon a termination of employment following such event; and

(d) if all or substantially all of the Company’s outstanding shares of Common Stock are transferred in exchange for cash consideration in connection with such Change in Control:

(i) upon written notice, provide that any outstanding Stock Options and Stock Appreciation Rights are exercisable during a reasonable period of time immediately prior to the scheduled consummation of the event or such other reasonable period as determined by the Committee (contingent upon the consummation of the event), and at the end of such period, such Stock Options and Stock Appreciation Rights shall terminate to the extent not so exercised within the relevant period; and

(ii) cancellation of all or any portion of outstanding Awards for fair value (in the form of cash, shares, other property or any combination thereof) as determined in the sole discretion of the Committee; provided, that in the case of Stock Options and Stock Appreciation Rights, the fair value may equal the excess, if any, of the value of the consideration to be paid in the Change in Control transaction to holders of the same number of shares of Common Stock subject to such Awards (or, if no such consideration is paid, Fair Market Value of the shares of Common Stock subject to such outstanding Awards or portion thereof being canceled) over the aggregate exercise or base price, as applicable, with respect to such Awards or portion thereof being canceled, or, if there is no such excess, zero.

12.4 Definition of Change in Control. Unless otherwise defined in an Award Agreement, “Change in Control” shall mean the occurrence of one of the following events:

(a) Any Person becomes the Beneficial Owner, directly or indirectly, of more than fifty percent (50%) of the combined voting power, excluding any Person who Beneficially Owns fifty percent (50%) or more of the voting power on the Effective Date of the Plan, of the then outstanding voting securities of the Company entitled to vote generally in the election of its directors (the “Outstanding Company Voting Securities”), including by way of merger, consolidation or otherwise; provided, however, that for purposes of this definition, the following acquisitions shall not constitute a Change in Control: (i) any acquisition of Outstanding Company

Voting Securities directly from the Company, including, without limitation, a public offering of securities or (ii) any acquisition of Outstanding Company Voting Securities by (x) the Company or any of its Subsidiaries, including an acquisition by any employee benefit plan or related trust sponsored or maintained by the Company or any of its Subsidiaries, or (y)(i) either Sponsor or a “group” (as such term is used in Section 13(d) of the Exchange Act) in which a Sponsor is a member and (ii) after such acquisition, a Sponsor holds more than ten percent (10%) of the outstanding voting securities of the Company or such acquiring Person.

(b) Consummation of a reorganization, merger, or consolidation to which the Company is a party or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, following such Business Combination: (i) any Persons who were the Beneficial Owners of Outstanding Company Voting Securities immediately prior to such Business Combination are the Beneficial Owners, directly or indirectly, of more than fifty percent (50%) of the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors (or election of members of a comparable governing body) of the entity resulting from the Business Combination (including, without limitation, an entity which, as a result of such transaction, owns all or substantially all of the Company or all or substantially all of the Company’s assets, either directly or through one or more subsidiaries) (the “Successor Entity”) in substantially the same proportions as their ownership immediately prior to such Business Combination; or (ii) no Person (excluding any Successor Entity or any employee benefit plan or related trust of the Company, any of its Subsidiaries, such Successor Entity or any of its subsidiaries) is the Beneficial Owner, directly or indirectly, of more than fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or comparable governing body) of the Successor Entity, except to the extent that such ownership of the Company existed prior to the Business Combination.

(c) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, to the extent necessary to comply with Section 409A of the Code with respect to the payment of “nonqualified deferred compensation,” “Change of Control” shall be defined as, and limited to, a “change in control event” as defined under Section 409A of the Code.

13. Forfeiture Events.

13.1 General. The Committee may specify in an Award Agreement at the time of the Award that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of Service for Cause, violation of material Company policies, breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Participant or other conduct by the Participant that is detrimental to the business or reputation of the Company or one of its Subsidiaries. Notwithstanding anything to the contrary, no shares of Common Stock issued or issuable pursuant to Section 11.3 hereof shall be subject to this Section 13 hereof, other than Section 13.3 hereof or the terms or as otherwise may be required pursuant to the terms and conditions of such cash compensation otherwise due to the Participant.

13.2 Termination for Cause.

(a) Treatment of Awards. Unless otherwise provided by the Committee and set forth in an Award Agreement, if (i) a Participant’s Service with the Company or any Subsidiary shall be terminated for Cause, or (ii) after termination of Service for any other reason, the Committee determines in its discretion, that the Participant engaged in conduct that violates any continuing obligation or duty of the Participant set forth in any executive or restrictive covenant agreement with respect to non-competition, non-solicitation, confidentiality, intellectual property or trade secret protection, or any similar agreement to which the Participant is a party in favor of the Company or any Subsidiary (any such event described in clause (i) or (ii), with respect to any

Participant, a “Forfeiture Event” with respect to such Participant), then such Participant’s rights, payments and benefits with respect to such an Award shall be subject to cancellation, forfeiture and/or recoupment, as provided in Section 13.3 below. The Committee shall have the power to determine whether, and the date on which, any Forfeiture Event has occurred and whether to exercise the right of recapture provided in Section 13.3. Any such determination shall be final, conclusive and binding upon the Participant. In addition, if the Committee shall reasonably determine that a Forfeiture Event with respect to any Participant has occurred, then the Committee may suspend such Participant’s rights to exercise, receive any payment under or vest in any right with respect to any Award pending a final determination by the Committee of whether such an act has been committed.

(b) Definition of Cause. Unless otherwise defined in an Award Agreement, “Cause” shall mean:

(i) if a Participant has an effective employment agreement, service agreement or other similar agreement with the Company or any Subsidiary that defines “Cause” or a like term, the meaning set forth in such agreement at the time of the Participant’s termination of Service; or,

(ii) in the absence of such definition, (A) the Participant’s breach of any fiduciary duty or material breach of any legal or contractual obligation to the Company or any of its Affiliates, or to the Company’s direct or indirect equity holders, (B) the Participant’s failure to follow the reasonable instructions of the Board or such Participant’s direct supervisor, which breach, if curable, is not cured within ten (10) business days after notice to such Participant or, if cured, recurs within one hundred eighty (180) days, (C) the Participant’s gross negligence, willful misconduct, fraud or acts of dishonesty relating to the Company or any of its Affiliates or (D) the Participant’s conviction of any misdemeanor relating to the affairs of the Company or any of its Affiliates or indictment for any felony.

13.3 Right of Recapture.

(a) General. If a Forfeiture Event with respect to a Participant occurs at any time within one (1) year (or such longer time period specified in any Award Agreement or other agreement with a Participant) after the date on which any Award to such Participant is exercised, vests, becomes payable or is paid or the date on which gain or income is otherwise realized in connection with any such Award, then any gain or income realized by the Participant from the exercise, vesting, payment or other realization event in connection with such Award shall be paid by the Participant to the Company upon written notice from the Company or the Committee, subject to applicable state or local law. Such gain or income shall be determined as of the date or dates on which such gain or income is realized by the Participant, without regard to any subsequent change in the Fair Market Value of a share of Common Stock. The Company shall, subject to compliance with Section 409A of the Code and other applicable law, have the right to offset any such gain or income against any amounts otherwise owed to the Participant by the Company or any Subsidiary (whether as wages, vacation pay or pursuant to any benefit plan or other compensatory arrangement).

(b) Accounting Restatement. If pursuant to any Award a Participant receives compensation calculated by reference to financial statements that are subsequently required to be restated in a way that would decrease the value of such compensation, then the Participant will, upon the written request of the Committee and in the Committee’s sole discretion, forfeit and repay to the Company the difference between what the Participant received during the period of three years preceding the date on which the Company becomes required to prepare the restatement and what the Participant should have received based on the accounting restatement, in accordance with (i) the Company’s compensation recovery, “clawback” or similar policy, if any, as may be in effect from time to time and (ii) any compensation recovery, “clawback” or similar policy made applicable by law, including the provisions of Section 945 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules, regulations and requirements adopted thereunder by the Securities and Exchange Commission and/or any national securities exchange on which the Company’s equity securities may be listed, as may be in effect from time to time (clauses (i) and (ii) collectively, the “Policy”). By accepting an Award hereunder, each Participant acknowledges and agrees that the Policy shall apply to such Award, and all incentive-based compensation payable pursuant to such Award shall be subject to forfeiture and repayment pursuant to the terms of the Policy. Although not required to give effect to the provisions of this Section 13.3(b), the Committee may, as it deems appropriate, amend the Plan to reflect the terms of the Policy, which shall not be deemed a material amendment.

14. Transfer, Leave of Absence, Etc. For purposes of the Plan, the following events shall not be deemed a termination of Service:

(a) a Participant’s transfer of employment or termination with immediate rehire from the Company to a Subsidiary or from a Subsidiary to the Company, or from one Subsidiary to another Subsidiary, provided, however, that a Participant’s change in status from employee to consultant or other personal service provider shall be deemed a termination of Service (which change in status shall be applied and interpreted for purposes of the Plan in accordance with Section 15.8(a) hereof); or

(b) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Committee otherwise so provides in writing.

15. General Provisions.

15.1 Status of Plan. The Committee may (but shall not be obligated to) authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver stock or make payments with respect to Awards.

15.2 Award Agreement. Each Award under the Plan shall be evidenced by an Award Agreement, which may include special terms for non-U.S. Participants in a separate appendix, in a written or electronic form approved by the Committee setting forth the number of shares of Common Stock subject to or otherwise underlying the Award, the exercise price, base price or purchase price of the Award, the time or times at which an Award will become vested, exercisable or payable and the term of the Award. The Award Agreement may also set forth the effect on an Award of a Change in Control or a termination of Service under certain circumstances. The Award Agreement shall be subject to and shall (or shall be deemed to) incorporate, by reference or otherwise, all of the applicable terms and conditions of the Plan, and may also set forth other terms and conditions applicable to the Award as determined by the Committee consistent with the limitations of the Plan. The grant of an Award under the Plan shall not confer any rights upon the Participant holding such Award other than such terms, and subject to such conditions, as are specified in the Plan as being applicable to such type of Award (or to all Awards) or as are expressly set forth in the Award Agreement. The Committee need not require the execution of an Award Agreement by a Participant, in which case, acceptance of the Award by the Participant shall constitute agreement by the Participant to the terms, conditions, restrictions and limitations set forth in the Plan and the Award Agreement as well as the administrative guidelines of the Company in effect from time to time. In the event of any conflict between the provisions of the Plan and any Award Agreement, the provisions of the Plan shall prevail.

15.3 No Assignment or Transfer; Beneficiaries. Except as provided in Section 6.7(e) hereof or as otherwise determined by the Committee, Awards under the Plan shall not be assignable or transferable by the Participant, and shall not be subject in any manner to assignment, alienation, pledge, encumbrance or charge. Notwithstanding the foregoing, in the event of the death of a Participant, except as otherwise provided by the Committee in an Award Agreement, an outstanding Award may be exercised by or shall become payable to the Participant’s beneficiary as designated by the Participant in the manner prescribed by the Committee or, in the absence of an authorized beneficiary designation, by a legatee or legatees of such Award under the participant’s last will or by such Participant’s executors, personal representatives or distributees of such Award in accordance with the Participant’s will or the laws of descent and distribution. The Committee may provide in the terms of an

Award Agreement or in any other manner prescribed by the Committee that the Participant shall have the right to designate a beneficiary or beneficiaries who shall be entitled to any rights, payments or other benefits specified under an Award following the Participant’s death.

15.4 Deferrals of Payment. The Committee may in its discretion permit a Participant to defer the receipt of payment of cash or delivery of shares of Common Stock that would otherwise be due to the Participant by virtue of (a) the exercise of a right or the satisfaction of vesting or other conditions with respect to an Award or (b) an election to receive shares of Common Stock (in lieu of compensation otherwise payable in cash) on a deferred basis pursuant to Section 11.3 hereof; provided, however, that such discretion shall not apply in the case of a Stock Option or Stock Appreciation Right. If any such deferral is to be permitted by the Committee, the Committee shall establish rules and procedures relating to such deferral in a manner intended to comply with the requirements of Section 409A of the Code, including, without limitation, the time when an election to defer may be made, the time period of the deferral and the events that would result in payment of the deferred amount, the interest or other earnings attributable to the deferral and the method of funding, if any, attributable to the deferred amount.

15.5 No Right to Employment or Continued Service. Nothing in the Plan, in the grant of any Award or in any Award Agreement shall confer upon any Eligible Person or any Participant any right to continue in the Service of the Company or any of its Subsidiaries or interfere in any way with the right of the Company or any of its Subsidiaries to terminate the Service relationship of an Eligible Person or a Participant for any reason at any time.

15.6 Rights as Stockholder. Except as may otherwise be provided herein, a Participant shall have no rights as a holder of shares of Common Stock with respect to any unissued securities covered by an Award until the date the Participant becomes the holder of record of such securities. Except as provided in Section 4.5 hereof or as otherwise determined by the Committee, no adjustment or other provision shall be made for dividends or other stockholder rights, except to the extent that the Award Agreement provides for dividend payments, dividend equivalent rights or other similar rights, it being understood that the Committee may provide for the payment of dividends and other distributions to the Participant at such times as paid to the stockholders or at the times of vesting or otherwise set forth in the applicable Award Agreement. The Committee may determine in its discretion the manner of delivery of Common Stock to be issued under the Plan, which may be by delivery of stock certificates, electronic account entry into new or existing accounts or any other means as the Committee, in its discretion, deems appropriate. The Committee may (a) require that the stock certificates (if any) be held in escrow by the Company (or any of its officers) for any shares of Common Stock, (b) cause the shares of Common Stock to be legended in order to comply with the securities laws or other applicable restrictions or (c) should the shares of Common Stock be represented by book or electronic account entry rather than a certificate, take such steps to restrict transfer of such shares of Common Stock as the Committee considers necessary or advisable.

15.7 Trading Policy Restrictions. Option exercises and other Awards granted under the Plan shall be subject to the Company’s insider trading policy or other trading or ownership policy-related restrictions, terms and conditions as in effect from time to time.

15.8 Section 409A Compliance and Section 280G.

(a) Section 409A. To the maximum extent possible, it is intended that the Plan and all Awards hereunder are, and shall be, exempt from or otherwise comply with the requirements of Section 409A of the Code, the regulations thereunder promulgated by the United States Department of Treasury (the “Treasury Regulations”) and other guidance issued thereunder, and that the Plan and all Award Agreements shall be interpreted and applied by the Committee in a manner consistent with this intent in order to avoid the imposition of any additional Tax-Related Items under Section 409A of the Code. In the event that any (i) provision of the Plan or an Award Agreement, (ii) Award, payment or transaction or (iii) other action or arrangement contemplated by the provisions of the Plan is determined by the Committee to not comply with the applicable requirements of Section 409A of the Code, the Treasury Regulations and other guidance issued thereunder, the Committee shall have the authority to take such actions and to make such changes to the Plan or an Award Agreement as the Committee deems necessary to comply with such requirements. No payment that constitutes deferred compensation under Section 409A of the Code that would otherwise be made under the Plan or an Award Agreement upon a termination of Service will be made or provided unless and until such termination is also a “separation from service,” as determined in accordance with Section 409A of the Code. Notwithstanding the foregoing or anything elsewhere in the Plan or an Award Agreement to the contrary, if a Participant is a “specified employee” as defined in Section 409A of the Code at the time of termination of Service with respect to an Award, then solely to the extent necessary to avoid the imposition of any additional Tax-Related Items under Section 409A of the Code, the commencement of any payments or benefits under the Award shall be deferred until the date that is six months following the Participant’s termination of Service (or, if earlier, the date of death of the specified employee) and shall instead be paid (in a manner set forth in the Award Agreement) on the payment date that immediately follows the end of such six-month period (or death) or as soon as administratively practicable within thirty (30) days thereafter, but in no event later than the end of the applicable taxable year. In no event whatsoever shall the Company be liable for any additional Tax-Related Items, interest or penalties that may be imposed on a Participant by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.

(b) Section 280G.

(i) Anything in this Plan to the contrary notwithstanding, in the event that the receipt of all payments or distributions by the Company in the nature of compensation to or for a Participant’s benefit, whether paid or payable pursuant to this Plan or otherwise (a “Payment”), would subject the Participant to the excise tax under Section 4999 of the Code, the accounting firm which audited the Company immediately prior to the corporate transaction which results in the application of such excise tax (the “Accounting Firm”) shall determine whether to reduce any of the Payments to the Reduced Amount (as defined below). The Payments shall be reduced to the Reduced Amount only if the Accounting Firm determines that the Participant would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Participant’s Payments were reduced to the Reduced Amount. If such a determination is not made by the Accounting Firm, the Participant shall receive all Payments to which the Participant is entitled.

(ii) If the Accounting Firm determines that aggregate Payments should be reduced to the Reduced Amount, the Company shall promptly give the Participant notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 15.8(b) shall be made as soon as reasonably practicable and in no event later than sixty (60) days following the date of termination or such earlier date as requested by the Company. For purposes of reducing the Payments to the Reduced Amount, such reduction shall be implemented by determining the Parachute Payment Ratio (as defined below) for each Payment and then reducing the Payments in order beginning with the Payment with the highest Parachute Payment Ratio. For Payments with the same Parachute Payment Ratio, such Payments shall be reduced based on the time of payment of such Payments, with amounts having later payment dates being reduced first. For Payments with the same Parachute Payment Ratio and the same time of payment, such Payments shall be reduced on a pro rata basis (but not below zero) prior to reducing Payments with a lower Parachute Payment Ratio. In all cases, the reduction of Payments shall be implemented in a manner that complies with Section 409A of the Code. All other provisions of any agreement embodying the Payments shall remain in full force and effect. All fees and expenses of the Accounting Firm shall be borne solely by the Company.

(iii) As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of the Participant pursuant to this Agreement or otherwise which should not have been so paid or distributed (the “Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of the Participant pursuant to this Agreement or otherwise could have been so paid or distributed (the “Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Participant which the Accounting Firm believes has a high probability of success, determines that an Overpayment has been made, the Participant shall pay any such Overpayment to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by the Participant to the Company if and to the extent such payment would not either reduce the amount on which the Participant is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be paid promptly (and in no event later than sixty (60) days following the date on which the Underpayment is determined) by the Company to or for the benefit of the Participant together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

(iv) For purposes hereof, the following terms have the meanings set forth below: (A) “Reduced Amount” shall mean the greatest amount of Payments that can be paid that would not result in the imposition of the excise tax under Section 4999 of the Code if the Accounting Firm determines to reduce Payments pursuant to this Section 15.8(b), (B) “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on the Participant with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to the Participant’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Participant certifies, in the Participant’s sole discretion, as likely to apply to the Participant in the relevant tax year(s), and (C) “Parachute Payment Ratio” shall mean a fraction the numerator of which is the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of the applicable Payment for purposes of Section 280G and the denominator of which is the intrinsic value of such Payment.

15.9 Securities and Exchange Control Law Compliance. No shares of Common Stock will be issued or transferred pursuant to an Award unless and until all then applicable requirements imposed by federal and state securities and other securities or exchange control laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any exchanges upon which the shares of Common Stock may be listed, have been fully met. As a condition precedent to the issuance of shares of Common Stock pursuant to the grant or exercise of an Award, the Company may require the Participant to take any reasonable action to meet such requirements. The Committee may impose such conditions on any shares of Common Stock issuable under the Plan as it may deem advisable, including, without limitation, restrictions under the Securities Act of 1933, as amended, under the requirements of any exchange upon which such shares of the same class are then listed and under any blue sky or other securities laws applicable to such shares.

15.10 Substitute Awards in Corporate Transactions. Nothing contained in the Plan shall be construed to limit the right of the Committee to grant Awards under the Plan in connection with the acquisition, whether by purchase, merger, consolidation or other corporate transaction, of the business or assets of any corporation or other entity. Without limiting the foregoing, the Committee may grant Awards under the Plan to an employee, director or other individual service provider of another corporation who becomes an Eligible Person by reason of any such corporate transaction in substitution for awards previously granted by such corporation or entity to such person. The terms and conditions of the substitute Awards may vary from the terms and conditions that would otherwise be required by the Plan solely to the extent the Committee deems necessary for such purpose. Any such substitute awards shall not (a) reduce the number of shares of Common Stock available for issuance under the Plan, (b) be subject to or counted against the Award limits specified in Sections 4.3, 4.4 or 10.7 hereof or (c) replenish the Share Reserve upon the occurrence of any event set forth in Section 4.2 hereof.

15.11 Tax Withholding. The Company shall have the power and the right to deduct or withhold automatically from any amount deliverable under the Award or otherwise, or require a Participant to remit to the Company or the applicable Subsidiary, the minimum statutory amount to satisfy federal, state and local Tax-

Related Items, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the Plan. With respect to required withholding, Participants may elect (subject to the Company’s automatic withholding right set out above) to satisfy the withholding requirement with respect to any taxable event arising as a result of the Plan, in whole or in part, by the methods described in Section 6.5 hereof with respect to Stock Options or by a method similar to the methods described in Section 6.5 hereof with respect to Awards other than Stock Options (except as otherwise set forth in an Award Agreement).

15.12 Prohibition on Repricing. Except in the case of an adjustment as provided in Section 4.5 hereof and subject to Section 15.10 hereof, the terms of outstanding Stock Options or Stock Appreciation Rights may not be amended, and action may not otherwise be taken without stockholder approval, to: (i) reduce the exercise price or base price of outstanding Stock Options or Stock Appreciation Rights; (ii) cancel outstanding Stock Options or Stock Appreciation Rights in exchange for Options or Stock Appreciation Rights with an exercise price or base price that is less than the exercise price or base price of the original Stock Options or Stock Appreciation Rights; or (iii) replace outstanding Stock Options or Stock Appreciation Rights in exchange for other Awards or cash at a time when the Stock Options or Stock Appreciation Rights have a per share exercise price that is higher than the Fair Market Value of a share of Common Stock.

15.13 Unfunded Plan. The adoption of the Plan and any reservation of shares of Stock or cash amounts by the Company to discharge its obligations hereunder shall not be deemed to create a trust or other funded arrangement. Except upon the issuance of Common Stock pursuant to an Award, any rights of a Participant under the Plan shall be those of a general unsecured creditor of the Company, and neither a Participant nor the Participant’s permitted transferees or estate shall have any other interest in any assets of the Company by virtue of the Plan. Notwithstanding any of the foregoing, the Company shall have the right to implement or set aside funds in a grantor trust, subject to the claims of the Company’s creditors or otherwise, to discharge its obligations under the Plan. The Plan is not subject to the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time.

15.14 Other Compensation and Benefit Plans. The adoption of the Plan shall not affect any other share incentive or other compensation plans in effect for the Company or any Subsidiary, nor shall the Plan preclude the Company or any Subsidiary from establishing any other forms of share incentive or other compensation or benefit program for employees of the Company or any Subsidiary. The amount of any income deemed to be received by a Participant pursuant to an Award shall not constitute includable compensation for purposes of determining the amount of benefits to which a Participant is entitled under any other compensation or benefit plan or program of the Company or a Subsidiary, including, without limitation, under any pension or severance benefits plan, except to the extent specifically provided by the terms of any such plan.

15.15 Plan Binding on Transferees. The Plan shall be binding upon the Company, its transferees and assigns, and the Participant, the Participant’s executor, personal representative(s), distributes, administrator, permitted transferees, permitted assignees, beneficiaries and legatee(s), as applicable.

15.16 Severability. If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

15.17 Governing Law; Jurisdiction; Waiver of Jury Trial. The Plan and each Award Agreement and all claims, causes of action or proceedings (whether in contract, in tort, at law or otherwise) that may be based upon, arise out of or relate to the Plan or any Award Agreement shall be governed by the internal laws of the State of Delaware, excluding any conflicts- or choice-of-law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction. Each Participant and each party to an Award Agreement agrees that it shall bring all claims, causes of action and proceedings (whether in contract, in tort, at law or otherwise) that may be based upon, arise out of or be related to the Plan or any Award Agreement exclusively in the Delaware Court of Chancery or, in the event (but only in the event) that such court does not have subject matter jurisdiction over such claim, cause of action or proceeding, exclusively in the United States District Court for the District of Delaware (the “Chosen Court”), and hereby (i) irrevocably submits to the exclusive jurisdiction of the Chosen Court, (ii) waives any objection to laying venue in any such proceeding in the Chosen Court, (iii) waives any objection that the Chosen Court is an inconvenient forum or does not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such claim or cause of action shall be effective if notice is given in accordance with such Award Agreement.

15.18 No Fractional Shares. No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine (i) whether cash, other securities or other property shall be paid or transferred in lieu of any fractional shares of Common Stock or (ii) whether such fractional shares or any rights thereto shall be canceled, terminated or otherwise eliminated (in the case of this clause (ii), with no consideration paid therefor).

15.19 No Guarantees Regarding Tax Treatment. Neither the Company nor the Committee make any guarantees to any person regarding the tax treatment of Awards or payments made under the Plan. Neither the Company nor the Committee has any obligation to take any action to prevent the assessment of any Tax-Related Items on any person with respect to any Award under Section 409A of the Code, Section 4999 of the Code, Section 280G of the Code or otherwise and neither the Company nor the Committee shall have any liability to a person with respect thereto.

15.20 Data Protection. By participating in the Plan, each Participant consents to the collection, processing, transmission and storage by the Company, its Subsidiaries and any third party administrators of any data of a professional or personal nature for the purposes of administering the Plan.

15.21 Awards to Non-U.S. Employees, Non-Employee Directors or Consultants. With respect to grants of Awards to Eligible Persons residing in countries other than the United States in which the Company or any of its Subsidiaries operates or has employees, Non-Employee Directors, consultants or other personal service providers, the Committee, in its sole discretion, shall have the power and authority to:

(a) Determine which Subsidiaries shall be covered by the Plan;

(b) Determine which employees, Non-Employee Directors, consultants or other personal service providers outside the United States are eligible to participate in the Plan;

(c) Modify the terms and conditions of any Award granted to employees, Non-Employee Directors, consultants or other personal service providers outside the United States to facilitate compliance with applicable foreign laws;

(d) Take any action, before or after an Award is made, that it deems necessary or advisable for legal or administrative reasons, including, without limitation, to facilitate compliance with applicable foreign laws; and

(e) Establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 15.21 by the Committee shall be attached to this Plan document as appendices.

16. Term; Amendment and Termination; Stockholder Approval.

16.1 Term. The Plan shall be effective as of the later of (i) the date of adoption by the Board, which date is set forth below, and (ii) the effectiveness of the Form S-8 in connection with the Company’s initial public offering (the “Effective Date”).

16.2 Amendment and Termination. The Committee may from time to time and in any respect, amend, modify, suspend or terminate the Plan; provided, that, except as provided in Section 15.8, Section 15.21 or as otherwise determined by the Committee as it deems necessary to comply with applicable laws, no amendment, modification, suspension or termination of the Plan shall adversely affect any Award theretofore granted without the consent of the Participant or the permitted transferee of the Award. The Committee may seek the approval of any amendment, modification, suspension or termination by the Company’s stockholders to the extent it deems necessary or advisable in its discretion for purposes of compliance with Section 162(m) or Section 422 of the Code, the listing requirements of the Principal Market or other exchange or securities market or for any other purpose.

This Plan was duly adopted and approved by the Board of Directors of the Company by resolution at a meeting held on the 3rd day of November, 2014. The Board approved an amendment and restatement of the Plan on March 28, 2016, which shall become effective upon its approval by the Company’s stockholders on May 24, 2016 (the “Amendment Effective Date”). If the Company’s stockholders do not approve the amendment and restatement of the Plan, Awards will be made under the Plan as approved by the Board on November 3, 2014.

*        *        *

INC RESEARCH HOLDINGS, INC. 3201 BEECHLEAF COURT, SUITE 60 RALEIGH, NC 27604

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors

	Nominees		For	Against	Abstain

1A	Robert W. Breckon		☐	☐	☐
								For	Against	Abstain

1B	David F. Burgstahler		☐	☐	☐	4.	To approve the INC Research Holdings, Inc. 2016 Employee Stock Purchase Plan;	☐	☐	☐

1C	Terry Woodward		☐	☐	☐	5.

To Approve the INC Research Holdings, Inc. 2014 Equity Incentive Plan, as Amended and Restated, including to increase the number of shares authorized for issuance and approve material terms under Code Section 162(m); and

								☐	☐	☐
The Board of Directors recommends you vote FOR proposals 2, 4, 5 and 1 YEAR for proposal 3.			For	Against	Abstain
2.	To hold an advisory (nonbinding) vote on executive compensation;		☐	☐	☐	NOTE: To consider and take action upon such other matters as may properly come before the meeting or any adjournment or postponements thereof.

		1 year	2 years	3 years	Abstain

3.	To hold an advisory (nonbinding) vote on the frequency of future stockholder advisory votes on executive compensation.	☐	☐	☐	☐

			Yes	No
Please indicate if you plan to attend this meeting			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report and Notice & Proxy Statement are available at www.proxyvote.com

INC RESEARCH HOLDINGS, INC.

Annual Meeting of Shareholders

May 24, 2016 8:00 AM

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Gregory S. Rush and Christopher L. Gaenzle, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A Common stock of INC RESEARCH HOLDINGS, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholder(s) to be held at 08:00 AM, EST on 5/24/2016, at the Washington Duke Inn, 3001 Cameron Boulevard, Durham, NC 27705 and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side